Exhibit 2.1
[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(2). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

ASSET PURCHASE AND SALE AGREEMENT
THIS ASSET PURCHASE AND SALE AGREEMENT (together with the Exhibits and Schedules hereto, this this “Agreement”), dated August 1, 2020 (the “Effective Date”), is made by and among Zovio Inc, a Delaware corporation (“Seller Parent”) and Ashford University, LLC, a California limited liability company (“Seller”, and together with Seller Parent, the “Seller Parties”), on one hand, and the Arizona Board of Regents, a body corporate, for and on behalf of The University of Arizona (“DigiCat”) and The University of Arizona Global Campus, an Arizona non-profit corporation (“Buyer”, and together with DigiCat, the “Buyer Parties”), on the other hand. “Party” refers, as the context provides, to any of Seller Parent, Seller, DigiCat, or Buyer; and “Parties” refers to Seller Parent, Seller, DigiCat, and Buyer collectively. Capitalized terms not otherwise defined in this Agreement have the meanings set forth on Exhibit A.
RECITALS
A. Seller owns and operates the WSCUC-accredited, Title IV-participating, post-secondary institution known as “Ashford University” (the “University”), which as of the Effective Date offers entirely online college associate, bachelor’s, master’s and doctoral degrees in a variety of programs.
B. DigiCat is an institution of higher education established pursuant to the laws of the State of Arizona, and is engaged in comprehensive academic and research programs.
C. Buyer has been formed by and is operated in affiliation with DigiCat.
D. Seller desires to sell and assign to Buyer, and Buyer desires to purchase and accept from Seller, at the Closing the Institutional Assets for the purpose of continuing to operate the University under the ownership of Buyer to deliver a broad range of educational offerings in support of the efforts of DigiCat and Buyer to: (i) expand access to higher education for adult learners and other nontraditional students, (ii) enhance and accelerate online and hybrid online/ground higher education offerings aimed at workforce and economic development goals within and for the State of Arizona, and (iii) extend those same offerings to a national and international student audience consistent with DigiCat’s missions of learning, discovery and engagement.
E. Seller Parent, as sole member of Seller, will support the continued operations of the University by Buyer under the Strategic Services Agreement (the “Strategic Services Agreement”) and the Transition Services Agreement substantially in the forms attached hereto as Exhibit B-1 and Exhibit B-2, respectively (collectively, the “Services Agreements”).
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing, and the mutual covenants and agreements herein set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Exhibit 2.1
1. Purchase and Sale of Institutional Assets; Assumption of Certain Liabilities.
1.1 Purchase and Sale of Institutional Assets. Subject to the terms and conditions set forth in this Agreement, at the Closing, Seller shall sell, transfer, assign, convey and deliver, or cause to be sold, transferred, assigned, conveyed and delivered, to Buyer, and Buyer shall accept and acquire from Seller, free and clear of any Encumbrances other than the Permitted Encumbrances, all of Seller’s rights, title and interest in, to and under all of the assets, properties and rights of every kind and nature, whether real, personal or mixed, tangible or intangible (including goodwill), wherever located and whether now existing or acquired after the Effective Date and prior to the Closing Date (other than the Excluded Assets), that relate to, or are used or held for use in connection with the operations of, the University (collectively, the “Institutional Assets”), including without limitation the following:
(a) the Working Capital Amount;
(b) except as provided in Section 1.3, accounts receivable, prepaid expenses, and deposits (including all rights of Seller to the refund of any Security Deposits subject to Section 5.11(b)), and all other current assets of Seller relating to the operation of the University (“Current Assets”);
(c) all current Student Enrollment Agreements as of the Closing Date;
(d) all Intellectual Property Assets;
(e) all rights and interests regarding Leased Real Property pursuant to the Lease;
(f) all University-related phone and fax numbers, all email addresses containing the “ashford.edu” extension, and all Communication Platforms;
(g) all Intellectual Property Agreements, all Platform Agreements, and all other Contracts of Seller, including those listed on Section 1.1(g) of the Disclosure Schedule (the “Other Contracts”);
(h) all Student Records as of the Closing Date;
(i) all Curriculum used by the University in all of its courses, including the University’s courses listed on Section 1.1(i) of the Disclosure Schedule, together with all Curriculum used in University courses added to Section 1.1(i) of the Disclosure Schedule pursuant to Section 5.13 prior to the Closing, but excluding all Curriculum that is licensed by Seller from any Person, including Curriculum licensed by Seller under any Transferred Contract listed on Section 1.1(i) of the Disclosure Schedule;
(j) all furniture, fixtures, equipment, machinery, tools, vehicles, office equipment, supplies, telephones and other tangible personal property used in connection with the operations of the University;
(k) all rights to the “Ashford” name as owned and used by Seller as of the

Exhibit 2.1
Effective Date and prior to the Closing;
(l) all personnel files of the Transferred Employees, only to the extent transfer is permitted under applicable Law;
(m) all Permits that are required for the operation of the University as currently conducted or for the ownership and use of the Institutional Assets, including without limitation those listed in Section 3.16(b) of the Disclosure Schedule, to the extent transferrable to Buyer;
(n) all rights to any Actions of any nature available to or being pursued by Seller to the extent related to the University, the Institutional Assets or the Assumed Liabilities, whether arising by way of counterclaim or otherwise;
(o) the surety bonds, and the underlying cash collateral (the “Surety Bonds Cash Collateral”), required by state Educational Agencies and provided by Seller Parent in connection with Seller’s operation in such states, as listed on Section 1.1(o) of the Disclosure Schedule;
(p) all of Seller’s rights under warranties, indemnities and all similar rights against third parties to the extent related to the University, the Institutional Assets or the Assumed Liabilities;
(q) any reserves related to the applicable Permitted Encumbrances; and
(r) all insurance policies and services contracts providing health and welfare benefits under the Benefit Plans as listed on Section 1.1(r) of the Disclosure Schedule, but not any obligations or assets attributable to Seller’s 401(k) plan.

1.2 Institutional Employees. The Seller Parties shall use commercially reasonable efforts to assist Buyer in hiring all persons who are (a) employed by Seller at the time of the Closing, or (b) employed by Seller Parent at the time of the Closing but whose job function relates to operations of the University that will be acquired by Buyer hereunder (the “Institutional Employees”), in each case as contemplated by Section 6.
1.3 Excluded Assets. Notwithstanding the foregoing, the Institutional Assets shall not include the following assets of Seller (collectively, the “Excluded Assets”):
(a) Unrestricted cash and cash equivalents in excess of the Working Capital Amount;
(b) all current and deferred Tax assets, and all claims, returns, deposits, prepayments, rebates and refunds with respect to Taxes arising or relating to or in respect of the Seller’s operation of the University or ownership of the Institutional Assets for periods ending prior to the Closing Date or, with respect to periods straddling the Closing Date, all such Tax assets, claims, returns, deposits, rebates and refunds relating to the portion of such Tax period that ends on the Closing Date;
(c) Contracts that are not Transferred Contracts (the “Excluded Contracts”),

Exhibit 2.1
as listed on Section 1.3(c) of the Disclosure Schedule;
(d) the organizational documents, minute books, equity ownership records, Tax Returns, books of account, or other records having to do with the corporate organization of Seller;
(e) all Books and Records (other than Student Records and personnel files of Transferred Employees);
(f) rights to all Insurance Policies (and proceeds therefrom);
(g) the rights that accrue or will accrue to Seller and its Affiliates under this Agreement and the other Transaction Documents; and
(h) the Privileged Communications.
For the avoidance of doubt, all of the assets, properties and rights of Seller Parent are Excluded Assets.
1.4 Assumed Liabilities. Except as expressly provided in this Section 1.4, none of the Buyer Parties shall have or assume any Liabilities of the Seller Parties. Subject to the terms and the conditions set forth in this Agreement, at the Closing, Buyer shall assume, and agrees to thereafter pay, perform and discharge when due, only the following Liabilities of Seller (collectively, the “Assumed Liabilities”):
(a) all Liabilities to the extent arising from or in connection with the operation or conduct (whether by act or omission) of the University, or the ownership of the Institutional Assets (including the Transferred Contracts), after the Closing (excluding Liabilities to the extent such Liabilities arise out of or relate to a breach by the Seller Parties of any such Transferred Contract prior to Closing);
(b) all Liabilities in respect of deferred revenue unearned specifically relating to the obligations to provide educational services to students who are enrolled in and attending the University at the time of the Closing;
(c) except as provided in Section 1.5, all accounts payable and accrued expenses, student deposits, deposits on account, prepaid revenue, unutilized scholarships and all other current Liabilities of Seller relating to the operation of the University (“Current Liabilities”); and
(d) all Liabilities in respect of any Transferred Employee for any period (or portion thereof) after the time such Transferred Employee becomes employed by Buyer, including any such Liabilities arising from or relating to the Transferred Employees’ participation in the Benefit Plans maintained by Buyer during employment with Buyer, as well as the obligation to continue to provide COBRA coverage to eligible COBRA beneficiaries under the group health plan Benefit Plan including those whose qualifying event occurred on or before the Closing. Section 1.4(d) of the Disclosure Schedule lists all of the individuals who are current COBRA beneficiaries, the benefits they elect to receive under COBRA and the expiration (or expected expiration) of their coverage.

Exhibit 2.1
1.5 Excluded Liabilities. Without limiting the generality of the first sentence of Section 1.4, and notwithstanding any other provision of this Agreement, the Seller Parties shall retain, and the Buyer Parties shall not assume or be responsible or liable to pay, perform or discharge any Liabilities of either Seller Party or their respective Affiliates of any kind or nature whatsoever other than the Assumed Liabilities (all such Liabilities other than the Assumed Liabilities, the “Excluded Liabilities”). The Seller Parties shall, and shall cause each of its Affiliates to, pay and satisfy in due course all Excluded Liabilities that it, or any of its Affiliates, is obligated to pay and satisfy, and to the extent Buyer pays any portion of the Excluded Liabilities on behalf of Seller, Seller shall reimburse Buyer on a dollar-for-dollar basis notwithstanding Buyer’s right to indemnification with respect to Excluded Liabilities pursuant to Section 9 below. Without limiting the generality of the foregoing, the Excluded Liabilities shall include without limitation the following:
(a) all Liabilities to the extent arising from or in connection with the operation or conduct (whether by act or omission) of the University prior to the Closing Date (other than the Assumed Liabilities), including (i) the lease and occupancy of the premises subject to, and performance under, the Leases prior to the Closing Date, (ii) Liabilities under the Transferred Contracts to the extent such Liabilities arise out of or relate to a breach by the Seller Parties of such Transferred Contracts prior to Closing, (iii) Liabilities related to present or former directors, trustees, employees or independent contractors relating to their service with Seller prior to the Closing Date, (iv) Liabilities arising out of, in respect of, or in connection with the failure by the Seller Parties or any of their Affiliates to comply with any Law or Governmental Order; (v) Liabilities for the payment of BDTR Claims arising out of the operation of the University prior to the Closing Date, and (vi) Liabilities in respect of any pending or threatened Action arising out of, relating to or otherwise in respect of the operation of the University or the ownership and use of the Institutional Assets to the extent such Action relates to such operation and use on or prior to the Closing Date;
(b) all Liabilities now or hereafter existing to the extent arising under or from the ownership, use or operation of the Excluded Assets;
(c) any Tax Liability arising, imposed or assessed in respect of the Seller Parties’ operation of the University or ownership of the Institutional Assets for periods ending prior to the Closing Date or, with respect to periods straddling the Closing Date, the amount of any such Tax Liability relating to the portion of such tax period that ends on the Closing Date;
(d) all Liabilities arising under or in connection with any Benefit Plan relating to employment or other service with Seller or Seller Parent prior to the Closing Date or otherwise incurred prior to the Closing Date;
(e) all Liabilities relating to Seller’s 401(k) plan, any stock incentive or employee stock purchase plan of Seller or Seller Parent, and any nonqualified deferred compensation plan of Seller or Seller Parent;
(f) all Liabilities of the Seller Parties arising under or in connection with the negotiation, preparation, investigation and performance of this Agreement, the other Transaction Documents, and the transactions contemplated hereby and thereby, including without limitation

Exhibit 2.1
all fees and expenses incurred by the Seller Parties in respect of counsel, accountants, consultants, advisers, and others; and
(g) any Liabilities associated with debt, loans or credit facilities of either Seller Party owing to financial institutions.
1.6 Assignability and Consents. Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign, sublicense or sublease any Institutional Asset if an attempted assignment, sublicense or sublease thereof, without the consent of another party thereto or any Governmental Entity or Educational Agency, would constitute a breach of any such Institutional Asset or in any way violate any applicable Law, or in any way affect the rights of Buyer thereunder. The Seller Parties shall use commercially reasonable efforts, and the Buyer Parties shall cooperate in all reasonable respects with the Seller Parties, to obtain all Consents and waivers necessary to convey the Institutional Assets (including the Transferred Contracts) to Buyer on the Closing Date. If such Consents or waivers are not obtained, or if an attempted assignment, sublicense or sublease would be ineffective, then except in the case of Governmental Consents or Educational Consents: (a) the Seller Parties shall use their commercially reasonable efforts to provide Buyer the benefit (and Buyer will bear the burden) of any such Institutional Asset and to enforce, at the request of Buyer and for the account of Buyer and at the Seller Parties’ sole expense, any rights of Seller arising from any such Institutional Asset, and (b) shall cooperate in any commercially reasonable and lawful arrangement designed to provide such benefits to Buyer. The Seller Parties shall use commercially reasonable efforts, and the Buyer Parties shall cooperate in all reasonable respects with the Seller Parties, to obtain prior to the Closing from each landlord under a Lease: (i) an acknowledgment of Buyer’s right to any related Security Deposit upon the Closing, and (ii) an estoppel certificate executed by the applicable landlord and, with respect to any Lease that is also subject to a sublease to a third-party tenant, an estoppel certificate executed by such tenant, in each case in form and substance reasonably acceptable to the Buyer Parties.
1.7 Misallocated Transfers. In the event that, at any time or from time to time after the Closing, any Party hereto (or any of its Affiliates) shall receive or otherwise possess any asset or be liable for any Liability that is allocated to any other Person pursuant to this Agreement or any other Transaction Document, such Party shall promptly transfer or assign, or cause to be transferred or assigned, such asset or Liability to the Person so entitled thereto, and the relevant Party will cause such entitled Person to accept such asset or assume such Liability. Prior to any such transfer, the Person receiving or possessing such asset shall hold such asset in trust for any such other Person.
2. The Closing.
2.1 Consideration. In consideration of the transfer of the Institutional Assets, at the Closing, (a) Buyer shall pay to Seller the sum of One Dollar ($1.00) in cash and shall assume the Assumed Liabilities, and (b) Buyer and Seller Parent shall enter into the other Transaction Agreements.
2.2 Closing.

Exhibit 2.1
(a) Subject to the terms and conditions of this Agreement, including Section 2.2(b) and Section 2.2(c) below, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely by exchange of documents and signatures (or their electronic counterparts) on the third (3rd) Business Day following the date of the satisfaction or waiver of the conditions set forth in Section 7, other than those conditions that by their nature are to be satisfied or, to the extent permitted by Law, can be waived at the Closing, but subject to the satisfaction in full or waiver of those conditions at or prior to the Closing (the “Conditions Satisfaction Date”), but in any event no later than the Cut-Off Date, or at such other place or time or on such other date as may be mutually agreed upon in writing by the Parties
(b) Notwithstanding Section 2.2(a) but subject to Section 2.2(c) below, if, as of 11:59 p.m., Pacific time, on December 1, 2020, or at any time thereafter, the conditions set forth in Section 7 have been satisfied or waived other than (i) those conditions that by their nature are to be satisfied or, to the extent permitted by Law, can be waived at the Closing, but subject to the satisfaction in full or waiver of those conditions at or prior to the Closing, and (ii) the condition set forth in Section 7.1(d) because ED has failed to issue an ED Preacquisition Review Notice by such time (such applicable time as of which the foregoing has occurred, the “Determination Time”), then the Closing shall take place remotely by exchange of documents and signatures (or their electronic counterparts) on the third (3rd) Business Day following the Determination Time, subject to the satisfaction, expiration or waiver of the condition set forth Section 7.1(d) prior to the Closing in accordance with its terms, but in any event no later than the Cut-Off Date, or at such other place or time or on such other date as may be mutually agreed upon in writing by the Parties.
(c) If the third (3rd) Business Day following the Conditions Satisfaction Date or the Determination Time, as applicable, occurs after the 10th calendar day in a calendar month, then Buyer, at its sole discretion, may defer the Closing until the first (1st) Business Day of the following month upon written notice to the Seller Parties; provided that this sentence shall be null and void and of no effect if, as of the Conditions Satisfaction Date or the Determination Time, as applicable, the then current guidance published by ED provides the Buyer Parties with at least sixty (60) calendar days from the Closing Date with which to submit the same-day audited balance sheet required by ED after the Closing
(d) The date on which the Closing occurs is referred to as the “Closing Date”. Notwithstanding the actual time the deliveries of the Parties hereto are made on the Closing Date, the Parties hereto agree that the Closing shall be effective and deemed for all purposes to have occurred as of 12:01 a.m., Pacific time, on the Closing Date. In no event shall the Closing be deemed a waiver, termination or expiration of any Party’s rights or obligations under this Agreement, unless otherwise expressly set forth in this Agreement.
2.3 Seller Parties’ Closing Deliveries. Subject to the conditions set forth in this Agreement, at the Closing, simultaneously with the Buyer Parties’ deliveries under Section 2.4, the Seller Parties shall deliver to the Buyer Parties all of the following documents, certificates and instruments, all duly executed and in form and substance reasonably satisfactory to the Buyer Parties:

Exhibit 2.1
(a) the Closing Payment by wire transfer of immediately available funds to an account designated in writing by Buyer;
(b) a bill of sale, assignment and assumption agreement in the form of Exhibit C and duly executed by Seller, transferring the tangible personal property included in the Institutional Assets to Buyer, and effecting the assignment to and assumption by Buyer of the Institutional Assets and the Assumed Liabilities;
(c) an assignment in the form of Exhibit E attached hereto and duly executed by Seller, transferring all of Seller’s right, title and interest in and to the Intellectual Property Assets to Buyer;
(d) the Curriculum License Agreement, in the form attached hereto as Exhibit F, duly executed by Seller Parent;
(e) the Services Agreements duly executed by Seller Parent;
(f) a good standing certificate of each of the Seller Parties, issued no earlier than ten (10) days prior to the Closing Date by the Secretary of State of its jurisdiction of organization and from each jurisdiction where such Seller Party is qualified or licensed to do business;
(g) a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of each Seller Party, dated as of the Closing Date, certifying that attached thereto are true and complete copies of all resolutions of each Seller Party authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;
(h) a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of each Seller Party, dated as of the Closing Date, certifying that the conditions specified in Section 7.1 as they relate to the applicable Seller Party and Section 7.2 have been satisfied;
(i) incumbency certificates from the officers of each Seller Party authorized to execute and deliver on behalf of the applicable Seller Party this Agreement and the other Transaction Documents to which each is a party;
(j) a certificate of Seller Parent pursuant to Treasury Regulations Section 1.1445-2(b) that Seller is a disregarded entity within the meaning of Treasury Regulations Section 1.1445-2(b)(2)(iii) and that Seller Parent is not a foreign person within the meaning of Section 1445 of the Code, duly executed by Seller Parent;
(k) each of the other Transaction Documents to which Seller or any of its Affiliates is a party;
(l) UCC termination statements releasing each of the existing Encumbrances consisting of any mortgage, pledge or other security interest upon the Institutional Assets, other than Permitted Encumbrances;

Exhibit 2.1
(m) evidence that the premium and all associated fees for the R&W Insurance Policy have been paid by the Seller Parties;
(n) the course cartridges for all Curriculum, utilizing the IMS Common Cartridge format (e.g. “.imscc”), and
(o) all such other documents and instruments duly executed by the Seller Parties as the Buyer Parties or their counsel shall reasonably request in connection with the consummation of the transactions contemplated by this Agreement.
2.4 Buyer Parties’ Closing Deliveries. Subject to the conditions set forth in this Agreement, at the Closing, simultaneously with the Seller Parties’ deliveries under Section 2.3, the Buyer Parties shall deliver to the Seller Parties all of the following documents, certificates and instruments, all duly executed and in form and substance reasonably satisfactory to the Seller Parties:
(a) A certificate of existence of Buyer, issued no later than two (2) days prior to the Closing Date by the Secretary of State of Arizona;
(b) a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of each Buyer Party, dated as of the Closing Date, certifying that attached thereto are true and complete copies of all resolutions of each Buyer Party authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;
(c) a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of each Buyer Party, dated as of the Closing Date, certifying that the conditions specified in Section 7.1 as they relate to the applicable Buyer Party and Section 7.3 have been satisfied;
(d) incumbency certificates from the officers of each Buyer Party authorized to execute and deliver on behalf of the applicable Buyer Party this Agreement and the other Transaction Documents to which each is a party;
(e) the documents evidencing that the R&W Insurance Policy will be issued subject only to the delivery of a copy of the Data Room and a complete set of the closing documents for the transaction contemplated hereby and the occurrence of the Closing;
(f) each of the documents set forth in Section 2.3 to which either of the Buyer Parties is a party; and
(g) all such other documents and instruments duly executed by Buyer as the Seller Parties or their counsel shall reasonably request in connection with the consummation of the transactions contemplated by this Agreement.
2.5 Post-Closing Accounts Receivable, Accounts Payable True-Up.
(a) Attached hereto as Exhibit D is Seller’s net asset calculation as of November 30, 2020 (the “November Net Asset Calculation”), which includes (without

Exhibit 2.1
limitation) the projected amount of Current Assets as of such date (the “November Current Assets”) and the projected amount of the Current Liabilities as of such date (the “November Current Liabilities”). Exhibit D also includes the projected balance sheet as of November 30, 2020, on which the November Net Asset Calculation is based. The November Current Assets minus the November Current Liabilities are referred to herein as the “November Net Assets.”
(b) At the Closing, as provided herein, Buyer will acquire the Current Assets of Seller as of the Closing (the “Closing Current Assets”) and will assume the Current Liabilities of Seller (the “Closing Current Liabilities”).
(c) During the Hold Harmless Period, Buyer will, in the ordinary course of business and using commercially reasonable efforts, seek to collect, or otherwise receive the benefit of, the Closing Current Assets and pay, reserve for, settle or otherwise satisfy the Closing Current Liabilities. Within ten (10) days following the Hold Harmless Period, the Buyer Parties shall prepare and deliver to the Seller Parties a closing statement (the “Closing Statement”), setting forth (i) the amount of the Closing Current Assets that Buyer actually collected, or otherwise received the benefit of, during the Hold Harmless Period as compared to the amount of the November Current Assets reflected on the November Net Asset Calculation (the “Actual Collected Current Assets”) and (ii) the amount of the Closing Current Liabilities that Buyer actually paid, reserved for, settled, or otherwise satisfied during the Hold Harmless Period as compared to the amount of the November Current Liabilities reflected on the November Net Asset Calculation (the “Actual Paid Current Liabilities”). The Actual Collected Current Assets minus the Actual Paid Current Liabilities are referred to herein as the “Actual Net Assets.”
(d) After delivery of the Closing Statement, the Seller Parties and the Seller Parties’ accountants will be permitted reasonable access, during reasonable business hours and upon reasonable advance notice, to Buyer, to review the books and records of Buyer related to the preparation of the Closing Statement. The Seller Parties and the Seller Parties’ accountants may reasonably make inquiries of Buyer and Buyer’s accountants or other advisors regarding questions concerning or disagreements with the Closing Statement arising in the course of their review thereof, and Buyer will, and will cause its accountants and other advisors to, use commercially reasonable efforts to cooperate with and respond to such inquiries.
(e) The Seller Parties will have thirty (30) days following receipt of the Closing Statement during which to notify the Buyer Parties of any dispute of any item contained in the Closing Statement, which notice will set forth in reasonable detail the basis for such dispute.
(f) If the Seller Parties do not notify the Buyer Parties of any such dispute within such thirty (30) day period, the Closing Statement will be deemed to be final and binding.
(g) If the Seller Parties notify the Buyer Parties of any such dispute within such thirty (30) day period, the Parties will cooperate in good faith to resolve any such dispute as promptly as possible, and upon such resolution, a final Closing Statement will be prepared in accordance with the agreement of the Parties.

Exhibit 2.1
(h) If the Parties are unable to resolve any dispute regarding the Closing Statement within fifteen (15) days (or such longer period as the Parties mutually agree in writing), following notice of such dispute, such dispute will be submitted to, and all issues having a bearing on such dispute will be resolved by a nationally-recognized independent accounting firm mutually agreed upon by the Parties (such identified accounting firm or, if applicable, the firm so selected, the “Independent Accountant”). The resolution of the Independent Accountant will be final and binding on the Parties, absent manifest error. The Parties will instruct the Independent Accountant to make a final determination of the Actual Collected Current Assets and the Actual Paid Current Liabilities, and the resulting Actual Net Assets, based solely on the items that are in dispute and that, in resolving such items in dispute and in determining the Actual Collected Current Assets and the Actual Paid Current Liabilities, the Independent Accountant will not assign to any item in dispute a value that is (i) greater than the greatest value for such item assigned by the Seller Parties, on the one hand, or the Buyer Parties, on the other hand, or (ii) less than the smallest value for such item assigned by the Seller Parties, on the one hand, or the Buyer Parties, on the other hand. The Parties will instruct the Independent Accountant to use commercially reasonable efforts to complete its work within thirty (30) days following its engagement. The fees, costs and expenses of the Independent Accountant (A) will be borne by the Seller Parties in the proportion that the aggregate dollar amount of all such disputed items so submitted that are unsuccessfully disputed by the Seller Parties (as finally determined by the Independent Accountant) bears to the aggregate dollar amount of such items so submitted and (B) will be borne by Buyer in the proportion that the aggregate dollar amount of such disputed items so submitted that are successfully disputed by the Seller Parties (as finally determined by the Independent Accountant) bears to the aggregate dollar amount of all such items so submitted. If any disputes are submitted to the Independent Accountant pursuant to this Section 2.5(h), the final Closing Statement will be prepared in accordance with the decision of the Independent Accountant.
(i) Within five (5) Business Days following the determination of the final Closing Statement in accordance with this Section 2.5:
(i) If the Actual Net Assets exceed the November Net Assets by more than five percent (5%), Buyer shall pay Seller, by wire transfer of immediately available funds to an account designated by Seller, an amount equal to the difference between the Actual Net Assets and the November Net Assets.
(ii) If the Actual Net Assets are less than the November Net Assets by more than five percent (5%), the Seller Parties shall pay Buyer, by wire transfer of immediately available funds to an account designated by Buyer, an amount equal to the difference between the November Net Assets and the Actual Net Assets.
3. Representations and Warranties of Seller Parties.
Except as set forth in the corresponding numbered Section of the Disclosure Schedule attached hereto as Exhibit G, the Seller Parties hereby represent and warrant, jointly and severally, to the Buyer Parties that the following statements contained in this Section 3 are true and correct as of the Effective Date and the Closing Date, except to the extent that any such representation or warranty shall be true and correct as of such specified date, in which event such representation or warranty shall be true and correct as of such specified date:

Exhibit 2.1
3.1 Organization and Qualification. Seller is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of California and has all requisite limited liability company power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted. Section 3.1 of the Disclosure Schedule sets forth each jurisdiction in which Seller is licensed or qualified to do business, and Seller is duly licensed or qualified to do business and is in good standing as a foreign entity in each jurisdiction in which the ownership of the Institutional Assets or the operations of the University as currently conducted makes such licensing or qualification necessary, except where the failure to be so qualified or licensed to conduct business as a foreign limited liability company would not be material to the Seller Parties, taken as a whole. Seller Parent is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted. Each Seller Party has made available to the Buyer Parties copies of its respective Organizational Documents and all amendments thereto, which copies are true, correct and complete in all material respects.
3.2 Authority Relative to this Agreement. The execution, delivery and performance by the Seller Parties of this Agreement and the other Transaction Documents to which either Seller Party is or will be a party, and the consummation by the Seller Parties of the transactions contemplated hereby and thereby, are within the power of the Seller Parties and have been duly authorized by all necessary action by the Seller Parties, their boards of directors or managers and stockholders or members, as applicable, and no approval from any of the stockholders or members of the Seller Parties is required regarding the same that has not been obtained or given, as applicable. This Agreement has been, and each other Transaction Document (as applicable) when executed and delivered will be, duly and validly executed and delivered by each Seller Party and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, this Agreement constitutes (and each other Transaction Document to which the Seller Parties (as applicable) are a party when executed will be) a valid, legal and binding agreement of such Seller Party, enforceable against such Seller Party in accordance with its terms, subject, as to the enforcement of remedies, to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
3.3 Consents and Approvals; No Violations.
(a) No filing with or notice to, and no Permit, declaration, Order or Consent of any Governmental Entity is required to be made or obtained by or on the part of either Seller Party for the execution, delivery and performance by the Seller Parties of any of the Transaction Documents (as applicable) or the consummation by the Seller Parties of the transactions contemplated by the Transaction Documents, except: (i) the filings, notices, Permits, declarations, Orders, Consents, or actions listed in Section 3.3(a) of the Disclosure Schedule, (ii) compliance with the pertinent standards, terms and conditions of any applicable Education Requirements, including any requirement to make or obtain an Educational Consent required to be obtained or made prior to the Closing (“Pre-Closing Educational Consent”) or to make or obtain an Educational Consent required to be made or obtained following the Closing (“Post-Closing Educational Consent”), or (iii) such filings as may be required under the HSR Act.

Exhibit 2.1
(b) Assuming compliance with the items described in clauses (i) and (ii) of Section 3.3(a), neither the execution, delivery or performance of the Transaction Documents by each Seller Party nor the consummation by the Seller Parties of the transactions contemplated by the Transaction Documents will: (i) conflict with or result in any breach or violation of any provision of the Organizational Documents of either Seller Party, (ii) give rise to the creation of any Encumbrance, except for Permitted Encumbrances, on the Institutional Assets, (iii) to Seller’s Knowledge, violate or give rise to a loss of benefit under any Law applicable to the operation of the University, or (iv) except as set forth in Section 3.3(b) of the Disclosure Schedule, require the Consent or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Material Contract to which Seller is a party or by which Seller or the University is bound or to which any of the Institutional Assets are subject.
3.4 Capitalization. Seller Parent owns, beneficially and of record, all of the equity interests of any kind of Seller, and no other Person has any rights of any kind in connection with the same.
3.5 Financial Statements. Complete copies of the audited financial statements consisting of the balance sheet of Seller as at December 31 in each of the years 2017, 2018, and 2019 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the years then ended (the “Audited Financial Statements”), and unaudited financial statements consisting of the balance sheet of Seller as of March 31, 2020 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the three- month period then ended (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”) have been made available to the Buyer Parties. The Financial Statements have been prepared in accordance with GAAP and, with respect to the Audited Financial Statements, have been audited in accordance with GAGAS, in each case applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Audited Financial Statements). The Financial Statements are based on the Books and Records, and fairly present the financial condition of Seller as of the respective dates they were prepared and the results of the operations of the University for the periods indicated. The balance sheet of Seller as of March 31, 2020 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date.” Seller maintains a standard system of accounting for the University established and administered in accordance with GAAP.
3.6 Undisclosed Liabilities. Seller has no Liabilities arising from or related to the ownership of the Institutional Assets or the operation of the University that would be required under GAAP to be reflected on a balance sheet of Seller (including any of the notes thereto), except (a) those contemplated by or in connection with this Agreement or the transactions contemplated hereby, (b) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, and (c) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

Exhibit 2.1
3.7 Absence of Certain Changes, Events and Conditions. Since the Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, with respect to Seller, there has not been any:
(a) Material Adverse Effect;
(b) material change in any method of accounting or accounting practice for Seller, except as required by applicable Law, GAAP, GAGAS or as disclosed in the notes to the Financial Statements;
(c) entry into any Material Contract;
(d) incurrence, assumption or guarantee of any indebtedness for borrowed money in connection with the operation of the University except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;
(e) transfer, assignment, sale or other disposition of any of the Institutional Assets shown or reflected in the Balance Sheet, other than transactions in the ordinary course of business consistent with past practice;
(f) cancellation of any debts or claims, or any amendment, termination or waiver of any rights constituting Institutional Assets;
(g) transfer or assignment of or grant of any license or sublicense under or with respect to any Intellectual Property Assets or any Intellectual Property licensed to Seller under any Intellectual Property Agreements (in each case, except non-exclusive licenses or sublicenses granted in the ordinary course of business consistent with past practice);
(h) abandonment or lapse of or failure to maintain in full force and effect any Intellectual Property Registration related to any Intellectual Property Asset, or failure to take or maintain reasonable measures to protect the confidentiality of any trade secrets included in the Intellectual Property Assets;
(i) material damage, destruction or loss, or any material interruption in use, of any Institutional Assets, whether or not covered by insurance;
(j) acceleration, termination, material modification to, or cancellation of any Transferred Contract or any Permit;
(k) material unbudgeted capital expenditures that would constitute an Assumed Liability;
(l) imposition of any Encumbrance, other than any Permitted Encumbrance, upon any of the Institutional Assets;
(m) any: (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of any current employees or independent contractors of Seller, other than as provided for in any written

Exhibit 2.1
agreements or required by applicable Law, (ii) change in the terms of employment for any current employee of Seller or any termination of any employee of Seller, or (iii) except as expressly stated in this Agreement, any action to accelerate the vesting or payment of any compensation or benefit for any current employee or independent contractor of Seller;
(n) hiring or promoting any person as or to (as the case may be) an officer of Seller or hiring or promoting any employee to a position below the level of an officer of Seller, except, in each case, to fill a vacancy in the ordinary course of business;
(o) except as expressly stated in this Agreement, adoption, material modification or termination of any: (i) employment, severance, retention or other agreement with any current employee or independent contractor of Seller, (ii) Benefit Plan, or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;
(p) any loan to (or forgiveness of any loan to), or entry into any other transaction with, any employee, officer, director or independent contractor;
(q) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;
(r) purchase, lease or other acquisition of the right to own, use or lease any property or assets in connection with the University for an amount in excess of $250,000 individually (in the case of a lease, per annum), or $500,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term); or
(s) entry into any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.
3.8 Title to Institutional Assets. Seller owns and has good and valid title to all of the tangible personal property that is part of the Institutional Assets (recognizing that, to the extent any such assets are subject to leases or licenses, Seller leases or licenses such assets pursuant to valid and binding leasehold interests or licenses), in each case free and clear of all Encumbrances, other than Permitted Encumbrances, all of which Encumbrances, except for Permitted Encumbrances, shall be fully released prior to Closing. Upon transfer of such tangible personal property to Buyer at Closing, and subject to Section 1.6, and the full satisfaction of all conditions to Closing set forth in Section 7, Buyer will own all of such tangible personal property, free and clear of all Encumbrances, other than Permitted Encumbrances. The representations and warranties made in this Section 3.8 do not apply to matters covered by Section 3.9 (Intellectual Property) or to matters covered by Section 3.11 (Real Property).
3.9 Intellectual Property.
(a) Section 3.9(a) of the Disclosure Schedule contains a correct, current and complete list of: (i) all Intellectual Property Registrations, specifying as to each, as applicable: the title, mark, or design; the jurisdiction by or in which it has been issued, registered or filed; the

Exhibit 2.1
patent, registration or application serial number; the issue, registration or filing date; and the current status; and (ii) all material unregistered Trademarks included in the Intellectual Property Assets. The registered Trademarks included in the Intellectual Property Registrations are subsisting and in full force and effect and, to Seller’s Knowledge, are not subject to infringement by any third-party and have not been held to be invalid in any Action.
(b) Section 3.9(b) of the Disclosure Schedule contains a correct, current and complete list of all Intellectual Property Agreements (other than (i) non-exclusive licenses for off-the-shelf software or other immaterial copyrighted material that is generally commercially available pursuant to a standard form click-wrap or shrink-wrap non-exclusive license agreement; (ii) customary non-disclosure agreements entered into by Seller for the disclosure or receipt of confidential information in the ordinary course of business; and (iii) Seller’s standard terms and conditions for the licensing or use of its Intellectual Property to end user customers (including terms of use, terms of service and end user license terms), specifying for each the date, title, and parties thereto, and separately identifying the Intellectual Property Agreements: (A) under which Seller is a licensor or otherwise grants to any Person any right or interest relating to any Intellectual Property Asset; and (B) under which Seller is a licensee or otherwise granted any right or interest relating to the Intellectual Property of any Person. The Intellectual Property Assets being acquired by Buyer under this Agreement, in combination with any Intellectual Property licensed by Seller under any Transferred Contract and any Intellectual Property owned by Seller Parent and used in connection with its provision of the Support Services to be provided by Seller Parent to Buyer under the Services Agreements, include all of the Intellectual Property that is used in the operation of the University as of the Effective Date. Seller has made available to the Buyer Parties true and complete copies (or in the case of any oral agreements, a complete and correct written description) of all such Intellectual Property Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Intellectual Property Agreement is valid and binding on Seller in accordance with its terms and is in full force and effect. Neither Seller nor, to Seller’s Knowledge, any other party thereto is, or is alleged to be, in breach of or default under, or has provided or received any notice of breach of, default under, or intention to terminate (including by non-renewal), any Intellectual Property Agreement.
(c) Seller is the sole and exclusive legal and beneficial, and with respect to the Intellectual Property Registrations, record, owner of all right, title and interest in and to the Intellectual Property Assets, and, to Seller’s Knowledge, has the valid and enforceable right to use all other Intellectual Property used in or necessary for the operation of the University as currently conducted, in each case, free and clear of Encumbrances, other than Permitted Encumbrances. To Seller’s Knowledge, the Intellectual Property Assets and the Intellectual Property licensed to Seller under the Intellectual Property Agreements constitute all of the Intellectual Property necessary for the operation of the University as currently conducted. Seller has entered into a binding, valid and enforceable written Contract with each current and former employee and independent contractor who has or has been involved in or has contributed to the invention, creation, or development of any material Intellectual Property during the course of employment or engagement with Seller whereby such employee or independent contractor: (i) acknowledges Seller’s exclusive ownership of all Intellectual Property Assets invented, created or developed by such employee or independent contractor within the scope of his or her employment or engagement with Seller; (ii) grants to Seller a present, irrevocable assignment of

Exhibit 2.1
any ownership interest such employee or independent contractor may have in or to such Intellectual Property, to the extent such Intellectual Property does not constitute a “work made for hire” under applicable Law; and (iii) irrevocably waives any right or interest, including any moral rights, regarding such Intellectual Property, to the extent permitted by applicable Law, and Seller has made available to the Buyer Parties true and complete copies of all such Contracts for current employees. All assignments and other instruments necessary to record Seller’s ownership interest in the Intellectual Property Registrations have been validly executed, delivered, and filed with the relevant Governmental Entities and authorized registrars.
(d) Neither the execution, delivery, or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of or payment of any additional amounts with respect to, or require the consent of any other Person in respect of, Buyer’s right to own or use any Intellectual Property Assets. Immediately following the Closing, all Intellectual Property Assets will be owned or available for use by Buyer on substantially similar terms and in all material respects as they were owned or available for use by Seller immediately prior to the Closing.
(e) To Seller’s Knowledge, all of the Intellectual Property Assets are valid and enforceable, and all Intellectual Property Registrations are subsisting and in full force and effect. Seller has taken commercially reasonable steps to maintain and enforce the Intellectual Property Assets and to preserve the confidentiality of all trade secrets included in the Intellectual Property Assets, including by requiring all Persons having access thereto to execute binding, written non-disclosure agreements. All required filings and fees related to the Intellectual Property Registrations have been timely submitted with and paid to the relevant Governmental Entities and authorized registrars. Seller has made available to the Buyer Parties true and complete copies of all file histories, documents, certificates, office actions, correspondence, assignments, and other instruments relating to the Intellectual Property Registrations.
(f) To Seller’s Knowledge, the operation of the University as currently and formerly conducted, including the use of the Intellectual Property Assets in connection therewith, and the use of the Curriculum for the University courses, have not infringed, misappropriated, or otherwise violated the Intellectual Property rights of any Person. To Seller’s Knowledge, no Person has infringed, misappropriated, or otherwise violated any rights in the Intellectual Property Assets.
(g) There are no Actions (including any opposition, cancellation, revocation, review, or other proceeding), whether settled, pending or, to Seller’s Knowledge, threatened in writing (including in the form of written offers to obtain a license): (i) alleging any infringement, misappropriation, or other violation of the Intellectual Property of any Person by Seller in the operation of the University; (ii) challenging the validity, enforceability, registrability, patentability, or ownership of any Intellectual Property Assets; or (iii) by Seller or any other Person alleging any infringement, misappropriation, or other violation by any Person of any Intellectual Property Assets. To Seller’s Knowledge, Seller is not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or could reasonably be expected to restrict or impair the use of any Intellectual Property Assets.
(h) Section 3.9(h) of the Disclosure Schedule contains a correct, current, and complete list of all email systems, website addresses and social media accounts, in each case

Exhibit 2.1
used by Seller in the operation of the University (collectively, the “Communication Platforms”). Seller has complied, in all material respects, with all terms of use, terms of service, and Contracts relating to its use of any services, sites or social media platforms used in the operation of the University (collectively, “Platform Agreements”). There are no Actions pending or, to Seller’s Knowledge, threatened in writing alleging (i) any breach or other violation of any Platform Agreement by Seller; or (ii) defamation, any violation of publicity rights of any Person, or any other violation by Seller in connection with its use of the applicable Communication Platforms in the operation of the University.
(i) Seller has, since the Compliance Date, complied, in all material respects, with all applicable Laws concerning privacy, data security or data breach notification (“Privacy Laws”) and Seller’s internally or publicly posted privacy policies concerning the collection, use, processing, storage, transfer, and security of personal information in the operation of the University. Since the Compliance Date, Seller has not (i) experienced any actual or reasonably suspected data breach or other security incident involving personal information in its possession or control, in each case, where Seller was required to report such data breach to an individual or Government Entity under applicable Privacy Laws or (ii) been subject to or received any written notice of any audit, investigation, complaint, or other Action by any Governmental Entity or other written complaint by a natural Person concerning Seller’s collection, use, processing, storage, transfer, or protection of personal information or actual, alleged, or suspected violation of any applicable Privacy Laws, in each case in connection with the operation of the University.
3.10 Material Contracts.
(a) Section 3.10(a) of the Disclosure Schedule lists each of the following Contracts: (y) by which any of the Institutional Assets are bound or affected; or (z) to which Seller is a party or by which it is bound in connection with the University or the Institutional Assets (such Contracts being “Material Contracts”):
(i) all Contracts involving aggregate consideration in excess of $100,000 in any year and which, in each case, cannot be cancelled without penalty or without more than ninety (90) days’ notice;
(ii) all Contracts that are used in connection with both the Academic Functions of the University and another area of business engaged in by either of the Seller Parties or any Affiliates thereof (collectively, the “Mixed-Use Contracts”);
(iii) all Contracts that provide for the indemnification of any Person (other than those entered into in the ordinary course) or the assumption of any Tax, environmental or other Liability of any Person;
(iv) all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);
(v) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts;

Exhibit 2.1
(vi) all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) which are not cancellable without material penalty or without more than thirty (30) days’ notice, including any written agreements with respect to the payment of severance;
(vii) all Contracts relating to indebtedness (including, without limitation, guarantees);
(viii) all Contracts with any Governmental Entity;
(ix) all Contracts that limit or purport to limit the ability of Seller to compete in any line of business or with any Person or in any geographic area or during any period of time;
(x) all joint venture, partnership or similar Contracts;
(xi) all Contracts for the sale of any of the Institutional Assets or for the grant to any Person of any option, right of first refusal, or preferential or similar right to purchase any of the Institutional Assets;
(xii) all powers of attorney with respect to the University or any Institutional Asset;
(xiii) all collective bargaining agreements or Contracts with any Union; and
(xiv) all other Contracts that are material to the Institutional Assets or the operation of the University and not previously disclosed pursuant to this Section 3.10.
(b) Each Material Contract is valid and binding on Seller in accordance with its terms and is in full force and effect. None of Seller or, to Seller’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred with respect to Seller or, to Seller’s Knowledge, any other party thereto that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to the Buyer Parties. There are no material disputes pending or, to Seller’s Knowledge, threatened in writing with respect to any Material Contract.
3.11 Real Property.
(a) Owned Real Property. Seller owns no real property.

Exhibit 2.1
(b) Leased Real Property. Section 3.11(b) of the Disclosure Schedule sets forth each parcel of real property leased by Seller and used in or necessary for the operation of the University as currently conducted (together with all rights, title and interest of Seller in and to leasehold improvements relating thereto, including, but not limited to, security deposits, reserves or prepaid rents (collectively, the “Security Deposits”) paid in connection therewith collectively, the “Leased Real Property”), and a true and complete list of all leases, subleases, licenses, concessions and other agreements (whether written or oral), including all amendments, extensions renewals, guaranties and other agreements with respect thereto, pursuant to which Seller holds any Leased Real Property (collectively, the “Leases”). Seller has made available to Buyer a true and complete copy of each Lease. With respect to each Lease:
(i) such Lease is valid and binding on Seller and is in full force and effect, and Seller enjoys peaceful and undisturbed possession of the Leased Real Property;
(ii) Seller is not in breach or default under such Lease, and no event has occurred or circumstance exists with respect to Seller or, to Seller’s Knowledge, any other party thereto which, with the delivery of notice, passage of time or both, would constitute such a breach or default, and Seller has paid all rent due and payable under such Lease;
(iii) Seller has not received nor given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by Seller under any of the Leases and, to Seller’s Knowledge, no other party is in default thereof, and neither Seller nor, to Seller’s Knowledge, any other party to any Lease has exercised any termination rights with respect thereto;
(iv) Seller has not subleased, assigned or otherwise granted to any Person the right to use or occupy such Leased Real Property or any portion thereof; and
(v) Seller has not pledged, mortgaged or otherwise granted an Encumbrance on its leasehold interest in any Leased Real Property.
(c) Seller has not received any written notice of (i) violations of building codes and/or zoning ordinances or other governmental or regulatory Laws affecting the Leased Real Property, (ii) existing, pending or threatened condemnation proceedings affecting the Leased Real Property, or (iii) existing, pending or threatened zoning, building code or other moratorium proceedings, or similar matters which could reasonably be expected to adversely affect the ability to operate the Leased Real Property as currently operated.
(d) The Leased Real Properties constitute all of the facilities (or portions thereof) at which the University carries on any Academic Functions.
3.12 Insurance. Section 3.12 of the Disclosure Schedule sets forth (a) a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, fiduciary liability and other casualty and property insurance maintained by Seller or its Affiliates and relating to the operation of the University, the Institutional Assets or the Assumed Liabilities (collectively, the “Insurance Policies”); and (b) with respect to the operation of the University, the Institutional Assets or the

Exhibit 2.1
Assumed Liabilities, a list of all pending claims and the claims history for Seller since the Compliance Date. There are no claims related to the operation of the University, the Institutional Assets or the Assumed Liabilities pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Neither Seller nor any of its Affiliates has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if not yet due, accrued. All such Insurance Policies (x) are in full force and effect and, to Seller’s Knowledge, enforceable in accordance with their terms; (y) are provided by carriers who are financially solvent; and (z) have not been subject to any lapse in coverage. None of Seller or any of its Affiliates is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the University and are sufficient for compliance with all applicable Laws and Contracts to which Seller is a party or by which it is bound. True and complete copies of the Insurance Policies have been made available to Buyer.
3.13 Student Records. The Student Records have been maintained by Seller in the ordinary course of business and in all material respects consistent with past practice.
3.14 Employee Benefit Matters.
(a) Section 3.14(a) of the Disclosure Schedule contains a true and complete list of each Benefit Plan (other than offer letters or employment agreements that do not contain terms relating to equity compensation, incentive compensation, employee benefits (other than reference to the Benefit Plans listed on Section 3.14(a) of the Disclosure Schedule), or severance pay).
(b) With respect to each Benefit Plan, Seller has made available to Buyer accurate, current and complete copies of: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) all insurance policies, contracts and evidences of coverage; (iv) any summary plan descriptions, summaries of material modifications, and summaries of benefits and coverage; and (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”), a copy of the most recent determination, opinion, or advisory letter from the Internal Revenue Service.
(c) Each Benefit Plan has been established, administered and maintained in accordance, in all material respects, with its terms and in compliance, in all material respects, with all applicable Laws, including ERISA and the Code. Each Qualified Benefit Plan has received a favorable and current determination letter from the Internal Revenue Service, or with respect to a prototype or volume submitter plan, can rely on an opinion or advisory letter from the Internal Revenue Service to the prototype plan or volume submitter plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Benefit Plan.

Exhibit 2.1
(d) All benefit payments, contributions and premium deposits or payments relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws, and all benefit payments, contributions and premium deposits or payments that have accrued but have not been paid because they are not yet due have been properly accrued or otherwise adequately reserved in the Financial Statements.
(e) In the last six (6) years, neither Seller nor any of its ERISA Affiliates has participated in, maintained or been liable for contributions to any plan that is, and no Benefit Plan is, a “pension plan” (within the meaning of Section 3(2) of ERISA) that is or was subject to Section 412 of the Code or Section 302 or Title IV of ERISA or that is or was a “multiemployer plan” (within the meaning of Section 3(37) of ERISA).
(f) Other than as required by Section 4980B of the Code, Sections 601 to 608 of ERISA or other applicable Law, no Benefit Plan provides benefits or coverage in the nature of retiree or post-employment health, life or disability insurance.
(g) There is no Action pending or, to Seller's Knowledge, threatened in writing against Seller relating to a Benefit Plan (other than routine claims for benefits).
(h) Neither the execution and delivery of this Agreement nor the consummation of any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent event) result in the acceleration of vesting or payment, trigger any payment or funding, or increase the amount or value of any compensation, payment or benefit (including severance and unemployment compensation) to any current or former director, officer, employee, independent contractor or consultant of Seller.
3.15 Employment and Labor Matters.
(a) For each employee of Seller as of the Effective Date, Seller has made available to the Buyer Parties a true, correct and complete list showing each such employee’s (i) name, (ii) title or position (including whether full-time or part-time), (iii) current compensation (including base salary or wage rate, current target bonus entitlement and other incentive or contingent compensation, including eligibility for severance pay under any agreement, policy or other contractual obligation), (iv) hire or retention date, (v) work location, (vi) vacation entitlement formula and amount of accrued but unused vacation, and (vii) a description of the fringe benefits provided to each employee as of the Effective Date (other than employee benefits applicable to all employees). All compensation, including wages, commissions bonuses, fees and other compensation, payable to such employees for services performed has been paid in full in accordance with Seller’s general payroll practices and, except as reflected in the foregoing, there are no outstanding agreements, understandings or commitments of Seller with respect to any compensation, commissions, bonuses or fees. Except for the obligation to continue coverage under COBRA for the eligible participants set forth in Section 1.4(d) of the Disclosure Schedule, the Buyer Parties will not have any Liability relating to such COBRA participants.
(b) Seller is not, and has not been since the Compliance Date, a party to, bound by, or in active negotiations concerning any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not

Exhibit 2.1
been since the Compliance Date, any Union representing or, to Seller’s Knowledge, purporting to represent any employee of Seller, and, to Seller’s Knowledge, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. There is no pending or, to Seller’ Knowledge, threatened strike, slowdown, work stoppage, lockout, walkout, concerted refusal to work overtime or other similar labor disruption or dispute affecting Seller or any employees of Seller, and no Action in respect of any investigation, grievance, arbitration, complaint or other labor dispute or controversy is pending or, to Seller’s Knowledge, threatened.
(c) Seller is, and since the Compliance Date has been, in compliance, in all material respects, with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees, volunteers, interns, consultants and independent contractors of Seller, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, health and safety, workers’ compensation, leaves of absence, paid sick leave and unemployment insurance, and classification of employees. There are no Actions against Seller pending, or to Seller’s Knowledge, threatened in writing to be brought or filed, by or with any Governmental Entity or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of Seller, including, without limitation, any charge, investigation or claim relating to unfair labor practices, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, employee classification, employment-related taxes or penalties, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, health and safety, workers’ compensation, leaves of absence, paid sick leave, unemployment insurance or any other employment related matter arising under applicable Laws.
(d) Since the Compliance Date, Seller has not effectuated (i) a “plant closing” as defined in the WARN Act, affecting any site of employment or one or more facilities or operating units within any site of employment or facility of Seller, (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of Seller, or (iii) layoffs or employment terminations sufficient in number to trigger application of the WARN Act.
3.16 Compliance with Laws.
(a) Seller is, and since the Compliance Date has been, in compliance, in all material respects, with all Laws applicable to the operation of the University as currently conducted or the ownership and use of the Institutional Assets. The representations and warranties made in this Section 3.16(a) do not apply to matters covered by Section 3.9(i), Section 3.14 (Employee Benefit and Labor Matters), Section 3.15 (Employment Matters), Section 3.16(b), Section 3.17 (Education Matters), or Section 3.19 (Tax Matters).
(b) All Permits required for Seller to operate the University as currently operated or for the ownership and use of the Institutional Assets have been obtained by Seller and are valid and in full force and effect. All fees and charges with respect to such Permits due as of the date hereof have been paid in full. Section 3.16(b) of the Disclosure Schedule lists all such

Exhibit 2.1
Permits, including the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 3.16(b) of the Disclosure Schedule.
3.17 Education Matters.
(a) The University currently maintains, and since July 1, 2017 (the “Compliance Date”) has maintained without interruption, in all material respects, all Educational Approvals necessary or required for the operation of the University. The University is a party to, and is in compliance, in all material respects, with a valid and effective program participation agreement with ED, and has a current eligibility and certification approval report issued by ED, which is accurate in all material respects.
(b) There are no Actions pending to revoke, suspend, terminate, withdraw, cancel, or to materially limit, condition, or restrict any Educational Approval issued to the University or, to the Seller Parties’ Knowledge, threatened.
(c) Section 3.17(c) of the Disclosure Schedule sets forth a correct and complete list of all Educational Approvals currently held by the University or Seller Parties since the Compliance Date. The University is, and since the Compliance Date has been, in compliance, in all material respects, with all Educational Requirements and with the material terms and conditions of all Educational Approvals. Since the Compliance Date, neither the University nor Seller Parties has, with respect to each Educational Approval currently held by the University or Seller Parties: (i) been on or received written notice that the University or Seller Parties will be placed on probation, monitoring, or warning status, or subject to any material additional reporting requirements, with any Educational Agency; (ii) received written notice that any of the Educational Approvals will not be renewed; (iii) been subject to any adverse action by any Educational Agency to revoke, withdraw, deny, suspend, materially condition, or materially limit an Educational Approval (including being directed to show cause why an Educational Approval should not be revoked, withdrawn, conditioned, suspended, or limited); or (iv) received written notice that the University or Seller Parties is in violation in any material respect with any Educational Requirements or the terms or conditions of any Educational Approval. The Seller Parties and University have submitted, in all material respects, all applications and materials that are due and required by the applicable Educational Agency for the renewal of all Educational Approvals that are currently scheduled for renewal. Since the Compliance Date, neither the University nor Seller Parties has received written notice from an Educational Agency alleging failure to hold or obtain any Educational Approval.
(d) In addition, and without limiting the foregoing:
(i) Each educational program offered by the University and for which students receive federal student aid under Title IV Programs is, and since the later of the Compliance Date or the date on which Title IV Program funds were disbursed to students enrolled in the program has been, an eligible program in compliance, in all material respects, with the requirements of 34 C.F.R. § 668.8;

Exhibit 2.1
(ii) since the Compliance Date, the University has complied, in all material respects, with the requirements set forth at 20 U.S.C. § 1094(a)(20) and 34 C.F.R. § 668.14(b)(22);
(iii) since the Compliance Date, the University has complied, with the applicable provisions of 34 C.F.R. §§ 668.171-175;
(iv) since the Compliance Date, no Educational Agency has required the University to post a letter of credit or other form of surety for any reason, including any request for a letter of credit based on late refunds pursuant to 34 C.F.R. § 668.173, or required or requested that the University process its Title IV Program funding under the reimbursement or heightened cash monitoring procedures set forth at 34 C.F.R. § 668.162;
(v) with respect to any location or facility of the University that has closed or ceased operating educational programs since the Compliance Date, or any program that the University has ceased offering since the Compliance Date, the University has complied in all material respects with all Educational Requirements related to the closure or cessation of instruction at such location or facility, or with respect to any discontinued program, including applicable requirements for teaching out students from such location, facility, or program;
(vi) since the Compliance Date, the University has obtained and maintained all Educational Approvals for the delivery of online programs, including but not limited to all Educational Approvals required from states where it has enrolled students or met a State Educational Agency’s physical presence requirements in a manner that would require the University to obtain an Educational Approval. Since the Compliance Date, the University has complied, in all material respects, with all applicable requirements of 34 C.F.R. § 600.9;
(vii) since the Compliance Date, to the extent required by applicable Educational Requirements, the University has timely reported, in all material respects, (A) the addition of any new educational programs; (B) any shifts in ownership or control, or percentages or levels of ownership; or (C) modifications of existing educational programs;
(viii) since the Compliance Date, the University has complied, in all material respects, with applicable Educational Requirements that relate to the extension of credit or that are otherwise applicable to any of Seller’s student loan programs, including but not limited to applicable Educational Requirements governing Private Educational Loans set forth in Title I, Part E of the HEA and the applicable provisions of the Truth in Lending Act, Equal Credit Reporting Act, Fair Credit Reporting Act, and all applicable regulations promulgated thereto;
(ix) since the Compliance Date, the University has complied, in all material respects, with the applicable requirements of any Educational Agency concerning the proper and accurate calculation and timely reporting of student outcomes including, but not limited to, retention, completion and placement rates, graduate examination and professional licensure pass rates, and the methodology for calculating such rates, in each case to the extent the University is required to calculate such rates;

Exhibit 2.1
(x) since the Compliance Date, the University, and the Seller Parties have complied, in all material respects, with applicable Educational Requirements regarding the disclosure of the status of any determinations by them as to whether the University’s Professional Licensure Programs meet a state’s educational prerequisites for occupational licensure or certification;
(xi) since the Compliance Date, the Seller Parties and the University have complied, in all material respects, with the applicable Educational Requirements with respect to the University’s recruitment, marketing, and enrollment practices, including with respect to the licensure of individuals and agents engaged in recruitment and enrollment activities by applicable State Educational Agencies;
(xii) since the Compliance Date, the University has complied, in all material respects, with all Educational Requirements related to the (A) determination of student eligibility for Title IV Program funding; (B) the awarding and disbursing of such funding to its students’ calculation of Title IV Program and other Student Financial Assistance Program awards and disbursement to students; and (C) refunds to or on behalf of students and the return of funds regulations in 34 C.F.R. § 668.22 and 34 C.F.R. § 682.605, as applicable;
(xiii) since the Compliance Date, no Seller Party nor any Person that exercises substantial control over the University (as the term “substantial control” is defined in 34 C.F.R. § 668.174(c)(3)), or member of such Person’s family (as the term “family” is defined in 34 C.F.R. § 668.174(c)(4)), alone or together, (A) exercises or has exercised substantial control over another school or third-party servicer (as that term is defined in 34 C.F.R. § 668.2) that owes a Liability for a violation of a Title IV Program requirement or (B) owes a Liability for a Title IV Program violation;
(xiv) since the Compliance Date, the University and the Seller Parties have complied, in all material respects, with Educational Requirements regarding misrepresentations, as that term is defined at 34 C.F.R. Part 668 Subpart F and the consumer disclosure requirements in 34 C.F.R. Part 668 Subpart D, as in effect for the applicable period;
(xv) since the Compliance Date, the University has not provided any educational instruction or services on behalf of any other Title IV eligible institution, and no other institution or organization of any sort has provided any educational instruction or services on behalf of the University;
(xvi) since the Compliance Date, none of Seller Parent nor any of Seller Parent’s employees have pled guilty to, pled nolo contendere to or been found guilty of, a crime involving the acquisition, use or expenditure of funds under the Title IV Programs or been judicially determined to have committed fraud involving funds under the Title IV Programs;
(xvii) since the Compliance Date, no Seller Party has employed in a capacity involving administration of funds under the Title IV Programs or the receipt of funds under the Title IV Programs, any individual who has been convicted of, or has pled nolo contendere or guilty to, a crime involving the acquisition, use or expenditure of federal, state or local

Exhibit 2.1
government funds, or has been administratively or judicially determined to have committed fraud or any other violation of law involving federal, state or local government funds;
(xviii) since the Compliance Date, no Seller Party nor any Person that exercises substantial control over the University or any member of any such Person’s family has filed for relief in bankruptcy or had entered against it an order for relief in bankruptcy;
(xix) for each of the fiscal years ended after the Compliance Date, the University has not received greater than 90% of its revenues from Title IV Programs, as such percentage is required to be calculated under 34 C.F.R. §§ 668.14 and 668.28; and
(xx) since the Compliance Date, the University has complied, in all material respects, with applicable Educational Requirements regarding privacy and safeguarding of student educational records and medical information, including, without limitation the Family Educational Rights and Privacy Act (20 U.S.C. § 1232g; 34 C.F.R. Part 99).
3.18 Sufficiency of Institutional Assets. The Institutional Assets being acquired under this Agreement are sufficient to permit Buyer to conduct the Academic Functions after the Closing in all material respects in the same manner as conducted by Seller prior to the Closing. Such Institutional Assets, when supplemented by the Support Services to be provided by Seller Parent to Buyer under the Services Agreements, are sufficient to permit Seller to operate the University in all material respects in the same manner as conducted by Seller prior to the Closing. The representations and warranties made in this Section 3.18 do not apply to matters covered by Section 3.9.
3.19 Taxes.
(a) All income Tax Returns and all material non-income Tax Returns required to be filed by Seller for any pre-Closing tax period have been, or will be, timely filed (taking into account all applicable extensions of time to file such Tax Returns). Such Tax Returns are, or will be, true, complete and correct in all material respects. All Taxes due and owing by Seller (whether or not shown on any Tax Return) have been, or will be, timely paid.
(b) Seller has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied in all material respects with all information reporting and backup withholding provisions of applicable Law.
(c) No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Seller which remain in effect.
(d) All deficiencies asserted, or assessments made, against Seller as a result of any examinations by any taxing authority have been fully paid or otherwise resolved.
(e) Seller is not a party to any Action by any taxing authority. There are no Actions by any taxing authority pending or, to the Seller’s Knowledge, threatened in writing against Seller.

Exhibit 2.1
(f) There are no Encumbrances for Taxes upon any of the Institutional Assets (other than for current Taxes not yet due and payable) nor is any taxing authority in the process of imposing any Encumbrances for Taxes on any of the Institutional Assets (other than for current Taxes not yet due and payable).
(g) Seller is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations.
3.20 Brokers. No broker, finder or investment banker is or may be entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by the Transaction Documents based upon arrangements made by or on behalf of the Seller Parties.
3.21 Solvency; Fraudulent Conveyance. Neither Seller Party is insolvent, and neither Seller Party will be rendered insolvent upon the consummation of the transactions contemplated by this Agreement. Neither Seller Party intends to incur, nor does it believe it has incurred, debts beyond its ability to pay such debts as they mature. Neither Seller Party is contemplating the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of it or any of its assets. Neither Seller Party is transferring any assets, through this transaction alone or in combination with one or more additional transactions with one or more other Persons, with any intent to hinder, delay or defraud any of its creditors.
3.22 Legal Proceedings; Governmental Orders.
(a) There are no Actions pending or, to Seller’s Knowledge, threatened in writing against or by either of the Seller Parties: (i) relating to or affecting the operation of the University, the Institutional Assets or the Assumed Liabilities; or (ii) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.
(b) Except as set forth in Section 3.22(b) of the Disclosure Schedule, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against, relating to or affecting the operation of the University. Seller is in compliance with the terms of each Governmental Order set forth in Section 3.22(b) of the Disclosure Schedule.
3.23 Related Party Transactions. None of the Transferred Contracts is made between or among a Seller Party, on the one hand, and any of the Seller Parties’ Related Parties, on the other hand.
3.24 No Other Representations and Warranties. No representation or warranty by either Seller Party in this Agreement and no statement contained in the Disclosure Schedule to this Agreement or any Closing Instrument contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading. To Seller’s Knowledge, and except as otherwise disclosed in this Agreement, in the Disclosure Schedule, or in Seller Parent’s periodic and other reports filed with the Securities and Exchange Commission, there are no facts that the Seller Parties have not disclosed to Buyer regarding the University or the operations of the

Exhibit 2.1
University which would reasonably be expected to have a Material Adverse Effect on the operations of the University following the Closing.
4. Representations and Warranties of Buyer Parties. Except as set forth in the corresponding numbered Section of the Disclosure Schedule attached hereto as Exhibit H, the Buyer Parties hereby represent and warrant, jointly and severally, to the Seller Parties that the following statements contained in this Section 4 are true and correct as of the Effective Date and the Closing Date, except to the extent that any such representation or warranty shall be true and correct as of such specified date, in which event such representation or warranty shall be true and correct as of such specified date:
4.1 Organization and Qualification.
(a) Buyer is a not-for-profit corporation duly organized, validly existing and in good standing under the laws of the State of Arizona and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted. Buyer’s articles of incorporation and bylaws provide that (i) Buyer shall have members, (ii) The Law College Association of The University of Arizona, a not-for-profit corporation duly organized, validly existing and in good standing under the laws of the State of Arizona (the “Member”) is Buyer’s sole member, and (iii) the Member is, and it is intended by the Buyer Parties that Buyer shall become, a “component unit” of DigiCat as such term is defined in Governmental Accounting Standards Board (GASB) Statement No. 14, The Financial Reporting Entity. Buyer has made available to the Seller Parties copies of its and the Member’s Organizational Documents and all amendments thereto, which copies are true, correct and complete in all material respects.
(b) The DigiCat Board of Regents is a body corporate of the State of Arizona acting for and on behalf of DigiCat, and has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted.
4.2 Authority Relative to this Agreement. The execution, delivery and performance by the Buyer Parties of this Agreement and the other Transaction Documents to which either Buyer Party is or will be a party, and the consummation by the Buyer Parties of the transactions contemplated hereby and thereby, are within the power of the Buyer Parties and have been duly authorized by all necessary action by the Buyer Parties and their boards of trustees, and by the Member and its board of trustees, as applicable, and no approval from any other Person or Governmental Entity is required regarding the same that has not been obtained or given, as applicable. This Agreement has been, and each other Transaction Document (as applicable) when executed and delivered will be, duly and validly executed and delivered by each Buyer Party and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, this Agreement constitutes (and each other Transaction Document to which the Buyer Parties (as applicable) are a party when executed will be) a valid, legal and binding agreement of the Buyer Parties, enforceable against the Buyer Parties in accordance with its terms, subject, as to the enforcement of remedies, to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Exhibit 2.1
4.3 Consents and Approvals.
(a) No filing with or notice to, and no Permit, declaration, Order or Consent of, any Governmental Entity is required to be made or obtained by or on the part of either Buyer Party for the execution, delivery and performance by the Buyer Parties of any of the Transaction Documents (as applicable) or the consummation by the Buyer Parties of the transactions contemplated by the Transaction Documents, except: (i) the filings, notices, Permits, declarations, Orders, Consents, or actions listed in Section 4.3(a) of the Disclosure Schedule , (ii) compliance with the pertinent standards, terms and conditions of any applicable Education Requirements, or (iii) such filings as may be required under the HSR Act.
(b) Assuming compliance with the items described in clauses (i) and (ii) of Section 4.3(a), neither the execution, delivery and performance by the Buyer Parties of this Agreement and the other Transaction Documents to which each Buyer Party is a party, nor the consummation by each Buyer Party of the transactions contemplated hereby and thereby, will: (i) conflict with or result in any breach or violation of any provision of each Buyer Party’s Organizational Documents; (ii) to Buyer’s Knowledge, conflict with or result in a material violation or breach of any provision of any Law or Governmental Order applicable to each Buyer Party; or (iii) require the Consent or other action by any Person under any Contract to which either Buyer Party is a party.
4.4 Brokers. Except as set forth on Section 4.4 of the Disclosure Schedule, no broker, finder or investment banker is or may be entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of either of the Buyer Parties.
4.5 Legal Proceedings. There are no Actions pending or, to Buyer’s Knowledge, threatened in writing against or by either of the Buyer Parties that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To Buyer’s Knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.
4.6 Educational Representations. In connection with Buyer’s filing of the abbreviated pre-acquisition review application contemplated by Section 5.5 below, Buyer will be able to deliver to ED the audited financial statements for the Member for the 12-month fiscal year ended December 31, 2019 and the 12-month fiscal year ended December 31, 2018 (the “Member Financial Statements”). The Member Financial Statements will be prepared in accordance with GAAP and audited in accordance with GAGAS.
4.7 No Other Representations; Independent Investigation. EACH BUYER PARTY ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY SET FORTH IN THE REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTION 3 OR IN THE CLOSING INSTRUMENTS, THERE ARE NO, AND THE BUYER PARTIES ARE NOT RELYING UPON ANY, REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, (a) WITH RESPECT TO THE SELLER PARTIES, THE INSTITUTIONAL ASSETS, THE ASSUMED LIABILITIES, THE UNIVERSITY, OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING WITH RESPECT TO ANY PROJECTIONS,

Exhibit 2.1
FINANCIAL FORECASTS OR OTHER FORWARD-LOOKING INFORMATION). EACH BUYER PARTY ACKNOWLEDGES AND AGREES THAT IN MAKING ITS DECISION TO ENTER INTO THIS AGREEMENT AND TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED HEREBY, SUCH BUYER PARTY HAS RELIED SOLELY UPON ITS OWN INVESTIGATION AND THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTION 3 OF THIS AGREEMENT (INCLUDING THE RELATED PORTIONS OF THE DISCLOSURE MEMORANDUM).
5. Covenants.
5.1 Conduct of Business Prior to Closing. From and after the Effective Date until the Closing Date or the earlier termination of this Agreement pursuant to Section 8, except as set forth on Section 5.1 of the Disclosure Schedule or as otherwise provided in or contemplated by this Agreement or consented to in writing by the Buyer Parties (which consent shall not be unreasonably withheld, conditioned, or delayed), the Seller Parties shall (y) operate the University in the ordinary course of business consistent with past practice; and (z) use commercially reasonable efforts to:
(a) maintain and preserve intact its current business organization, and operations and to preserve the rights, franchises, goodwill and relationships of its employees, students, lenders, suppliers, regulators and others having relationships with the Seller Parties;
(b) preserve and maintain all Permits required for the operation the University as currently conducted or the ownership and use of the Institutional Assets;
(c) pay the debts, Taxes and other obligations of Seller when due;
(d) maintain the Institutional Assets, subject to reasonable wear and tear;
(e) continue in full force and effect all Insurance Policies, except as required by applicable Law;
(f) protect the Institutional Assets from infringement or usurpation;
(g) perform all of its obligations under all Material Contracts;
(h) maintain the Student Records and Books and Records in accordance with past practice in all material respects; and
(i) comply in all material respects with all Laws applicable to the operation of the University or the ownership and use of the Institutional Assets.
In addition, from the Effective Date and until the Closing Date or the earlier termination of this Agreement pursuant to Section 8, except as disclosed on Section 5.1 of the Disclosure Schedule, without the prior written consent of the Buyer Parties (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall not take any action that, if taken prior to the date hereof, would be required to be listed or described in Section 3.7 of the Disclosure Schedule.

Exhibit 2.1
5.2 Access to Information. From and after the Effective Date and until the Closing Date or the earlier termination of this Agreement pursuant to Section 8, the Seller Parties shall: (a) afford the Buyer Parties and their Representatives, at the Buyer Parties’ sole cost and expense, reasonable access to and the right to inspect all of the Leased Real Property, assets, premises, Books and Records, Contracts and other documents and data that relate to, affect or support the Institutional Assets and Academic Functions, during normal business hours, upon reasonable notice, consistent with applicable Law, and (b) furnish to the Buyer Parties and their Representatives such additional financial, operating or other data and other information regarding the University (or true, correct and complete copies thereof) as the Seller Parties or any of their Representatives may from time to time reasonably request. Any investigation pursuant to this Section 5.2 shall be conducted in such manner as not to interfere with the operation of the University or any other businesses of the Seller Parties. No investigation by the Buyer Parties or other information received by the Buyer Parties or their Representatives shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by either Seller Party in this Agreement. Nothing herein shall require the Seller Parties to provide access to, or to disclose any materials or information to, the Buyer Parties or their Representatives if such access or disclosure (i) would reasonably be expected to result in the loss or waiver of any legal privilege, or (ii) would be in violation of any applicable Laws (including Privacy Laws) or Educational Requirements.
5.3 Notice of Certain Events. From and after the Effective Date and until the Closing Date or the earlier termination of this Agreement pursuant to Section 8:
(a) the Seller Parties shall promptly notify the Buyer Parties in writing of any fact, circumstance, event or action the existence, occurrence or taking of which has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and
(b) the Seller Parties and the Buyer Parties shall promptly notify one another in writing of:
(i) any fact, circumstance, event or action the existence, occurrence or taking of which (A) has resulted in any representation or warranty made by either Seller Party or either Buyer Party, as applicable, hereunder not being true and correct in any material respect, or (B) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7 to be satisfied;
(ii) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;
(iii) any notice or other communication from any Governmental Entity or Educational Agency in connection with the transactions contemplated by this Agreement; and
(iv) any Actions commenced or, to such Party’s knowledge, threatened (A) in the case of any such Action involving the Seller Parties, against, relating to or involving or otherwise affecting the University, the Institutional Assets or the Assumed Liabilities that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.23 or that seeks to prevent, enjoin or otherwise delay the transactions contemplated

Exhibit 2.1
by this Agreement, or (B) in the case of any such Action involving the Buyer Parties, that seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.
A Party’s receipt of information pursuant to this Section 5.3 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by such Party in this Agreement (including Section 8.1(b), Section 8.1(c), Section 9.2 and Section 9.3) and shall not be deemed to amend or supplement the Disclosure Schedule.
5.4 Confidentiality.
(a) From and after the Closing, each Seller Party shall (and shall use commercially reasonable efforts to cause each of its Affiliates and Representatives to) not use or disclose to any Person (other than to any Representatives owing a confidentiality obligation to such Seller Party or its Affiliate for the purpose of advising such Seller Party in connection with the transactions contemplated by this Agreement or the other Transaction Documents) confidential, nonpublic information that is part of the Institutional Assets (collectively, the “Academic Confidential Information”); provided, that in the event that the Seller Parties or any Representative of the Seller Parties becomes legally compelled to disclose any such Academic Confidential Information, the Seller Parties agree to, and shall direct their Representatives to (i) provide Buyer with prompt written notice of such requirement so that Buyer may seek a protective order or other remedy or waive compliance with this Section 5.4; and (ii) in the event that such protective order or other remedy is not obtained, or Buyer waives compliance with this Section 5.4, furnish only that portion of such confidential information which is legally required to be provided and exercise their commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such information. Any confidential, non-public information provided to the Seller Parties or its Representatives in accordance with Section 5.5 or otherwise pursuant to this Agreement shall be treated as Academic Confidential Information for the purposes of this Agreement.
(b) Except as expressly permitted under Section 5.7, each Party shall (and shall use commercially reasonable efforts to cause each of its respective Affiliates and Representatives to), not use or disclose to any Person (other than to any Representatives owing a confidentiality obligation to such Party or its Affiliate for the purpose of advising such Party in connection with the transactions contemplated by this Agreement or the other Transaction Documents) any of the terms of this Agreement or the other Transaction Documents. In addition, in the event that any Party receives a request to produce this Agreement or any Exhibit or Schedule hereto pursuant to applicable public records laws, the Parties shall cooperate in producing a redacted version of the requested document(s) that is in conformance with requirements under the applicable public records law, and the Party that did not receive such public record law request shall have the right to produce the first draft of such redacted documents.
(c) This Section 5.4 shall not apply to the use or disclosure of Academic Confidential Information or information relating to the terms of this Agreement or the other Transaction Documents: (i) to the extent that such information becomes generally known to the public through no fault of the disclosing Party or any of its Affiliates or its or their respective Representatives; (ii) to the extent that such information is required to be disclosed by Law, by the rules of a national securities exchange, or by a Governmental Entity; (iii) to the extent that the

Exhibit 2.1
disclosure of such information is necessary to obtain any Governmental Consent or Educational Approval pursuant to any Educational Requirement; or (iv) to the extent necessary or required in connection with any Action related to the enforcement of this Agreement or the other Transaction Documents.
(d) The Parties agree that all non-public, confidential information communicated by either Party to the other Party pursuant to or in connection with this Agreement prior to the Closing is subject to the terms of that certain Mutual Non-Disclosure Agreement entered into by and between Seller Parent and DigiCat, dated March 30, 2020, which such terms are hereby incorporated by this reference.
5.5 Cooperation.
(a) Subject to the terms and conditions set forth in this Agreement, each Party shall use its respective commercially reasonable efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Laws and Educational Requirements to consummate and make effective the transactions contemplated by this Agreement, including: (i) the obtaining or making of all Educational Consents, (ii) the providing of notices and/or applications to Educational Agencies, including the submission of the notices and applications listed on Section 5.5(a) of the Disclosure Schedule, (iii) the submission of an application for the abbreviated pre-acquisition review by ED of the transactions contemplated hereby, (iv) the obtaining or making of all Governmental Consents (including those under the HSR Act), (v) the obtaining of all Consents from third parties, other than from Governmental Entities or Educational Agencies, necessary or advisable for consummation of the transactions contemplated hereby; provided, however, that such actions shall not include any requirement of any Party or any of their respective Affiliates to commence or participate in any litigation or offer or grant any material accommodation (financial or otherwise) to any third-party, and (vi) the execution and delivery of any additional instruments reasonably necessary to consummate the transactions contemplated this Agreement. In furtherance of the foregoing, the Buyer Parties, on the one hand, and the Seller Parties, on the other hand, shall, as applicable: (A) file or cause to be filed, no later than the fifteenth (15th) Business Day following the Effective Date, any reports or notifications that may be required to be filed by such applicable Party (or its ultimate parent entity) under the HSR Act (with the Federal Trade Commission and the Antitrust Division of the Department of Justice with respect to the transactions contemplated by this Agreement); (B) file or cause to be filed, no later than the fifth (5th) Business Day following the Effective Date, the application for the pre-acquisition review by ED of the transactions contemplated hereby (which shall include the Member Financial Statements which shall have been audited and prepared in accordance with GAAP and GAGAS), and (C) furnish to one another all such information in its possession as may be necessary for the completion of such reports, notifications or applications as described in the preceding clause (A) and (B). The Parties shall use their respective commercially reasonable efforts to take, or cause to be taken, all actions necessary to (1) cause the expiration or termination of the applicable waiting period under the HSR Act as soon as practicable and not extend (except upon agreement with the other parties) any waiting period under the HSR Act, (2) obtain the the issuance of the ED Pre-Acquisition Review Notice, and (3) in each case, respond to any inquiries received and supply, as promptly as practicable, any additional information and

Exhibit 2.1
documentary material that may be requested by any Governmental Entity pursuant to the HSR Act or ED in connection with its review of the application for preacquisition review of the transactions contemplated hereby.
(b) Subject to the terms and conditions herein provided and without limiting the foregoing, the Buyer Parties and the Seller Parties shall make or cause to be made, as soon as reasonably practicable, any appropriate notification filings, forms and submissions required in order to make or obtain an Educational Consent or Governmental Consent (including those under the HSR Act). No Party, nor any of the respective counsel or Representatives, shall participate in any meetings, telephone calls, email exchanges or discussions with any Educational Agency or Governmental Entity regarding the transactions contemplated by this Agreement without either including the other Party or its counsel therein or obtaining the other Party’s consent not to be included (which consent shall not be unreasonably, conditioned or delayed); provided, however, that this sentence shall not restrict any Party or its respective counsel from receiving unsolicited telephone inquiries from Representatives of any Educational Agency or Governmental Entity requesting additional information or clarification of previously filed or submitted information so long as the Party or its counsel receiving such unsolicited inquiry does not engage in any substantive discussions with, or provide any responses to, any such Representative without first complying with its obligations under this Section 5.5. Prior to any Party attending any meetings, telephone calls, discussions or responding to unsolicited telephone inquiries from Representatives of any Educational Agency or Governmental Entity, the Parties shall discuss and agree upon strategy and issues to be pursued and responses to likely questions. The Parties agree that they will participate in all such meetings, telephone calls and discussions in a manner consistent with the agreement described in the preceding sentence and will not introduce any new issues not agreed to by the other Parties prior to any such meeting, telephone call or discussion. Each Party shall provide to the other within two (2) Business Days of receipt all written communications received by either of them from any Educational Agency or Governmental Entity which relate to the transactions contemplated in this Agreement.
(c) Further, and without limiting the generality of the rest of this Section 5.5, each of the Parties shall reasonably cooperate, as promptly as practicable, after the Closing, in all respects with each other in connection with any filing or submission regarding the transactions contemplated by this Agreement (including, without limitation, the nonprofit status of the University under the ownership of Buyer after the Closing) and in connection with any compliance audits and any other actions, audits, reviews or investigations by any Educational Agency, including any entity that administers any form of Student Financial Assistance Program or that reviews student complaints (each, a “Compliance Review”), any action by an Educational Agency or Governmental Entity, or any investigation or other inquiry related in whole or in part to the operation of the University prior to the Closing; provided, however, that all costs shall be borne by the requesting party. Such cooperation shall include, subject to applicable Law, promptly: (i) furnishing to the other such necessary information and reasonable assistance as the other Parties may reasonably request in connection with the foregoing; (ii) informing the other Parties of any material communication from, with or to any Educational Agency or Governmental Entity regarding any of the transactions contemplated by this Agreement or regarding any Compliance Review, any action by an Educational Agency or Governmental Entity, or an investigation or other inquiry related in whole or in part to the operation of the University prior to the Closing; and (iii)

Exhibit 2.1
providing counsel for the other Parties with copies of all filings made by such Party, and all correspondence between such Party (and its advisors) with any Educational Agency or Governmental Entity and any other information supplied by such Party to an Educational Agency or Governmental Entity or received from an Educational Agency or a Governmental Entity in connection with the transactions contemplated by this Agreement or regarding any Compliance Review, any action by the Educational Agency or Governmental Entity, or any investigation or other inquiry related in whole or in part to the operation of the University prior to the Closing; provided, that no Party shall be required to share attorney-client privileged information with the other. Each Party shall, subject to applicable Law, permit counsel for the other Parties to review in advance, and consider in good faith the views of the other Parties in connection with, any proposed written communication, draft filing, correspondence or submission to any Governmental Entity or Educational Agency in connection with the transactions contemplated by this Agreement or regarding any Compliance Review, any action by an Educational Agency or Governmental Entity, or any investigation or other inquiry related in whole or in part to the operation of the University prior to the Closing. Prior to any Party attending any meetings, telephone calls, discussions or responding to unsolicited telephone inquiries from Representatives of any Educational Agency or Governmental Entity, the Parties shall discuss and agree upon the strategy and issues to be pursued and responses to likely questions. The Parties agree that they will participate in all such meetings, telephone calls and discussions in a manner materially consistent with the agreement described in the preceding sentence and will not introduce any new substantive issues not agreed to by the other Parties prior to any such meeting, telephone call or discussion. Each Party shall provide to the other within two (2) Business Days of receipt all written communications received by any Party from any Educational Agency or Governmental Entity that relate to the transactions contemplated in this Agreement or in whole or part to the operation of the University prior to the Closing.
5.6 Further Assurances. From time to time, from and after the Closing, the Seller Parties, on the one hand, will reasonably cooperate with the Buyer Parties, on the other hand, and execute and deliver (or cause to be executed and delivered) all instruments, including instruments of conveyance, assignment and transfer, and to take all such other actions as each of the Parties may reasonably request from time to time, consistent with the terms of this Agreement and at the cost of the requesting Party, in order to effectuate the transactions contemplated by the Transaction Documents.
5.7 Public Announcements. Except as required by Law or the rules of any national securities exchange, each of the Parties shall (and shall cause their respective Affiliates and Representatives to) consult with the other Parties and obtain the prior written consent of the other Parties (which consent (other than with respect to price) shall not be unreasonably conditioned, withheld or delayed) before issuing any press releases or any public statements or announcements with respect to this Agreement and the transactions contemplated by this Agreement; provided that, prior to any such release, statement or announcement as required by Law or the rules of any such exchange, the Person required to issue the release, statement or announcement shall allow the other Parties reasonable time to comment thereon in advance of such issuance; provided further, however, that, following the Closing, the Parties will issue a joint press release or public statements or announcement regarding this Agreement and the transactions contemplated hereby.

Exhibit 2.1
5.8 Use of Names, Brands. Except as otherwise set forth in the Services Agreements, the Seller Parties shall (a) as of the Closing Date cease to use the words “Ashford University” and “Ashford”, (b) cease to use any names licensed under Intellectual Property Agreements that are Transferred Contracts, including the name “Forbes School of Business and Technology”, and (c) cease to use all Trademarks included in the Intellectual Property Assets. As soon as reasonably practicable following the Closing, the Seller Parties take all other actions reasonably necessary to accomplish the foregoing matters, including any notifications, filings or other actions required by any Governmental Entity or Educational Agency.
5.9 Certain Actions.
(a) As soon as practicable, but subject to applicable Educational Requirements, Seller shall make all filings necessary to amend its Organizational Documents to change its name to a name that does not include “Ashford”.
(b) Within five (5) Business Days following the Closing Date, the Seller Parties shall initiate the transfer to Buyer of (i) the domain names/URLs included within the Intellectual Property Assets to Buyer’s domain name accounts or, if agreed to by the Parties, the domain name accounts containing the domain names/URLs included within the Intellectual Property Assets, and (ii) all other Communication Platforms or, in the event transfer is not possible, all information (e.g., passwords, account access details) necessary for Buyer to assume immediate, complete, permanent and irrevocable control of such other Communication Platforms.
5.10 Mixed-Use Contracts. At the Closing, the Seller Parties, in a manner reasonably acceptable to the Buyer Parties, shall provide to Buyer the benefits under, or assign to Buyer its rights under, or obtain a separate contract to be included in the Transferred Contracts for, those benefits and rights of the material Mixed-Use Contracts that relate exclusively to the Institutional Assets, as set forth in Section 5.10 of the Disclosure Schedule, and Buyer shall assume and discharge the Liabilities of the Seller Parties only with respect to such portions of such Mixed-Use Contracts. To the extent that a Consent is required to assign any portion of a Mixed-Use Contract which is to be assigned and assumed, the Seller Parties will use commercially reasonable efforts (which shall not include the payment of any money to such third party in exchange for such Consent) to obtain such Consent. If such a Consent is not obtained, then Seller Parent shall provide Buyer the benefits and Buyer shall assume the Liabilities, in each case relating exclusively to the portions of each such Mixed-Use Contract pertaining to the Institutional Assets, as contemplated by Section 1.6.
5.11 Security Deposits. The Parties, desiring that Buyer receive the benefit of the Security Deposits without necessitating the replacement of the Security Deposits by the Buyer Parties, hereby agree that the aggregate Security Deposits amount shall be treated as an Institutional Asset acquired by the Buyer hereunder.
5.12 Tax Matters.
(a) The Parties hereby waive compliance with any “bulk sales” law under any applicable uniform commercial code.

Exhibit 2.1
(b) All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Seller when due. Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).
5.13 Schedule Updates. Within fifteen (15) calendar days following the end of each calendar month during the period beginning on the Effective Date and ending on the earlier of the Closing Date or the termination of this Agreement pursuant to Section 8, and beginning with the calendar month ending August 31, 2020 (but excluding the calendar month in which the Closing occurs, if the Closing occurs within such fifteen (15) calendar day period), the Seller Parties shall (a) notify the Buyer Parties in writing of any material changes, additions, or events occurring after the date of this Agreement that require a representation and warranty of the Seller Parties to be supplemented with a new disclosure on the Disclosure Schedule or cause any material change in or addition to any existing Disclosure Schedule, if any, and (b) as necessary, deliver to the Buyer Parties any new or updated Disclosure Schedules reflecting such material changes, additions or events (each, an “Updated Disclosure Schedule”). Each Updated Disclosure Schedule shall (a) expressly state that it is being made pursuant to this Section 5.13, (b) specify the representations and warranties to which it applies and (c) describe in reasonable detail the changes, additions or events to which it relates. No Updated Disclosure Schedule delivered pursuant to this Section 5.13 shall be deemed to cure any breach of any representation or warranty unless the Buyer Parties specifically agree thereto in writing, nor shall any such Updated Disclosure Schedule be considered to constitute or give rise to a waiver by the Buyer Parties of any condition set forth in this Agreement, unless the Buyer Parties specifically agrees thereto in writing.
5.14 Exclusive Dealings. During the period from the Effective Date to the earlier of the Closing or the termination of this Agreement in accordance with Section 8, the Seller Parties will not, directly or indirectly, enter into any definitive agreements, arrangements or understanding with any third Person other than the Buyer Parties with respect to any transaction that has a purpose of a contribution or other disposition of all or substantially all of the Institutional Assets or a business combination involving the Seller. During the period from the Effective Date to the earlier of the Closing or the termination of this Agreement in accordance with Section 8, neither of the Seller Parties nor any of their respective Affiliates, will, directly or indirectly, enter into or consummate any definitive agreements, arrangements or understandings that have the effect of creating, acquiring or operating any U.S. degree-granting online institution designed to specifically serve nontraditional students, except with the prior written consent of the Buyer Parties. Anything in this Section 5.14 to the contrary notwithstanding, following the Effective Date, Seller Parent and Seller may continue their ongoing negotiations and related internal planning and structuring efforts to sell to AU NFP, a California nonprofit corporation, the Seller and/or the Institutional Assets, on such terms as Seller Parent may determine; provided, that Seller Parent will not consummate a sale of Seller and/or the Institutional Assets to AU NFP prior to the termination of this Agreement in accordance with Section 8.
5.15 Claims of Fraudulent Conveyance. In the event that, at any time after the Effective Date, whether before or after the Closing, either Seller Party is subject to any Action

Exhibit 2.1
based on the asserted characterization of all or any portion of the transactions described in this Agreement and/or any of the other Transaction Documents as constituting a fraudulent conveyance or an otherwise improper action in derogation of the lawful rights of the creditors of either Seller Party, the Seller Parties shall be responsible for the satisfaction or diligent defense of such Action and, further, shall take all commercially reasonable efforts to protect, defend, hold harmless, and indemnify Buyer in connection with the same and otherwise to preserve intact all rights and interests of Buyer with respect to the Institutional Assets and the operations of the University from and after the Closing.
5.16 Access to Books and Records. For purposes of prosecuting or defending any Actions by or against either of the Seller Parties associated with the operations of the University prior to the Closing, Buyer shall provide the Seller Parties reasonable access (for the purpose of examining and copying) during normal business hours and upon reasonable notice, at the Seller Parties’ expense, for a period of six (6) years after the Closing Date, financial books and records relating to the Institutional Assets with respect to periods or occurrences on or prior to the Closing Date. This Section 5.16 shall not apply to any pending Action between the Parties hereto, which shall be governed by the applicable rules of discovery, evidence or procedure.
5.17 Representation and Warranty Insurance. Following the Effective Date, the Buyer Parties shall use commercially reasonable efforts to take, or cause to be taken, all reasonable actions and do, or cause to be done, all things reasonably necessary, proper or advisable in compliance with applicable Law to cause the R&W Insurance Policy to remain in full force and effect. From and after the Closing, Buyer shall maintain the R&W Insurance Policy in full force and effect for its term and shall not (and shall cause their respective Affiliates not to) amend, modify, terminate or waive the waiver of subrogation, without the prior written consent of the Seller Parent.
5.18 Reimbursement for Increases in Surety Bonds Cash Collateral. If after the Closing Date any Educational Agency requires an increase in the amount of the Surety Bonds Cash Collateral relating to the surety bonds listed on Section 1.1(o) of the Disclosure Schedule as a result of the consummation of the transactions contemplated in the Transaction Documents, the Seller Parties shall reimburse Buyer within five (5) Business Days of the Parties receiving such notice, an amount equal to the difference between the increased requirement of restricted cash relating to such surety bonds and the Surety Bonds Cash Collateral.
6. Employee and Benefit Matters.
6.1 Employee Offers. Seller shall provide Buyer with information reasonably requested by Buyer with respect to compensation and benefits of the Institutional Employees. Not later than ten (10) Business Days prior to the Closing Date, Buyer shall offer to hire, to be effective as of the Closing Date but contingent on the Closing, the Institutional Employees. Buyer will offer employment to the Institutional Employees on terms and conditions of employment substantially similar in all respects, including compensation and benefits substantially similar in the aggregate, (but not including any equity compensation, deferred compensation or 401(k) plan) to those in effect with Seller immediately prior to the Closing (each, a “Qualified Offer”).
6.2 Continued Employment. Buyer agrees that on, and for a period of ninety (90) days

Exhibit 2.1
after, the Closing, it will employ and continue to employ a sufficient number of Institutional Employees at the locations at which Seller operates such that involuntary job losses among employees, whether in the aggregate or at any single location, will not result in notification requirements under the WARN Act with respect to the Institutional Employees at any time after Closing. Buyer agrees to indemnify Seller and defend and hold Seller harmless from and against any and all damages, liabilities, penalties and losses (including reasonable attorneys’ fees and other costs of defense) resulting from or related to Buyer’s actions or omissions with respect to the WARN Act or any other obligation to provide notice, payment or any other benefit as a result of or arising out of any termination of employment (a “WARN Loss”); provided Buyer and Seller acknowledge that Buyer is solely responsible for all decisions regarding employees at its places of business including, but not limited to, hiring decisions, employment criteria and employment terms to be offered.
6.3 Transferred Employees. Each of the Institutional Employees that accepts Buyer’s offer of employment and commences employment with Buyer as of or immediately following the Closing Date is referred to herein as a “Transferred Employee.” Seller agrees to (i) use commercially reasonable efforts to cooperate with Buyer in Buyer’s efforts to accomplish the retention and hiring of the Institutional Employees, (ii) terminate the employment of the Transferred Employees with Seller on or immediately prior to the Closing Date following their acceptance of employment with Buyer, and (iii) be responsible for severance, if any, due such Transferred Employees. Not more than thirty (30) days after the Closing or such shorter period as may be required by Law, and in all cases in accordance with applicable Law, Seller shall pay to each Transferred Employee the value of his or her then accrued but unused paid time off (however denominated).
6.4 Employee Benefits.
(a) With respect to each benefit plan, program, practice, policy or arrangement maintained by Buyer or an Affiliate following the Closing Date and in which any of the Transferred Employees are eligible to participate (the “Buyer Plans”), for purposes of determining eligibility to participate and for vesting purposes (but not for accrual of benefits other than determining the level of vacation pay accrual), service with Seller and its Affiliates (or predecessor employers to the extent Seller provides past service credit) shall be treated as service to Buyer and its Affiliates, except to the extent such service credit would result in any duplication of benefits.
(b) Seller shall take all reasonable actions that are necessary or appropriate to cause all insurance policies and services contracts providing health and other welfare benefits under the Benefit Plans, including without limitation all such policies and contracts with Cigna as listed under Section 1.1(r) of the Disclosure Schedule, to be assigned to Buyer as of the Closing Date. The Transferred Employees shall be allowed to continue to participate in the health and welfare benefits under such Benefit Plans following the Closing to avoid any interruption in coverage as a result of the transactions contemplated by this Agreement. The Transferred Employees shall continue to receive credit under the applicable Benefit Plans maintained by Buyer following the Closing for amounts paid prior to the Closing Date during the calendar year in which the Closing occurs under such Benefit Plans for the purposes of applying deductibles, co-payments, co-insurance and out-of-pocket maximums. Buyer acknowledges and

Exhibit 2.1
agrees that, with its assumption of the group health plan Benefit Plan, it will assume the obligation to continue to provide COBRA coverage to eligible COBRA beneficiaries under that plan including those whose qualifying event occurred on or before the Closing.
(c) Seller shall fully vest all of the Transferred Employees’ account balances under Seller’s 401(k) plan.
(d) Seller and Buyer agree that, for purposes of any of nonqualified deferred compensation plans maintained by Seller or Seller Parent under Section 409A of the Code, the Transferred Employees shall be deemed to have incurred a “separation from service” within the meaning of Code Section 409A as a result of their termination of employment with Seller hereunder.
6.5 No Third-Party Beneficiaries. Nothing contained in this Agreement, express or implied: (a) shall be construed to establish, amend, or modify any benefit plan, program, agreement or arrangement; (b) shall alter or limit Buyer’s or its Affiliates’, or Seller’s or its Affiliates’, ability to amend, modify or terminate any particular benefit plan, program, agreement or arrangement; (c) is intended to confer upon any current or former employee (including any dependent thereof) of Seller or any of its Affiliates or any person other than the Parties (including any Transferred Employee) any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment; or (d) is intended to confer upon any individual (including employees, retirees, or dependents or beneficiaries of employees or retirees) of Seller or any of its Affiliates or any person other than the Parties (including any Transferred Employee) any right as a third-party beneficiary of this Agreement.
7. Conditions to Obligations to Close.
7.1 Conditions to Obligation of All Parties to Close. The respective obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or written waiver by the Buyer Parties and the Seller Parties, in each case, at or prior to the Closing Date of the following conditions. Each of the Parties shall use commercially reasonable efforts to prevent the occurrence of a Material Adverse Effect within its control.
(a) No Action by any Governmental Entity that seeks to prevent or enjoin the consummation of the transactions contemplated by the Transaction Documents shall have been commenced and be continuing.
(b) No Law or Educational Requirement shall have been enacted, entered, promulgated and remain in effect that prohibits or makes illegal or otherwise prohibits or prevents the consummation of the transactions contemplated by this Agreement.
(c) The pre-Closing Governmental Consents and Pre-Closing Educational Consents, as listed on Section 7.1(c) of the Disclosure Schedule, shall have been obtained and, in the case of the Pre-Closing Educational Consent of WSCUC, shall not include any condition or requirement in such consent that adversely and materially impacts the rights of DigiCat with respect to the governance of Buyer, including, without limitation, the right to appoint a minority of Buyer’s Board of Trustees and the supermajority voting rights of Buyer’s Board of Trustees as set forth in Buyer’s governing documents.

Exhibit 2.1
(d) The ED shall have issued an ED Pre-Acquisition Review Notice that does not require the University or Buyer to post a letter of credit in order to obtain from ED a Temporary Provisional Program Participation Agreement (“TPPPA”) or a Provisional Program Participation Agreement (“PPPA”) or, require DigiCat to co-sign the TPPPA or PPPA (either separately or as a condition of not receiving a letter of credit in order to obtain a TPPPA or PPPA); provided, however, that the condition set forth in this Section 7.1(d) shall expire and be of no force and effect and Buyer and DigiCat shall be deemed to have waived this condition for all purposes, as of 11:59 p.m., Pacific time, on the day prior to the Closing Date established pursuant to Section 2.2(b) above.
(e) The filings of the Buyer Parties, as applicable, and the Seller Parties, as applicable, pursuant to the HSR Act, if any, shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated.
7.2 Conditions to Buyer Parties’ Obligation to Close. The Buyer Parties’ obligations to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or written waiver by the Buyer Parties on or prior to the Closing Date of all of the following conditions:
(a) Other than the Fundamental Representations of the Seller Parties, the representations and warranties of the Seller Parties contained in this Agreement and any Closing Instrument shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the Effective Date and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The Fundamental Representations of the Seller Parties shall be true and correct in all respects on and as of the Effective Date and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).
(b) All Consents listed on Section 7.2(b) of the Disclosure Schedule shall have been received, and executed counterparts thereof shall have been delivered to the Buyer Parties at or prior to the Closing.
(c) Since the Effective Date, no Material Adverse Effect shall have occurred and be continuing as of the Closing Date.
(d) The Seller Parties shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.
(e) Each of the Seller Parties shall have executed and delivered to Buyer each of the Transaction Documents to which it is a party, including the Services Agreements.

Exhibit 2.1
(f) Buyer shall have received all Permits that are necessary for it to operate the University as conducted by Seller as of the Closing Date.
(g) The University shall have the amount of cash and cash equivalents necessary for University (or Buyer) to meet or exceed the acid test ratio of 1:1, as defined at 34 C.F.R. § 668.15(b)(8)(i)(B).
(h) Buyer shall have received each other delivery required to be made to Buyer pursuant to Section 2.3.
7.3 Conditions to Seller Parties’ Obligation to Close. The Seller Parties’ obligations to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or written waiver by the Seller Parties on or prior to the Closing Date of all of the following conditions:
(a) Other than the Fundamental Representations of the Buyer Parties, the representations and warranties of the Buyer Parties contained in this Agreement and any Closing Instrument shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the Effective Date and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The Fundamental Representations shall be true and correct in all respects on and as of the Effective Date and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).
(b) The Buyer Parties shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.
(c) Each of the Buyer Parties shall have executed and delivered to the Seller Parties each of the Transaction Documents to which it is a party, including the Services Agreements.
(d) The Seller Parties shall have received each other delivery required to be made to the Seller Parties pursuant to Section 2.4.
8. Termination.
8.1 Termination. This Agreement may be terminated at any time prior to the Closing:
(a) Upon the mutual written consent of the Parties;
(b) by either Buyer Party, upon written notice to the Seller Parties, if:

Exhibit 2.1
(i) the Buyer Parties are not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by any Seller Party pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 7 and such breach, inaccuracy or failure has not been cured (or is incapable of being cured) by such Seller Party by the earlier of (A) twenty (20) days of the Seller Parties’ receipt of written notice of such breach from Buyer, or (B) the Cut-Off Date; or
(ii) any of the conditions set forth in Section 7.1 or Section 7.2 shall not have been fulfilled by the Cut-Off Date, unless such failure shall be due to the breach by the Buyer Parties of, or the failure of the Buyer Parties to perform or comply with, any of their respective representations, warranties, covenants, agreements or conditions hereof to be performed or complied with by either of them prior to the Closing;
(c) by either Seller Party, upon written notice to the Buyer Parties, if:
(i) the Seller Parties are not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Buyer Parties pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 7 and such breach, inaccuracy or failure has not been cured (or is incapable of being cured) by the Buyer Parties by the earlier of (A) twenty (20) days of the Buyer Parties’ receipt of written notice of such breach from the Seller Party, or (B) the Cut-Off Date; or
(ii) any of the conditions set forth in Section 7.1 and Section 7.3 shall not have been fulfilled by the Cut-Off Date, unless such failure shall be due to the breach by the Seller Parties of, or the failure of the Seller Parties to perform or comply with, any of their representations, warranties covenants, agreements or conditions hereof to be performed or complied with by either of them prior to the Closing; or
(d) by any Party in the event that (i) there shall be any Law or Educational Requirement that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Entity shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable; or
(e) by any Party in the event that there occurs any final non-appealable refusal of any Governmental Entity or Educational Agency to grant or issue any pre-Closing Governmental Consent or Pre-Closing Educational Consent, in each case, that is listed on Section 7.1(c) of the Disclosure Schedule.
8.2 Notice of Termination. In the event of termination of this Agreement by any Seller Party or Buyer Party pursuant to Section 8.1, written notice of such termination shall be given by the terminating Party to the other Parties. If this Agreement is terminated as provided herein, all filings, applications and other submissions relating to the transactions contemplated hereby as to which termination has occurred shall, to the extent practicable, be withdrawn from the Governmental Entity, Educational Agency or other Person to which made.

Exhibit 2.1
8.3 Effect of Termination. Notwithstanding anything to the contrary in this Agreement, in the event of termination of this Agreement by any Seller Party or Buyer pursuant to Section 8.1, this Agreement shall terminate and become void and have no effect, and there shall be no Liability on the part of any Party, except that no such termination shall relieve any Party hereto from Liability for such Party’s fraud or willful and intentional breach of this Agreement prior to termination of this Agreement; and provided further, that Section 5.4(d), this Section 8.3, and Section 10 shall survive any termination of this Agreement in accordance with their respective terms.
9. Indemnification.
9.1 Survival of Representations, Warranties, Covenants and Agreements; Use of Materiality.
(a) Subject to the limitations and other provisions of this Agreement, the representations and warranties of the Parties contained herein shall survive the Closing and shall remain in full force and effect until the date that is three (3) years from the Closing Date; provided, that the Fundamental Representations of the Parties shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus sixty (60) days and the representations in Section 3.17 (Education Matters) shall survive until the fifth (5th) anniversary of the Closing Date (the applicable date of expiration of a representation or warranty as specified in this sentence, the “Survival Date”). All covenants and agreements of the Parties contained herein shall survive the Closing until the earlier of the date the responsible Party has fully performed and discharged such covenants and agreements or for the period explicitly specified herein.
(b) It is the express intent of the Parties hereto that, if the applicable Survival Period for an item as contemplated by this Section 9.1 is shorter than the statute of limitations that would otherwise have been applicable to such item, then, by contract, the applicable statute of limitations with respect to such item shall be reduced to the shortened Survival Period contemplated hereby.
(c) The obligations to indemnify under this Section 9 shall not terminate with respect to any specific matter as to which any Person that may be entitled to indemnification under this Agreement (the “Indemnified Person”) shall have, before the expiration of the applicable Survival Date, previously made a claim in good faith by delivering a written notice thereof (stating in reasonable detail the basis of such claim to the extent then known to the party giving notice) (a “Claim Notice”) to the Person that may be required to indemnify the Indemnified Person under this Agreement (the “Indemnifying Person”).
(d) For purposes of Section 9.2(a), in determining any inaccuracy or breach of any representation or warranty and calculating the amount of Losses arising from any inaccuracy or breach of any representation or warranty pursuant this Section 9, the representations and warranties of the Seller Parties contained in Section 3 shall not be deemed qualified by any references in Section 3 to materiality generally or to whether or not any such inaccuracy or breach results or may result in a Material Adverse Effect; provided, however, that the foregoing shall not apply to (i) the representations and warranties set forth in Section 3.5, Section 3.7(a), and Section

Exhibit 2.1
3.18, and (ii) any representation and warranty, or portion thereof, as to which Seller has provided disclosures in the Disclosure Schedule modifying or taking exception to such representation and warranty, or portion thereof, which disclosures were based upon any such materiality or Material Adverse Effect qualifications.
9.2 Indemnification by Seller Parties. Subject to the terms and conditions of this Section 9, from and after the Closing, the Seller Parties shall, jointly and severally, indemnify, defend and hold harmless the Buyer Parties, each of their respective Affiliates, and their respective successors, assigns, officers, trustees, directors, employees and agents (collectively, the “Buyer Indemnitees”) from and against any Loss suffered or incurred by any such Buyer Indemnitee, whether such Loss exists or accrues prior to, on or subsequent to the Closing Date, arising out of or in connection with any of the following:
(a) any inaccuracy in or breach of any of the representations or warranties of the Seller Parties contained in Section 3 of this Agreement or in any Closing Instrument as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);
(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Seller Parties pursuant to this Agreement or in any Closing Instrument; or
(c) any claims with respect to any of the Excluded Liabilities, including the failure to discharge any of the Excluded Liabilities when due.
9.3 Indemnification by Buyer. Subject to the terms and conditions of this Section 9, from and after the Closing, Buyer shall indemnify, defend and hold harmless the Seller Parties, each of their respective Affiliates, and their respective successors, assigns, officers, directors, trustees, members, employees and agents (the “Seller Indemnitees”) against, and hold them harmless from, any Loss suffered or incurred by any such Seller Indemnitee, whether such Loss exists or accrues prior to, on or subsequent to the Closing Date, arising out of or in connection with any of the following:
(a) any inaccuracy in or breach of any of the representations or warranties of the Buyer Parties contained in Section 4 of this Agreement as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);
(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Buyer Parties pursuant to this Agreement; or
(c) any claims with respect to any of the Assumed Liabilities, including the failure to discharge any of the Assumed Liabilities when due (excluding, for the sake of clarity, any claims by Seller Parent relating to or arising out of the services to be performed by Seller Parent under the Services Agreements on or after the Closing Date).

Exhibit 2.1
9.4 Limitations. Subject to the terms and conditions of this Section 9, following the Closing:
(a) the Buyer Indemnitees shall not be entitled to exercise any indemnification rights for any Losses for which the Buyer Indemnitees are entitled to indemnification pursuant to Section 9.2(a), or pursuant to Section 9.2(b) for breach or non-fulfillment of any covenant, agreement or obligation requiring performance prior to the Closing, unless and until the Buyer Indemnitees have incurred Losses for which they are entitled to indemnification hereunder in excess of the Deductible Amount in the aggregate, after which, subject to the terms of this Agreement, the Buyer Indemnitees shall be entitled to indemnification for any such Losses only in excess of the Deductible Amount; provided, however, that the Deductible Amount shall not be applicable to claims for indemnification with respect to breaches by the Seller Parties of any Fundamental Representations; and
(b) the Seller Indemnitees shall not be entitled to exercise any indemnification rights for any Losses for which the Seller Indemnitees are entitled to indemnification pursuant to Section 9.3(a), or pursuant to Section 9.3(b) for breach or non-fulfillment of any covenant, agreement or obligation requiring performance prior to the Closing, unless and until the Seller Indemnitees have incurred Losses for which they are entitled to indemnification hereunder in excess of the Deductible Amount, after which, subject to the terms of this Agreement, the Seller Indemnitees shall be entitled to indemnification for any such Losses only in excess of the Deductible Amount; provided, however, that the Deductible Amount shall not be applicable to claims for indemnification with respect to breaches by Buyer of any Fundamental Representations.
(c) the aggregate amount of Losses recoverable hereunder by the Buyer Indemnitees against the Seller Parties (without regard to the amounts recoverable under the R&W Insurance Policy) in respect of claims for indemnification pursuant to Section 9.2(a) with respect to breaches of representations and warranties (except with respect to breaches of the Fundamental Representations), or pursuant to Section 9.2(b) with respect to breaches or non-fulfillment of any covenant, agreement or obligation requiring performance prior to the Closing, shall not exceed the Seller Retention Amount, and as of the time the amount of recovered Losses equals the Seller Retention Amount, no Buyer Indemnitee shall have any further right to indemnification with respect to matters covered in Section 9.2(a) (except with respect to claims for breaches of Fundamental Representations), or covered in Section 9.2(b) with respect to breaches or non-fulfillment of any covenant, agreement or obligation requiring performance prior to the Closing, pursuant to this Agreement;
(d) The aggregate amount of Losses recoverable hereunder by the Buyer Indemnitees in respect of claims for indemnification pursuant to (i) Section 9.2(a) with respect to breaches of the Fundamental Representations, or (ii) Section 9.2(b) with respect to breaches or non-fulfillment of any covenant, agreement or obligation requiring performance following the Closing shall, in each case, not exceed the Valuation Amount.
(e) The amount of any Loss for which indemnification is required to be provided under this Section 9 shall be net of any amounts actually recovered by the Indemnified Person under insurance policies in effect and applicable to such Loss or other third-party recoveries. In the event any Indemnified Person is entitled to any insurance proceeds in respect

Exhibit 2.1
of any Losses for which such Buyer Indemnitee is entitled to indemnification pursuant to Section 9.2, such Indemnified Person shall use commercially reasonable efforts to obtain, receive, or realize such insurance proceeds and, in the event that any such insurance proceeds or other third-party recoveries are actually realized and received by an Indemnified Person subsequent to receipt by such Indemnified Person of any indemnification payment hereunder in respect of the claims to which such insurance proceeds or other third-party recoveries relate, appropriate refunds shall be made promptly by the relevant Indemnified Persons of all, or the relevant portion, of such corresponding indemnification payment.
(f) The indemnities herein are intended solely for the benefit of the Persons expressly identified in this Section 9 (and their permitted successors and assigns) and are in no way intended to, nor shall they, constitute an agreement for the benefit of, or be enforceable by, any other Person.
(g) In no case shall Losses include, and the definition of “Losses” shall be construed to entirely exclude, any punitive or exemplary damages, whether foreseeable or not, whether occasioned by any failure to perform or the breach of any representation, warranty, covenant, or other obligation under this Agreement for any cause whatsoever.
(h) Neither the Seller Indemnitees nor the Buyer Indemnitees may recover Losses more than once for any specific facts, omissions or circumstances notwithstanding the fact that such facts, omissions or circumstances may constitute the breach of more than one representation or warranty. No Buyer Indemnitee shall be entitled to recover under this Section 9 to the extent the matter in question, taken together with all similar matters, does not exceed the amount of any reserves or liabilities with respect to such matters that are expressly reflected in the Financial Statements.
(i) If any Indemnifying Person pays any amount in connection with a Third-Party Claim pursuant to Section 9.2 and Section 9.3, including any costs or expenses in defending such Third-Party Claim, and it is subsequently determined that such Indemnifying Person has no indemnification obligation for such Third-Party Claim, then the Indemnified Person shall, promptly following the Indemnifying Person’s written request therefore, reimburse such Indemnifying Person for all such amounts paid by such Indemnifying Person in connection with such Third-Party Claim, including any costs or expenses in defending such Third-Party Claim.
(j) None of the limitations or exceptions set forth in this Section 9.4, or any Survival Period with respect to the representations, warranties and covenants set forth herein, shall in any way limit or modify the ability of the Buyer Indemnitees to make claims under or recover under the R&W Insurance Policy.
9.5 Indemnification Procedures.
(a) In order for an Indemnified Person to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim made by any third-party against the Indemnified Person (a “Third-Party Claim”), such Indemnified Person must provide the Indemnifying Person with a Claim Notice regarding the Third-Party Claim promptly and in any event within thirty (30) days after (i) receipt by such Indemnified Person of written notice of the Third-Party Claim, or (ii) such Indemnified Person becoming aware of any

Exhibit 2.1
Loss for which such Indemnified Person may be indemnified under this Section 9, and describing in such notice the subject matter of such claim or demand; provided, however, that failure to give, or any delay in giving, such notification shall not release the Indemnifying Person from (or otherwise affect) any of its obligations under this Section 9 except to the extent the Indemnifying Person shall have been actually prejudiced as a result of such failure or delay, it being agreed, however, that all indemnification claims must be delivered prior to the expiration of the applicable Survival Date, if any. Such written notice shall set forth (A) the facts and circumstances giving rise to such claim for indemnification, including copies of all material written evidence thereof, (B) the nature of the Losses suffered or incurred, (C) a reference to the provisions of this Agreement in respect of which such Losses have been suffered or incurred and (D) the amount of Losses actually suffered or incurred. Thereafter, the Indemnified Person shall deliver to the Indemnifying Person, promptly after the Indemnified Person’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Person relating to the Third-Party Claim.
(b) If a Third-Party Claim is made against an Indemnified Person, the Indemnifying Person will be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnifying Person reasonably acceptable to the Indemnified Person. If the Third-Party Claim includes allegations for which the Indemnifying Person both would and would not be obligated to indemnify the Indemnified Person, the Indemnifying Person and the Indemnified Person shall in that case jointly assume the defense thereof. Should the Indemnifying Person so elect to assume the defense of a Third-Party Claim, the Indemnifying Person will not be liable to the Indemnified Person for legal fees and expenses subsequently incurred by the Indemnified Person in connection with the defense thereof. If the Indemnifying Person assumes such defense, the Indemnified Person shall have the right to participate in the defense thereof and, at its own expense, to employ counsel reasonably acceptable to the Indemnifying Person, separate from the counsel employed by the Indemnifying Person, it being understood that the Indemnifying Person shall control such defense. If the Indemnifying Person chooses to defend or prosecute any Third-Party Claim, all Parties shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the Indemnifying Person’s request) the provision to the Indemnifying Person of records and information which are reasonably relevant to such Third-Party Claim, and making members, officers, directors, employees and agents of the Indemnified Person available on a mutually convenient basis to provide information, testimony at depositions, hearings or trials, and such other assistance as may be reasonably requested by the Indemnifying Person.
(c) Notwithstanding the foregoing, in the event a Third-Party Claim is made against an Indemnified Person as to which such Indemnified Person is entitled to seek indemnification hereunder and: (i) such Indemnified Person reasonably concludes that the Indemnifying Person has failed to assume the defense of the Indemnified Person, or that the Indemnifying Person is not diligently defending such Indemnified Person, (ii) the Indemnified Person’s insurance carrier (including under the R&W Insurance Policy) has the right to require and so requires that the Indemnified Person control the defense of such Third-Party Claim; or (iii) if the Indemnified Person is a Seller Indemnitee, and the Third-Party Claim adversely affects, or is reasonably likely to adversely affect, the Support Functions or Seller Parent’s ability to perform

Exhibit 2.1
under the Services Agreements, then in such case the Indemnified Person may elect to retain the defense of such Third-Party Claim and will be entitled to be reimbursed by the Indemnifying Person for its Losses incurred in such defense (including reasonable attorneys’ fees).
(d) Whether or not the Indemnifying Person shall have assumed the defense of a Third-Party Claim, the Indemnified Person shall not settle, compromise or discharge such Third-Party Claim without the Indemnifying Person’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). The Indemnifying Person shall not admit any Liability with respect to, or settle, compromise or discharge any Third-Party Claim without the Indemnified Person’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that the Indemnified Person shall not withhold its consent to any settlement, compromise or discharge of a Third-Party Claim that: (i) the Indemnifying Person may recommend, (ii) by its terms obligates the Indemnifying Person to pay the full amount of the Liability in connection with such Third-Party Claim, (iii) releases the Indemnified Person completely in connection with such Third-Party Claim, and (iv) contains no sanction or restriction upon the future activities or business of the Indemnified Person nor requires the Indemnified Person to take any action other than ministerial actions related to the dismissal of any proceedings related to the Third-Party Claim.
(e) Any claim by an Indemnified Party on account of Losses that does not result from a Third-Party Claim (a “Direct Claim”) will be asserted by giving the Indemnifying Party written notice thereof promptly and in any event within thirty (30) days after such Indemnified Person becoming aware of any Loss for which such Indemnified Person may be indemnified under this Section 9; provided, however, that failure to give, or any delay in giving, such notification shall not release the Indemnifying Person from (or otherwise affect) any of its obligations under this Section 9 except to the extent the Indemnifying Person shall have been actually prejudiced as a result of such failure or delay, it being agreed, however, that all indemnification claims must be delivered prior to the expiration of the applicable Survival Date, if any. Such notice by the Indemnified Party will describe the Direct Claim in reasonable detail, will include copies of all available material written evidence thereof, and will indicate the estimated amount, if reasonably practicable, of Losses that has been or may be sustained by the Indemnified Party. The Indemnifying Party will have a period of thirty (30) days from which to respond in writing to such Direct Claim. If the Indemnifying Party does not respond within such thirty (30) day period, the Indemnifying Party will be deemed to have rejected such claim, in which event the Indemnified Party will be free to pursue such remedies as may be available to the Indemnified Party at the Indemnifying Party’s expense pursuant to the terms and subject to the provisions of this Agreement.
(f) For the avoidance of doubt, to the extent that a Direct Claim or Third-Party Claim involves Losses that relate to both (i) the Seller Parties’ acts (or failures to act) prior to Closing and/or breaches by the Seller Parties of any of their respective representations and warranties in Section 3; and (ii) Buyer’s acts (or failures to act) that occur on or after Closing and/or breaches by the Buyer Parties of any of their respective representations and warranties in Section 4, then, subject to the terms of this Section 9, (x) the Seller Parties shall be responsible for Losses arising from their respective preClosing acts (or failures to act) and/or breaches by the Seller Parties of any of their respective representations and warranties in Section 3; (y) Buyer shall

Exhibit 2.1
be responsible for Losses arising from the Buyer Parties’ respective post-Closing acts (or failures to act) and/or breaches by the Buyer Parties of any of their respective representations and warranties in Section 4; and (z) each Party will indemnify the other for such Losses, as applicable, in accordance with this Section 9.
(g) Subject to the limitations set forth in this Section 9, (i) if the Indemnified Person is a Buyer Indemnitee and the claim set forth in the Claim Notice is made (A) pursuant to Section 9.2(a) (other than with respect to a breach of a Fundamental Representation), or pursuant to Section 9.2(b) for breach or non-fulfillment of any covenant, agreement or obligation requiring performance prior to the Closing, then, with respect to any Losses payable to a Buyer Indemnitee pursuant to such claim such Buyer Indemnitee shall be entitled to receive from the Seller Parties the amount of such Losses (up to the amount of the Seller Retention Amount) by wire transfer of immediately available funds within three (3) Business Days of the final determination thereof, (B) pursuant to Section 9.2(a) with respect to a breach of a Fundamental Representation, or pursuant to Section 9.2(b) with respect to breach or non-fulfillment of any covenant, agreement or obligation requiring performance following the Closing, and the amount of such Losses exceeds the remaining Seller Retention Amount and, thereafter, any recovery under the R&W Insurance Policy applicable to such claim, then the Seller Parties shall promptly (and in any event within three (3) Business Days) pay to the Buyer Indemnitees such excess amount by wire transfer of immediately available funds, or (ii) if the Indemnified Person is a Seller Indemnitee, then Buyer shall promptly (and in any event within three (3) Business Days) pay the Seller Indemnitees the amount set forth in the Claim Notice by wire transfer of immediately available funds.
9.6 Exclusive Remedy. Except as provided in Section 11.11, from and after the Closing, the indemnification provisions of this Section 9 shall be the sole and exclusive remedy of any Indemnified Person and their respective Affiliates with respect to claims under, or otherwise relating to, the transactions that are the subject of, this Agreement, whether sounding in contract, tort, or otherwise, and whether asserted against any Seller Indemnitee, Buyer Indemnitee or any other Person, it being agreed that all of such other remedies, entitlements and recourse are expressly waived and released by the Parties to the fullest extent permitted by applicable Law. Without limiting the generality of the foregoing, in no event shall any Party, its successors or permitted assigns be entitled to claim or seek rescission of the transactions contemplated by this Agreement. Each of the Parties, on behalf of itself and its equity owners, trustees, directors, managers, officers, employees, and Affiliates, agrees not to bring any actions or proceedings, at Law, equity or otherwise, against any other Party or its equity owners, directors, managers, officers, employees, and Affiliates, in respect of any breach or alleged breach of any representation, warranty, covenant or agreement in this Agreement, except pursuant to the express provisions of this Section 9. The provisions of this Section 9 were specifically bargained for among the Parties and were taken into account by the parties in arriving at the terms and conditions of this Agreement.
9.7 Payment of Claims. In the event that a Buyer Indemnitee sustains or incurs Losses for which it is entitled to be indemnified by the Seller Parties under this Agreement, it is understood and agreed that amounts for which such Buyer Indemnitee is entitled to indemnification hereunder shall be paid (i) first, by the Seller Parties in an amount up to the Seller Retention Amount, (ii) second, by recovery under the R&W Insurance Policy, to the extent

Exhibit 2.1
applicable to such claim, and (iii) thereafter (if applicable), by the Seller Parties (subject to the limitations otherwise set forth herein).
10. Definitions and Interpretation.
10.1 Terminology. If the Agreement does not define a particular term, it will have its generally understood meaning (e.g., in the information technology or education industries) based on the context in which it is used.
10.2 Interpretation.
(a) Generally. Unless the context requires otherwise:
(i) all references herein to Sections, Exhibits or Schedules are to Sections, Exhibits or Schedules of or to this Agreement;
(ii) the headings in this Agreement are for convenience of reference only and will not control or affect the meaning or construction of any provisions of this Agreement;
(iii) each term defined in this Agreement has the meaning assigned to it;
(iv) each accounting term not otherwise defined in this Agreement has the meaning commonly applied to it in accordance with GAAP;
(v) words in the singular include the plural and vice versa;
(vi) all references to “$” or “dollar” amounts will be to lawful currency of the United States;
(vii) unless the context implies otherwise to the extent the term “day” or “days” is used, it will mean calendar day(s);
(viii) references to the masculine, feminine or neuter gender include each other gender;
(ix) the words “herein,” “hereby,” “hereof,” “hereunder,” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision;
(x) the terms “including” and “includes” mean “including or includes without limitation;”
(xi) reference to, and the definition of, any document shall be deemed a reference to such document as it may be amended, supplemented, revised, or modified, in writing, from time to time;
(xii) the Recitals, Schedules and Exhibits are deemed a part of this Agreement and are incorporated by reference herein; and

Exhibit 2.1
(xiii) whenever payments are to be made or an action is to be taken on a day which is not a Business Day, such payment shall be made or such action shall be taken on or no later than the next succeeding Business Day.
(b) Schedules. The information contained in the Schedules is disclosed solely for the purposes of this Agreement and may include items or information not required to be disclosed under this Agreement, and no information contained in any Schedule shall be deemed to be an admission by any Party to any third Person of any matter whatsoever, including an admission of any violation of any Law or breach of any agreement. No information contained in any Schedule shall be deemed to be material (whether individually or in the aggregate) to the business, assets, Liabilities, financial position, operations or results of operations of the Party to whom the disclosure relates, nor shall it be deemed to give rise to circumstances which may result in a Material Adverse Effect solely by reason of it being disclosed. Information contained in a Section, subsection or individual Schedule (or expressly incorporated therein) shall qualify the representations and warranties made in the identically numbered Section or, if applicable, subsection of this Agreement and all other representations and warranties made in any other Section, subsection or Schedule to the extent its applicability to such Section, subsection or Schedule is reasonably apparent on its face. References to agreements in the Schedules are not intended to be a full description of such agreements, and all such disclosed agreements should be read in their entirety. Nothing disclosed in any Schedule is intended to broaden any representation or warranty contained in this Agreement. It is understood and agreed that the specification of any dollar amount in the representations and warranties contained in this Agreement, or the inclusion of any specific item in a Schedule, is not intended to imply that such amounts, or higher or lower amounts included, are or are not material, and no Party shall use the fact of the setting of such amounts, or the fact of the inclusion of any such item in a Schedule, in any dispute or controversy between the Parties as to whether any obligation, item or matter not described in this Agreement or included in a Schedule is or is not material for purposes of this Agreement.
(c) Presumption. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.
(d) Exhibits. If an Exhibit is a form of agreement, such agreement, when executed and delivered by the parties thereto, shall (without affecting the rights or obligations of any Party hereunder in respect of such agreement) constitute a contract independent of this Agreement.
11. Miscellaneous.
11.1 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to each of the other Parties. Signatures to this Agreement transmitted by electronic mail in “.pdf” form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Exhibit 2.1
11.2 Governing Law; Dispute Resolution.
(a) This Agreement shall be governed by and construed in accordance with the Laws of the State of Arizona applicable to contracts executed and to be performed wholly within such State and without reference to the choice or conflict of law principles that would result in the application of the Laws of a different jurisdiction.
(b) The Parties shall resolve any dispute, controversy or claim arising out of or relating to this Agreement, or to the negotiation, execution, performance, termination, interpretation or enforcement thereof (each, a “Dispute”)), as provided in this Section 11.2. The procedures set forth in this Section 11.2 shall be the exclusive mechanism for resolving any Dispute that may arise from time to time.
(c) The Seller Parties, on one hand, and the Buyer Parties, on the other hand shall first attempt in good faith to resolve any Dispute by negotiation and consultation between themselves. In the event that such Dispute is not resolved on an informal basis within fifteen (15) Business Days after one Party provides notice to the other Party of such Dispute, such Party may, by written notice to the other Party (“Escalation to Executive Notice”), refer such Dispute to the leadership of each Party (“Executive(s)”). If the Executives cannot resolve any Dispute during the time period ending fifteen (15) Business Days after the date of the Escalation to Executive Notice (the last day of such time period, the “Escalation to Mediation Date”), either Party may initiate mediation under Section 11.2(d).
(d) Subject to Section 11.2(c), a Party may, at any time after the Escalation to Mediation Date, submit the Dispute to JAMS for mediation by providing to JAMS a written request for mediation, setting forth the subject of the Dispute and the relief requested. Following the submission of a request for mediation, the Parties shall cooperate with JAMS and with one another in selecting a neutral mediator and in scheduling the mediation proceedings. The Parties covenant that they will use commercially reasonable efforts in participating in the mediation.
(e) If the Parties cannot resolve the Dispute within thirty (30) Business Days after the submission of the Dispute to JAMS for mediation for any reason, including the failure of either Party to agree to any settlement proposed by JAMS, then either Party may proceed in the state or federal courts in the State of Arizona to pursue all remedies available to such Party. Alternatively, the Parties may agree in writing to participate in voluntary binding arbitration regarding a Dispute. In such event, final and binding arbitration of the Dispute shall be conducted through JAMS, before a single arbitrator and in accordance with the JAMS Streamlined Arbitration Rules & Procedures. The Parties agree that the arbitration will be treated as confidential information to the extent permitted by applicable Law and the fact of the arbitration and all details thereof shall not be disclosed to any third party except to the arbitrator. Any arbitration conducted pursuant to this Agreement shall be held in Tucson or Phoenix, Arizona. The Parties waive any argument that the selection of that venue is inconvenient or otherwise improper.
(f) All costs of mediation and arbitration shall be borne equally by the Parties, provided that each Party shall be responsible for its own attorneys’ fees.
11.3 Entire Agreement; Third Party Beneficiaries. This Agreement and the other

Exhibit 2.1
Transaction Documents: (a) constitute the entire agreement among the Parties with respect to the subject matter of this Agreement and such other Transaction Documents and supersede any prior discussion, correspondence, negotiation, proposed term sheet, agreement, understanding or arrangement, and there are no agreements, understandings, representations or warranties among the Parties other than those set forth in this Agreement or in the other Transaction Documents, and (b) except for Section 9.2, Section 9.3 and Section 11.9 which are intended to benefit, and to be enforceable by, the Persons specified therein, neither this Agreement nor any Transaction Document is intended to confer in or on behalf of any Person not a Party to this Agreement or any other Transaction Document any rights, benefits, causes of action or remedies with respect to the subject matter or any provision hereof.
11.4 Expenses. Except as set forth in this Agreement, whether the transactions contemplated by this Agreement are consummated or not, all legal and other costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, and all filing and other similar fees payable in connection with the filings or submissions under the HSR Act, incurred by the Parties in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such costs and expenses.
11.5 Notices. All notices, requests, demands and other communications permitted or required to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed conclusively to have been given: (a) when personally delivered, (b) when sent by electronic mail (with hard copy to follow in accordance with subclauses (a), (c) or (d)) during a Business Day (or on the next Business Day if sent after the close of normal business hours or on any non-Business Day), (c) one Business Day after being sent by reputable overnight express courier (charges prepaid), or (d) three Business Days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing, notices, requests, demands and communications to the Parties shall be sent to the following addresses:
(a) If to Seller Parent or Seller:
Zovio Inc
1811 East Northrop Boulevard
Chandler, Arizona 85286
Attn: Chief Executive Officer

with a copy to:
Zovio Inc
1811 East Northrop Boulevard
Chandler, Arizona 85286
Attn: General Counsel

(c) If to DigiCat or Buyer:
The University of Arizona Global Campus

Exhibit 2.1
1401 E. University Blvd.
Tucson, AZ 85721
Attn: President

with a copy to:
Office of the General Counsel
The University of Arizona
Administration Building, Room 103
1401 E. University Blvd.
Tucson, AZ 85721
Attn: General Counsel

11.6 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. Neither the Seller Parties, on the one hand, nor the Buyer Parties, on the other hand, may assign their respective rights or obligations hereunder without the prior written consent of the other, which consent shall not be unreasonably withheld, conditioned, or delayed. No assignment shall relieve the assigning Party of any of its obligations hereunder.
11.7 Amendments and Modifications; Waiver. This Agreement may not be amended, modified or supplemented except by an instrument or instruments in writing signed by each Party. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
11.8 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to affect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
11.9 No Recourse. All Actions or Liabilities (whether in contract or in tort, in Law or in equity, or granted by statute whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil) that may be based upon, in respect of, arise under, out of or by reason of, be connected with, or relate in any manner to: (a) this Agreement, (b) the negotiation, execution or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), (c) any breach of

Exhibit 2.1
this Agreement and (d) any failure of the transactions contemplated by this Agreement to be consummated, may be made only against (and are those solely of) the Persons that are expressly identified as “Parties” to this Agreement and their respective successors and assigns. No other Person, including any director, officer, employee, incorporator, member, partner, manager, stockholder, option holder, Affiliate, agent, attorney or representative of, or any financial advisor or lender to, any Party, or any director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney or representative of, or any financial advisor or lender to any of the foregoing shall have any Liabilities (whether in contract or in tort, in Law or in equity, or granted by statute whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil) for any Actions or Liabilities arising under, out of, in connection with or related in any manner to the items in the immediately preceding clauses (a) through (d).
11.10 Specific Performance; Special Rule for Fraud.
(a) The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, including if the Parties hereto fail to take any action required of them hereunder to consummate this Agreement. It is accordingly agreed that, in addition to any other applicable remedies at law or in equity, the Parties hereto shall be entitled to an injunction or injunctions, without proof of damages, to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement. Each Party hereto agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other Party has an adequate remedy at law. In no event shall the exercise of a Party’s right to seek specific performance pursuant to this Section 11.10 reduce, restrict or otherwise limit such Party’s right to terminate this Agreement pursuant to Section 8.1 or pursue all applicable remedies at law, including seeking money damages, as applicable. Each of the Parties hereto hereby waives any requirement under any law to post a bond or other security as a prerequisite to obtaining equitable relief. The Parties hereto further agree that (i) by seeking the remedies provided for in this Section 11.10, a Party shall not in any respect waive its right to seek any other form of relief that may be available to a Party under this Agreement in the event that the remedies provided for in this Section 11.10 are not available or otherwise are not granted, and (ii) nothing set forth in this Section 11.10 shall require any Party hereto to institute any proceeding for (or limit any Party’s right to institute any proceeding for) specific performance under this Section 11.10 prior to or as a condition to exercising any termination right under Section 8.1.
(b) Notwithstanding anything herein to the contrary, in no event shall any limit or restriction on any rights or remedies set forth in this Agreement limit or restrict the rights or remedies of any Party in the case of fraud or intentional misrepresentation with respect to the representations and warranties made in this Agreement by any other Party.
[Signature Page Follows]

Exhibit 2.1
IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.
“SELLER PARTIES”
ZOVIO INC
By: /s/ Andrew Clark
Name: Andrew S. Clark
Title: Founder, President and CEO

ASHFORD UNIVERSITY, LLC
By: Zovio Inc, as sole member
By: /s/ Andrew Clark
Name: Andrew S. Clark
Title: Founder, President and CEO

Exhibit 2.1
IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.
“BUYER PARTIES”

“DIGICAT”
ARIZONA BOARD OF REGENTS, for and on behalf of THE UNIVERSITY OF ARIZONA
By: /s/ Robert C. Robbins
Name: Robert C. Robbins
Title: President

“BUYER”
THE UNIVERSITY OF ARIZONA GLOBAL CAMPUS
By: /s/ Brent White
Name: Brent White
Title: President

Exhibit 2.1

EXHIBIT A
DEFINITIONS
The following terms have the definitions set forth below or ascribed thereto in the section of this Agreement identified below:
“Academic Confidential Information” has the meaning set forth in Section 5.4(a).
“Academic Functions” means the functions, responsibilities and duties performed in the ordinary course of business in support of the academic operations of the University, consisting of: (a) maintenance of the office of President/Provost and of an academic operations management team, (b) establishing standards for student admission and oversight of the admissions process, (c) establishing academic standards and measures of student performance for program offerings, as well as requirements for awarding degrees, (d) creation and maintenance of Curriculum for program offerings, (e) management of Student Records though an office of the registrar, (f) management of instructors and professors, (g) offering of various student support services, including career services, maintenance of a library, and services for disabled students, and (h) procurement and maintenance of all required Educational Approvals and provision of reporting and analysis as needed to meet regulatory and accreditation requirements, and, for the avoidance of doubt, shall not include any support function, responsibility or duty to be performed by Seller Parent or any of its Affiliates under or in connection with the Services Agreements or any other Transaction Document (collectively, the “Support Functions”).
“Accrediting Body” means any non-Governmental Authority or non-governmental organization, including any institutional or specialized accrediting agency, that engages in the granting or withholding of accreditation of post-secondary institutions or their educational programs in accordance with standards and requirements relating to the performance, operations, financial condition and/or academic standards of such institutions, including, but not limited to, WSCUC, NCATE, CCTC, CSWE, and CCNE.
“Action” means any action, claim (including any cross–claim or counterclaim), lawsuit, complaint, charge, arbitration, litigation, proceeding or hearing by or before a court, Governmental Entity, or arbitral tribunal, whether at law or in equity.
“Actual Collected Current Assets” has the meaning set forth in Section 2.5(c).
“Actual Net Assets” has the meaning set forth in Section 2.5(c).
“Actual Paid Current Liabilities” has the meaning set forth in Section 2.5(c).
“Affiliate” means, (a) with respect to any Person, any other Person that directly, or through one or more intermediaries, controls, is controlled by or is under common control with such Person; and (b) in the case of the Seller Parties, any such Party or other Person that directly, or through one or more intermediaries, is a support organization for, or exists for the benefit of, such Seller Party. For purposes hereof, “control” shall mean, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the

Exhibit 2.1
ownership of voting securities, by Contract or otherwise (and the terms “controlled by” and “under common control with” shall have correlative meanings).
“Agreement” has the meaning set forth in the Preamble.
“Assumed Liabilities” has the meaning set forth in Section 1.4.
“Audited Financial Statements” has the meaning set forth in Section 3.5.
“Balance Sheet” has the meaning set forth in Section 3.5.
“Balance Sheet Date” has the meaning set forth in Section 3.5.
“BDTR Claim” means a borrower defense to repayment claim asserted by a borrower in connection with a Title IV Program loan for enrollment at the University pursuant to the applicable regulations of 34 C.F.R. § 685.206 and § 685.222 and a subsequent proceeding by ED to collect from the University the amount of relief paid by ED to the borrower in response to the borrower’s defense to repayment claim.
“Benefit Plan” means a pension, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, commission, performance award, equity incentive, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off (PTO), medical, vision, dental, disability, welfare, Code Section 125 cafeteria, fringe benefit and other compensatory or benefit agreement, plan, policy, program or arrangement (including any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is maintained, sponsored, contributed to, or required to be contributed to by Seller or any of its ERISA Affiliates for the benefit of any employee, officer, director, independent contractor or consultant of Seller or any spouse or dependent of such individual.
“Books and Records” means originals (or true, correct and complete copies) of all business, accounting, Tax and financial records, files, lists, ledgers, correspondence, studies, reports databases and other documents (whether in hard copy, electronic or other form), including: (a) all analysis reports, advertising, promotional and marketing materials and creative material and (b) all records and lists relating to customers, vendors or personnel (including customer lists or databases, vendor lists or databases, mailing lists or databases, email address lists or databases, recipient lists or databases, sales records, credit information, correspondence with customers, customer files and account histories, supply lists and records of purchases from and correspondence with vendors), but shall exclude the Student Records.
“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York are authorized or obligated by Law or executive order to remain closed.
“Buyer” has the meaning set forth in the Preamble.
“Buyer Indemnitees” has the meaning set forth in Section 9.2.

Exhibit 2.1
“Buyer’s Knowledge” means the actual knowledge of Robert C. Robbins, M.D., Brent White and Lisa Rulney, including such knowledge as the named individuals would reasonably be expected to have if such individuals had made due and reasonable inquiry of such individuals’ immediate subordinates.
“Buyer Parties” has the meaning set forth in the Preamble
“CCNE” means the Commission on Collegiate Nursing Education.
“CCTE” means the California Commission on Teacher Credentialing.
“Chosen Courts” has the meaning set forth in Section 11.2(a).
“Claim Notice” has the meaning set forth in Section 9.1(c).
“Closing” has the meaning set forth in Section 2.2(a).
“Closing Current Assets” has the meaning set forth in Section 2.5(b).
“Closing Current Liabilities” has the meaning set forth in Section 2.5(b).
“Closing Date” has the meaning set forth in Section 2.2(d).
“Closing Instruments” means (i) each delivery required to be made to Buyer pursuant to Section 2.3, and (ii) each delivery required to be made to Seller pursuant to Section 2.4, in each case other than the Transaction Documents.
“Closing Payment” means the cash payment in the amount of Thirty-Seven Million Five Hundred Thousand Dollars ($37,500,000).
“Closing Statement” has the meaning set forth in Section 2.5(c).
“Code” means the Internal Revenue Code of 1986, as amended for time to time.
“Compliance Date” has the meaning set forth in Section 3.17(a).
“Compliance Review” has the meaning set forth in Section 5.5(c).
“Communication Platforms” has the meaning set forth in Section 3.9(h).
“Conditions Satisfaction Date” has the meaning set forth in Section 2.2(a).
“Consent” means a consent, authorization, Order or approval of, or filing or registration with, or notification to any Person not a party to this Agreement, including any Governmental Entity.
“Contract” means any written agreement, contract, subcontract, indenture, deed of trust, note, bond, mortgage, lease, sublease, concession, franchise, license, sublicense, commitment, guarantee, sale or purchase order, undertaking or other instrument, arrangement or understanding of any kind, but excluding any Educational Approval.

Exhibit 2.1
“CSWE” means the Council on Social Work Education.
“Current Assets” has the meaning set forth in Section 1.1(b).
“Current Liabilities” has the meaning set forth in Section 1.4(c).
“Curriculum” means the following items, in any form, including all documents, disks, records, files (electronic and other, including course cartridge files), and other media related to such items: (a) course guides, (b) course objectives, (c) lesson plans, (d) exams, (e) class materials (including interactive or computer-aided materials and videos), (f) faculty notes, (g) course handouts, (h) diagrams, (i) syllabi, (j) course and faculty evaluation materials, and (k) policy and procedure manuals, as in existence on the Closing Date.
“Curriculum License Agreement” means an agreement by which Buyer provides to the Seller Parent a non-exclusive, worldwide, royalty-free license (with the right to sublicense) to the Curriculum as it exists as of the Closing Date.
“Cut-Off Date” means December 31, 2020.
“Data Room” means the electronic data room for Project Zeus hosted by Intralinks.
“Deductible Amount” means One Million One Hundred Twenty-Five Thousand Dollars ($1,125,000).
“Determination Time” has the meaning set forth in Section 2.2(b).
“DigiCat” has the meaning set forth in the Preamble.
“Direct Claim” has the meaning set forth in Section 9.5(e).
“Disclosure Schedule” means the disclosure schedule of the Seller Parties dated as of the Effective Date and attached to this Agreement as Exhibit G, taking into account all Updated Disclosure Schedules permitted pursuant to Section 5.13.
“Dispute” has the meaning set forth in Section 11.2(b).
“ED” means the United States Department of Education.
“ED Pre-Acquisition Review Notice” means written notice from ED following ED’s review of the abbreviated pre-acquisition review application for the change in ownership of the University regarding the transactions contemplated in the Transaction Documents.
“Educational Agency” means any Person, whether governmental, government chartered, private, or quasi-private, that engages in granting or withholding approvals for, or otherwise regulates, postsecondary educational institutions, their agents or employees in accordance with standards relating to performance, operation, financial condition or academic standards of such institutions, and the provision of financial assistance to such institutions or students attending such institutions, including ED, any Accrediting Body, the U.S. Department of Veterans’ Affairs, the U.S. Department of Defense, and state educational agencies.

Exhibit 2.1
“Educational Approval” means any license, permit, approval, authorization, program participation agreement, certificate or accreditation issued or required to be issued by an Educational Agency to a Person with respect to any aspect of such Person’s operations subject to the oversight of such Educational Agency or the participation of such Person in Student Financial Assistance Programs, including any approval to the extent applicable and required by the Educational Agency (a) to offer educational programs in a jurisdiction in which a Person operates or to offer a program online or through other distance education delivery methods in a state in which a student resides; (b) to participate in any Student Financial Assistance Program offered by such Educational Agency; and (c) for graduates of a Person to meet the educational prerequisites for obtaining certification or licensure that is required for employment in an occupation, or taking any examinations to obtain such certification or licensure, following completion of a Professional Licensure Program to the extent a Person has represented to students or prospective students that completion of such program would qualify graduates to meet the educational prerequisites in a particular state for obtaining such certification or licensure, or taking such examination for certification or licensure. For the avoidance of doubt, nothing in this definition shall be interpreted to have required that any particular disclosure was required or any particular approval was required to be obtained. For purposes of this definition, “Educational Approval” shall not include any licenses or similar approval issued with respect to a Person’s employees on an individual basis.
“Educational Consents” means all Consents required by an Educational Agency in order to consummate the transactions contemplated by this Agreement and the ongoing operation of the University following the Closing pursuant to all applicable Educational Requirements, whether such Educational Consent is a Pre-Closing Educational Consents or a Post-Closing Educational Consent.
“Educational Requirements” means all applicable Laws and Accrediting Body standards relating to or administered by any Educational Agency or relating to any Student Financial Assistance Program, grants or loans, including all statutory and regulatory provisions related to the Title IV Programs.
“Effective Date” has the meaning set forth in the Preamble.
“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, Encumbrance (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and its regulations.
“ERISA Affiliate” means any corporation or trade or business that is or was, at a relevant time, together with Seller, treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

Exhibit 2.1
“Escalation to Executive Notice” has the meaning set forth in Section 11.2(c).
“Escalation to Mediation Date” has the meaning set forth in Section 11.2(c).
“Excluded Assets” has the meaning set forth in Section 1.3.
“Excluded Contracts” has the meaning set forth in Section 1.3(c).
“Excluded Liabilities” has the meaning set forth in Section 1.5.
“Executive(s)” has the meaning set forth in Section 11.2(c).
“Financial Statements” has the meaning set forth in Section 3.5.
“Fundamental Representations” means (a) with respect to the Seller Parties, the representations and warranties set forth in the first sentence of Section 3.1 (Organization and Qualification), Section 3.2 (Authority Relative to this Agreement), Section 3.8 (Title to Institutional Assets), Section 3.18 (Sufficiency of Institutional Assets), Section 3.19 (Taxes), and Section 3.20 (Brokers), and (b) with respect to the Buyer Parties, the representations and warranties set forth in the first sentence of Section 4.1 (Organization and Qualification), Section 4.2 (Authority Relative to this Agreement), and Section 4.4 (Brokers).
“GAAP” means generally accepted accounting principles as in effect in the United States of America at the time the applicable financial statements were prepared, consistently applied.
“GAGAS” means United States generally accepted government auditing standards.
“Governmental Consent” means all Consents of Governmental Entities required in order to consummate the transactions contemplated by this Agreement and the ongoing operation of the University following the Closing pursuant to applicable Law, other than Educational Consents.
“Governmental Entity” means any court, administrative agency, commission or other governmental authority, body or instrumentality, supranational, national, federal, state, provincial, local, municipal, domestic or foreign government or governmental or regulatory authority or any self-regulatory authority or arbitral or similar forum of any nature, including any agency, branch, bureau, commission, department, entity, official or political subdivision, whether domestic or foreign, but excluding any Educational Agency.
“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity.
“HEA” means the Higher Education Act of 1965, 20 U.S.C. § 1001 et seq., as amended, and any successor statute thereto.

Exhibit 2.1

“Hold Harmless Period” means the period beginning on the Closing Date and ending on May 31, 2021.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Indemnified Person” has the meaning set forth in Section 9.1(c).
“Indemnifying Person(s)” has the meaning set forth in Section 9.1(c).
“Independent Accountant” has the meaning set forth in Section 2.5(h).
“Institutional Assets” has the meaning set forth in Section 1.1.
“Institutional Employees” has the meaning set forth in Section 1.2.
“Insurance Policies” has the meaning set forth in Section 3.12.
“Intellectual Property” means all Trademarks, copyrights (including the Curriculum), works of authorship, designs, emblems and logos, trade secrets, franchises, franchise rights, customer and supplier lists, quality control and safety information, research records, product names, slogans, taglines, rights of publicity, improvements, processes, procedures, specifications, technology, methodologies, computer software, firmware, development tools, flow charts, annotations, all Web addresses, sites and domain names, social media names, app names, all data bases and data collections and all rights therein, graphics, business or marketing plans or projections, market surveys, any other confidential, intellectual and proprietary right or information, in each case whether or not subject to statutory registration, as each of the foregoing rights may arise anywhere in the world, and all related technical information, and all unregistered rights, pending applications and registrations related to any of the foregoing in the United States and in all foreign countries and under all international systems, conventions and treaties, and all goodwill associated with any of the foregoing, and the right to sue and recover for past infringement, if any, in connection with any of the foregoing, and all documents, disks, records, files, and other media on which any of the foregoing is stored, and other proprietary rights, in the case of each of the foregoing which is proprietary to, or owned, used or held for use by or on behalf of Seller.
“Intellectual Property Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions and other Contracts, whether written or oral, relating to any Intellectual Property Assets or any Intellectual Property that is not owned by Seller and is used or held for use by Seller in the operation of the University as currently conducted, in each case to which Seller is a party, beneficiary or otherwise bound.
“Intellectual Property Assets” means all Intellectual Property that is owned by Seller and used or held for use by Seller in the operation of the University as currently conducted, together with all (i) royalties, fees, income, payments, and other proceeds now or hereafter due or payable to Seller with respect to such Intellectual Property under the Intellectual Property Agreements included in the Transferred Contracts; and (ii) claims and causes of action with respect to such Intellectual Property, accruing on or after Closing Date, including all rights to and

Exhibit 2.1
claims for damages, restitution, and injunctive and other legal or equitable relief for past, present, or future infringement, misappropriation, or other violation thereof. Intellectual Property Assets also include any registered Trademarks and/or registered copyrights listed in Section 3.9(a)(i) of the Disclosure Schedule that, as of the Effective Date, may be registered in the name of Seller Parent, each of which will be assigned to Buyer at the Closing.
“Intellectual Property Registrations” means all Intellectual Property Assets that are subject to any issuance, registration, or application by or with any Governmental Entity or authorized private registrar in any jurisdiction, including issued patents, registered Trademarks, domain names and copyrights, and pending applications for any of the foregoing.
“Interim Financial Statements” has the meaning set forth in Section 3.5.
“IRS” means the Internal Revenue Service.
“Law” means any federal, national, supranational, state, provincial, local, municipal, administrative or foreign law (including common law), constitution, treaty, statute, ordinance (including zoning), rule, regulation, judgment, resolution, executive order, code, Order, arbitration award, agency requirement of, or any license or permit issued by, any Governmental Entity, but excluding any Educational Requirement. Reference to any Law shall be construed as a reference to such Law as reenacted, re-designated, amended or extended from time to time.
“Leases” has the meaning set forth in Section 3.11(b).
“Leased Real Property” has the meaning set forth in Section 3.11(b).
“Liabilities” and “Liability” means any and all existing or prospective debts, liabilities, claims, demands, expenses, commitments of any nature, Losses and obligations, whether primary or secondary, direct or indirect, accrued or fixed, absolute or contingent, known or unknown, express or implied, matured or unmatured, liquidated or unliquidated, or determined or determinable, including those arising under any Law or Action and those arising under any Contract.
“Losses” means all losses, costs, charges, expenses, fees (including reasonable fees of attorneys, consultants and advisors), obligations, Liabilities, settlement payments, awards, judgments, Taxes, fines, penalties, damages, demands, claims, assessments or deficiencies of any kind.
“made available” means uploaded to the Data Room no later than five (5) Business Days prior to the Effective Date.
“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the University, (b) the value of the Institutional Assets, or (c) the ability of the Seller Parties to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change (either alone or in combination), directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting businesses similar to the University; (iii) any changes in financial or securities markets in general; (iv) national or

Exhibit 2.1
international political or social conditions, including the declaration of a national emergency, acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any changes in applicable Laws or rules or any accounting standards, principles or interpretations, including GAAP; (vi) the announcement, pendency or completion of the transactions contemplated by this Agreement; (vii) any action required or permitted by this Agreement or other Transaction Documents; (viii) any failure of the Seller Parties to meet any budget, projections, forecasts or revenue or earnings predictions; or (ix) any “act of God,” including weather, natural disasters, earthquakes and pandemics (including the ongoing coronavirus outbreak, COVID-19), whether declared or not; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the University compared to other organizations similar to the University.
“Material Contracts” has the meaning set forth in Section 3.10(a).
“Member” has the meaning set forth in Section 4.1(a).
“Member Financial Statements” has the meaning set forth in Section 4.6(b).
“Mixed-Use Contracts” has the meaning set forth in Section 3.10(a)(ii).
“NCATE” means the National Council for Accreditation of Teacher Education.
“November Current Assets” has the meaning set forth in Section 2.5(a).
“November Current Liabilities” has the meaning set forth in Section 2.5(a).
“November Net Assets” has the meaning set forth in Section 2.5(a).
“November Net Asset Calculation” has the meaning set forth in Section 2.5(a).
“operation of the University” or similar phrases, (a) when used in reference to Seller’s operation of the University prior to the Closing, means Seller’s conduct of the Academic Functions of the University as supported by the support functions performed by Seller Parent, and (b) when used in reference to Buyer’s operation of the University following the Closing, means Buyer’s conduct of the Academic Functions of the University as supported by the Support Functions performed by Seller Parent under the Services Agreements.
“Order” means any order, judgment, writ, injunction, stipulation, award or decree of any Governmental Entity.
“Organizational Documents” means: (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the operating agreement and the articles of organization of a limited liability company; (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (e) any amendment to any of the foregoing.
“Other Contracts” has the meaning set forth in Section 1.1(g).

Exhibit 2.1
“Party(ies)” has the meaning set forth in the Preamble.
“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Entities.
“Permitted Encumbrances” means the following Encumbrances: (a) Encumbrances for Taxes, assessments or other governmental charges or levies that are not yet due or payable and for which an applicable reserve has been made in accordance with GAAP and is expressly reflected on audited financial statements; (b) Encumbrances of carriers, warehousemen, mechanics, materialmen, workmen, repairmen and similar Encumbrances arising or incurred in the ordinary course of business securing amounts that are not yet due and payable (or which are being disputed in the ordinary course of business) and for which an applicable reserve has been made and is expressly reflected on the audited financial statements; (c) in respect of the Leased Real Property, the terms and conditions of the applicable Lease (and for the avoidance of doubt, any Encumbrances affecting the interests of any other party(ies) to such Leases), and (d) with respect to Intellectual Property, the terms and conditions of any applicable license, covenant not to sue or other rights granted with respect to the Intellectual Property.
“Person” means any individual, partnership (general or limited), corporation, limited liability company, joint venture, association, or other form of business organization (whether or not regarded as a legal entity under applicable Law), trust or other entity or organization, including a Governmental Entity and an Accrediting Body.
“Platform Agreements” has the meaning set forth in Section 3.9(h).
“Post-Closing Educational Consents” has the meaning set forth in Section 3.3(a).
“PPPA” has the meaning set forth in Section 7.1(d).
“Pre-Closing Educational Consents” has the meaning set forth in Section 3.3(a).
“Privacy Laws” has the meaning set forth in Section 3.9(i).
“Private Educational Loan” means any student loan provided by a lender that is not made, insured or guaranteed under Title IV and is issued expressly for postsecondary educational expenses.
“Privileged Communications” means all communications between or among the Seller Parties and/or their legal counsel made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or proceeding arising out of or relating to, this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby.
“Professional Licensure Program” means an educational program that is designed to meet the educational prerequisites for a specific license or certification, or exam leading to licensure or certification, that is required by a state for employment in an occupation, or is advertised as meeting such prerequisites.
“Qualified Benefit Plan” has the meaning set forth in Section 3.14(b).

Exhibit 2.1
“Qualified Offer” has the meaning set forth in Section 6.1.
“R&W Insurance Policy” means, collectively, (i) that certain Buyer-Side Representations and Warranties Insurance Policy with master policy number 111-001-962 (as it may be amended, modified or otherwise supplemented from time to time), with a policy limit equal to Twenty-Five Million Dollars ($25,000,000) and a deductible (or “retention”) amount equal to Two Million Two Hundred Fifty Thousand Dollars ($2,250,000), and (b) that certain Representations and Warranties Buyer-Side Excess Follow Form Insurance Policy with policy number 42-XMA – 151419-01, each of which policies must contain a provision whereby the insurer agrees to waive all subrogation rights against the Seller Parties and their Affiliates (and their respective officers, directors, agents, partners, managers, members, employees, attorneys, and agents) except in the case of actual common law fraud by a Seller Party or such Affiliate (of which specific provision such foregoing Persons must be express third-party beneficiaries). The policy binders and forms of policy are attached as Exhibit I.
“Related Party” means, with respect to any Person, (a) any Affiliate of such Person; (b) any other Person that serves as a director, officer, partner, executor, or trustee of such Person or an Affiliate of such Person (or in any other similar capacity); (c) any other Person with respect to which such Person or an Affiliate of such Person serves as a general partner or trustee (or in any other similar capacity); (d) any other Person that has direct or indirect record or beneficial ownership of at least five percent (5%) of the outstanding voting securities or other voting interests (a “Material Interest”) in such Person; and (e) any other Person in which such Person or an Affiliate of such Person holds a Material Interest.
“Representatives” means, with respect to any Person, the directors, officers, managers, employees, consultants, counsel, accountants, agents, advisors, equity holders and other representatives of such Person.
“Security Deposits” has the meaning set forth in Section 3.11(b).
“Seller” has the meaning set forth in the Preamble.
“Seller Equity Interests” has the meaning set forth in Section 3.4(a).
“Seller Indemnitees” has the meaning set forth in Section 9.3.
“Seller’s Knowledge” means the actual knowledge of Andrew Clark, Kevin Royal, and Diane Thompson, including such knowledge as the named individuals would reasonably be expected to have if such individuals had made due and reasonable inquiry of such individuals’ immediate subordinates.
“Seller Parent” has the meaning set forth in the Preamble.
“Seller Parties” has the meaning set forth in the Preamble.
“Seller Retention Amount” means One Million One Hundred Twenty-Five Thousand Dollars ($1,125,000).
“Services Agreements” has the meaning set forth in Recitals.

Exhibit 2.1
“State Educational Agency” means any state educational licensing authority, agency, department, board or commission that provides a license, certification, exemption, or other authorization necessary for a postsecondary institution (whether its main campus, branch campus, additional location, satellite or other facility) to offer postsecondary education programs or to otherwise provide postsecondary education in that state, including any approval required under applicable state law to offer an educational program online or to permit the postsecondary institution to offer an educational program in a particular occupational field.
“Strategic Services Agreement” has the meaning set forth in Recitals.
“Student Enrollment Agreements” means the enrollment agreements between Seller and students enrolled in the University.
“Student Financial Assistance Program” means any form of student financial assistance, grants or loans administered by any Governmental Entity or Educational Agency including the Title IV Programs, state grant or loan programs, the education benefits administered by the U.S. Department of Defense, and veterans’ education benefits administered by the U.S. Department of Veterans’ Affairs.
“Student Records” means originals (or, to the extent originals are not required by applicable Law to be retained, true, correct and complete copies) of all education records relating to students enrolled in the University at any time prior to the Closing Date (including student account information and transcripts for such students as well as correspondence with such students).
“Support Functions” has the meaning set forth in the definition of “Academic Functions.”
“Survival Date” has the meaning set forth in Section 9.1.
“Tax” means any and all taxes and all other charges, fees, duties, contributions, levies, assessments or Liabilities in the nature of a tax, whether disputed or not, imposed by any Governmental Entity, and any interest, fines, penalties, assessments or additions to tax imposed with respect to such items or any contest or dispute thereof.
“Tax Return” means any return, declaration, report, claim for refund or information return or statement filed or required to be filed with any taxing authority relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Third-Party Claim” has the meaning set forth in Section 9.5(a).
“Title IV Programs” means the programs of federal student financial assistance administered pursuant to Title IV of the HEA.
“TPPPA” has the meaning set forth in Section 7.1(d).
“Trademarks” means trademarks, service marks, service mark rights, trade names, brand names, trade name rights, trade dress, trade dress, applications for trademarks and service marks, together with all goodwill associated with each of the foregoing.

Exhibit 2.1
“Transaction Documents” means this Agreement, the Strategic Services Agreement, the Transition Services Agreement, and the Curriculum License Agreement.
“Transferred Contracts” means the Student Enrollment Agreements, the Other Contracts, the Intellectual Property Agreements, the Leases, and the Platform Agreements.
“Transferred Employees” has the meaning set forth in Section 6.3.
“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code, and any reference to any particular Treasury Regulation section shall be interpreted to include any final or temporary revision of or successor to that section regardless of how numbered or classified.
“Union” has the meaning set forth in Section 3.15(b).
“University” has the meaning set forth in the Recitals.
“Updated Disclosure Schedule” has the meaning set forth in Section 5.13.
“Valuation Amount” means [***]
“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.
“WARN Loss” has the meaning set forth in Section 6.2.
“Working Capital Amount” means cash in the amount of Sixteen Million Five Hundred Thousand Dollars ($16,500,000).
“WSCUC” means the WASC Senior College and University Commission, an institutional accrediting body recognized by the ED and the Council for Higher Education Accreditation.

Exhibit 2.1
Exhibit B-1
Form of Strategic Services Agreement
[see attached]

Exhibit B-2
Form of Transition Services Agreement

Exhibit C
Form of Bill of Sale, Assignment and Assumption Agreement

Exhibit D
November Net Asset Calculation as of November 30, 2020

Exhibit E
Form of Intellectual Property Assignment Agreement

Exhibit F
Form of Curriculum License Agreement

Exhibit G
Seller Parties’ Disclosure Schedule

Exhibit H
Buyer Parties’ Disclosure Schedule

Exhibit I
R&W Insurance Policy and Binder

Exhibit 2.1
Exhibit B-1
STRATEGIC SERVICES AGREEMENT

This Strategic Services Agreement (together with the exhibits and any future amendments hereto, this “Agreement”) is entered into as of this [•] day of [•], 202[•] (the “Effective Date”) by and among ZOVIO INC, a Delaware corporation (“Provider”), THE UNIVERSITY OF ARIZONA GLOBAL CAMPUS, an Arizona nonprofit corporation (“Client”), and the ARIZONA BOARD OF REGENTS, a body corporate, for and on behalf of THE UNIVERSITY OF ARIZONA (“DigiCat”), solely with respect to the rights, obligations and interests set forth in the DigiCat Binding Provisions (as defined below). Provider and Client, and DigiCat to the extent applicable, may each be referred to herein as a “Party” and, collectively, the “Parties”. Capitalized terms not otherwise defined in this Agreement have the meanings set forth in Section 1.
Whereas, Provider and Ashford University, LLC, a California limited liability company (“Seller”) and a wholly-owned Subsidiary of Provider, entered into the Purchase Agreement with DigiCat and Client, pursuant to which at the Closing, Client purchased certain assets and assumed certain liabilities of Seller relating to Ashford University, which Client has renamed (or will immediately rename) to “The University of Arizona Global Campus” (the “Institution”);
Whereas, in connection with the consummation of the Acquisition, DigiCat and Client have determined that it is in the best interests of the Institution and its students, faculty and staff to engage Provider to provide to Client (for the benefit of the Institution) the Services, and Provider desires to provide such Services to Client, subject to the terms and conditions set forth herein;
Whereas, simultaneously herewith, Provider and Client are entering into a Transition Services Agreement, pursuant to which Provider will provide Client certain transition services; and
Whereas, DigiCat and Client believe that the implementation of the services relationship with Provider is in alignment with the mission of the Institution and that the Services to be provided by Provider to Client hereunder will assist the Institution in fulfilling that mission:
Now, therefore, in consideration of the foregoing and the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
1. Certain Definitions. Capitalized terms used herein and not otherwise defined shall have the following meanings:
1.1 “Academic Reputation Material Adverse Change” means a material and adverse change in the academic reputation of DigiCat as a state university and a public research institution, which adverse change has persisted, or would be reasonably expected to persist, for a durationally significant period of time; provided, however, that “Academic Reputation Material Adverse Change” shall not include any such change that, directly or indirectly, arises out of or is attributable to: (i) general economic or political conditions; (ii) conditions generally affecting institutions of higher education similar to DigiCat or
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Exhibit 2.1
postsecondary educational services providers similar to Provider; (iii) any changes in financial or securities markets in general; (iv) state, national or international political or social conditions, including the declaration of a state or national emergency, acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any changes in Applicable Law (including any Educational Law) and any interpretations of Applicable Law by a Governmental Entity or Educational Agency; (vi) the announcement, pendency or completion of the Acquisition; (vii) any failure of Client to meet any Operating Budget, projections, forecasts or revenue or earnings predictions (including any specific Residual Amount); (viii) matters relating to Provider or the Institution that arise from or are related to actions or omissions that occurred prior to the Effective Date, or (ix) any “act of God,” including weather, natural disasters, earthquakes and pandemics (including the ongoing coronavirus outbreak, COVID-19), whether declared or not.
1.2 “Access” refers to the ability of the agents, vendors, subcontractors, officers, directors and employees of Provider, as authorized by Provider and as is reasonably necessary to perform the Services, to (a) enter and exit the facilities of Client, (b) review and analyze relevant documents, books and records of Client (including copies), and (c) consult with any employees, consultants and contractors of Client.
1.3 “Accrediting Body” means any Person, whether private or quasi-private, whether foreign or domestic, that engages in the granting or withholding of accreditation of post-secondary institutions or their educational programs in accordance with standards and requirements relating to the performance, operations, financial condition and/or academic standards of such institutions, including without limitation WASC Senior College and University Commission (WSCUC).
1.4 “Acquisition” means the transaction by which Client acquired certain assets, and assumed certain liabilities, of Ashford University from Seller and Provider pursuant to the terms and conditions of the Purchase Agreement.
1.5 “Action” means any action, claim (including any cross-claim or counterclaim), lawsuit, complaint, charge, arbitration, litigation, Proceeding or hearing by or before a court, Governmental Entity, Educational Agency, or arbitral tribunal, whether at law or in equity.
1.6 “Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person. For purposes hereof, “control” shall mean, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise (and the terms “controlled by” and “under common control with” shall have correlative meanings); provided, however, that Provider and Client shall not be deemed to be Affiliates of one another for any purposes of this Agreement.
1.7 “Annual Statement of Work” has the meaning set forth in Section 4.6.2.
1.8 “Applicable Law(s)” means any laws, statutes, rules, regulations, ordinances, orders, codes, judgments, decrees or other legally binding requirements of any Governmental Entity or Educational Agency applicable to a Party.
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Exhibit 2.1
1.9 “Applicable Percentage” means 19.5%, subject to adjustment as provided in Section 5.5.2.
1.10 “Audited Financial Statements” means the income statement, balance sheet, cash flow statement and footnotes of a Party prepared in accordance with GAAP consistently applied and certified by such Party’s independent auditor.
1.11 “Behavioral Modeling Tools and Processes” means behavioral modeling tools, algorithms, processes, models (including machine learning models) and the like developed for, among other things, (a) predicting student behavioral profiles (including the categorization of students as achievers, strivers or early dropouts or intermediate categories of the foregoing profiles) based on certain data, information and statistics, and (b) forecasting student academic progress (including Course and Program persistence and completion).
1.12 “Block A Marks” has the meaning set forth in Section 10.3.
1.13 “Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in Phoenix, Arizona are authorized or obligated by Applicable Law or executive order to remain closed.
1.14 “Cause” has the meaning set forth in Section 6.4.
1.15 “CCPA” means the California Consumer Privacy Act of 2018, as amended.
1.16 “Client Data and Information” means all data, information, and statistics related to Client (including as related to the Institution, Programs, Courses, students, potential students, faculty and employees) in each case that (a) is provided or otherwise made available by Client to Provider before or after the Effective Date, or (b) Provider has access to as a result of the performance of, or in connection with the performance of, a Service. For the avoidance of doubt, Client Data and Information includes all data, information, and statistics that are derived from processing of Client Data and Information by or on behalf of Provider described in either or both of (a) and (b) above, except to the extent constituting De-Identified or Aggregated Data Sets or public information.
1.17 “Client Indemnified Person” has the meaning set forth in Section 9.1.
1.18 “Client IP” means all Intellectual Property Rights in the following:
(a) all Course Materials owned by Client on the Effective Date, including those acquired by Client pursuant to the Purchase Agreement;
(b) all Course Materials and all Improvements to the Course Materials made or developed by Provider on or after the Effective Date in connection with the performance of Services for Client under this Agreement, subject to the last paragraph of this Section 1.18;
(c) all modifications, enhancements, and derivative works to or of the Course Materials described in clauses (a) and (b) above that are developed or made by Client, or by Provider for Client, on or after the Effective Date;
(d) all Client Marks that are owned by Client on or after the Effective Date;
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Exhibit 2.1
(e) all delivery and instruction by the Institution’s faculty of Courses and Course Materials that are developed or made by or for Client prior to or on or after the Effective Date;
(f) all faculty training and development materials, faculty handbooks, faculty manuals, faculty policies, and faculty assessment tools and materials that are developed or made by or for Client prior to or on or after the Effective Date;
(g) all research conducted by Client faculty, including research results and papers, prior to or on or after the Effective Date;
(h) all corporate training and development materials developed or made by or for Client prior to or on or after the Effective Date;
(i) all developments relating to the continuing education program for the Institution’s Forbes School of Business and Technology, also known as the Knowledge Innovation Center, whether existing as of the Effective Date or made or developed by Client or developed by Provider in connection with the performance of Services for Client under this Agreement;
(j) all policies and procedures manuals, employee handbooks and course catalogues of the Institution that are developed or made by or for Client prior to or on or after the Effective Date;
(k) all Client Data and Information;
(l) any Behavioral Modeling Tools and Processes developed by or for Client independently of Provider and without contribution from Provider, to the extent the development thereof by or for Client is not prohibited by this Agreement;
(m) all Objects that are either (i) made or developed by or for Client on or after the Effective Date independently of Provider and without contribution from Provider, or (ii) Objects owned by Client prior to the Effective Date; and
(n) all content posted on Client’s website, social media and student portal, including the content involving online media and social media interactions with Client’s students and potential students, in each case, as developed or made by or for Client prior to or on or after the Effective Date.
For clarity, in the case of items described above, the phrase “developed … for Client … after the Effective Date” shall not include items developed by Provider after the Effective Date unless such items were made or developed by Provider for Client on or after the Effective Date in connection with the performance of Services for Client under this Agreement.
1.19 “Client Marks” means all trade names, registered domain names, service marks and trademarks (whether registered or not), trade dress, branding, “look and feel,” corporate names and logos, slogans, fictitious names, “dbas” and similar indicia of source or origin, whether registered or unregistered, owned by, registered in the name of, or licensed by a third party to Client or its Affiliates prior to or on or after the Effective Date, including the registrations and applications for registration therefor (including intent-to-use applications), all translations, transliterations, adaptations, derivations and combinations thereof and including all of the
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Exhibit 2.1
goodwill associated therewith, including the foregoing as licensed to Client in connection with the operation of the Institution’s Forbes School of Business and Technology pursuant to that certain License Agreement, dated October 31, 2013 by and between Provider and Forbes Education Holdings, LLC (as amended), which was assigned to Client in connection with the Acquisition. The Client Marks include the Block A Marks for purposes this Agreement.
1.20 “Client Net Tuition and Fees Revenue” means (a) all revenue received by Client or its Affiliates or the Institution from or on behalf of U.S.-Based Students in respect of tuition, technology fees, course digital materials, and miscellaneous fees for Courses and Programs, less (b) the amount of scholarships, refunds, remissions, and discounts actually provided by Client or its Affiliates or the Institution to students to the extent accounted for as a discount to revenue. For the avoidance of doubt, Client Net Tuition and Fees Revenue shall include any charitable contributions or other gifts to Client or its Affiliates or the Institution used to pay for tuition, technology fees, course digital materials, or miscellaneous fees for Courses and Programs on behalf of students of the Institution. Client Net Tuition and Fees Revenue shall be determined in accordance with GAAP consistently applied.
1.21 “Client Supplied Items” has the meaning set forth in Section 8.5.
1.22 “Closing” means the closing of the Acquisition transaction contemplated by the Purchase Agreement.
1.23 “Confidential Information” means, with respect to each Party, (a) any non-public, proprietary information, and other confidential information, including any technical and non-technical information regarding current, future and proposed business operations, products and services, including, for example, information concerning research and development, financial information, procurement requirements, student and customer information and lists, business forecasts, sales information and marketing plans, descriptions, specifications and the like of such Party, and (b) any information such Party has received from a third party which such Party is obligated to treat as confidential or proprietary, in each case that is provided or communicated by such Party to another Party in connection with this Agreement after the Effective Date. Subject to the exclusions in Section 16.3 below, (i) Client Data and Information shall be deemed to be the Confidential Information of Client, and (ii) Confidential Information of Provider shall be deemed to include (A) De-Identified or Aggregated Data Sets, (B) Provider’s Behavioral Modeling Tools and Processes, (C) the processes and procedures used by Provider for the online delivery and consumption of Courses Materials, and (D) Provider’s design templates and course design processes for Course Materials.
1.24 “Core Client Functions” has the meaning set forth in Section 3.
1.25 “Course Materials” means, collectively, text books, work books, syllabi, guides, and resource material and content for academic courses and curriculum related thereto, whether used for academic courses/programs or corporate training programs, including concepts, materials, resources and text requirements, self-study materials, case studies, curricula, video and audio content, academic course catalogs, assessment materials and tools, lesson plans, course activities/projects, lectures, the designs for the academic courses (excluding generic course designs) and related items and materials, in all forms and media. For clarity and notwithstanding anything to the contrary, the term “Course Materials” does not
5

Exhibit 2.1
include (a) Provider’s generic course design templates or Provider’s course design processes, or (b) Objects.
1.26 “Courses” means all academic courses offered by or for the Institution as part of its Programs during the Term.
1.27 “Critical Service Level” means those Service Levels that are expressly identified as “Critical Service Levels” in an Annual Statement of Work.
1.28 “Decision” means a binding decision of a state or federal court of competent jurisdiction located in the State of Arizona or a final and binding arbitration decision, in each case after following the process set forth in Section 20.11.
1.29 “Defaulting Party” has the meaning set forth in Section 6.4.
1.30 “De-Identified or Aggregated Data Sets” means data sets (a) that are derived from any Client Data and Information, and (b) that have been de-identified, pseudonymized, anonymized or aggregated, such that the data sets do not specifically identify, or reasonably allow for the identification or re-identification of, Client, Client’s Confidential Information, Client’s students, Client’s faculty or any other natural Person associated or affiliated with Client. De-Identified or Aggregated Data Sets may include compiled statistical and performance data and information related to student performance, retention rates, graduation rates, and similar metrics and the provision and operation of the Services and the results thereof, in each case so long as such data and information complies with the preceding sentence.
1.31 “DigiCat Binding Provisions” means Section 2.2, Section 2.3, Section 4.1, Section 6.4, Section 8.1, Article 9, Section 10.3.2, Section 11.3, Section 14, Section 16.4, Section 18, Section 19, and Section 20 of this Agreement.
1.32 “DigiCat Trademark License” has the meaning set forth in Section 10.3.
1.33 “Direct Cost Charge” means, for the applicable period, Provider’s documented, direct costs reasonably incurred in providing the Services, including direct cost of materials and labor, an allocation of overhead, and amounts paid to vendors and subcontractors (including Subsidiaries), all calculated in accordance with GAAP.
1.34 “Direct Cost Charges Budget” has the meaning set forth in Section 4.6.3.
1.35 “Disclosing Party” has the meaning set forth in Section 16.1.
1.36 “Dispute” has the meaning set forth in Section 20.11.
1.37 “Disputed Line Items” has the meaning set forth in Section 4.6.3.
1.38 “Early Termination Fee” means an amount in cash equal to the Services Fees paid or payable to Provider for the twelve (12) full calendar months immediately preceding the effective date of termination.
1.39 “ED” means the United States Department of Education.
1.40 “Educational Activities” means all aspects of the operation of a postsecondary educational institution for general educational purposes (including the conferring of academic
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Exhibit 2.1
degrees, diplomas, honors or certificates), as such activities are conducted by the Institution as of the Effective Date and thereafter.
1.41 “Educational Agency” means any Person, whether governmental, government chartered, private, or quasi-private, that engages in granting or withholding Educational Approvals for, or otherwise regulates, post-secondary educational institutions, their programs, or their agents or employees in accordance with standards relating to the performance, operation, financial condition, or academic standards of such institutions, and the provision of financial assistance to such institutions or students attending such institutions, including ED, any Accrediting Body, the U.S. Department of Defense, the U.S. Department of Veterans’ Affairs, and State Educational Agencies.
1.42 “Educational Approval” means any license, permit, authorization, certification, accreditation, or similar approval, issued or required to be issued by an Educational Agency to a Person with respect to any aspect of such Person’s operations subject to the oversight of such Educational Agency or the participation of such Person in Student Financial Assistance Programs.
1.43 “Educational Law” means all Applicable Law and Accrediting Body standards or other requirements relating to or administered by any Educational Agency or relating to any Student Financial Assistance Program, grants or loans, including all statutory and regulatory provisions related to the Title IV Programs.
1.44 “Escalation to Executive Notice” has the meaning set forth in Section 20.11.1.
1.45 “Escalation to Mediation Date” has the meaning set forth in Section 20.11.1.
1.46 “Examination Notice” has the meaning set forth in Section 5.7.2(d).
1.47 “Executive(s)” has the meaning set forth in Section 20.11.1.
1.48 “Fee Adjustment” has the meaning set forth in Section 5.5.1.
1.49 “FERPA” means the Family Educational Privacy & Rights Act, 20 U.S.C. §1232g, and the regulations set forth at 34 C.F.R. Part 99.
1.50 “Fiscal Year” means the fiscal year of Client, which shall be the fiscal year ending June 30.
1.51 “Force Majeure Event” has the meaning set forth in Section 12.
1.52 “GAAP” means generally accepted accounting principles as in effect in the United States of America at the time the applicable financial statements were prepared, consistently applied.
1.53 “Governing Body” means the governing board or body of Client, whether denominated as “Board of Directors,” “Board of Trustees,” or otherwise.
1.54 “Governmental Entity” means any court, administrative agency, commission or other governmental authority, body or instrumentality, supranational, national, federal, state, provincial, local, municipal, domestic or foreign government or governmental or regulatory authority or any self-regulatory authority or arbitral or similar forum of any nature, including any
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Exhibit 2.1
agency, branch, bureau, commission, department, entity, official or political subdivision, whether domestic or foreign, but excluding any Educational Agency.
1.55 “HEA” means the Higher Education Act of 1965, as amended, and the rules and regulations thereunder.
1.56 “Improvements” means any modifications, enhancements, and derivative works of the Course Materials made by Provider in connection with the performance of the Services.
1.57 “Incentive Compensation Ban” has the meaning set forth in Section 2.8.3.
1.58 “Indemnified Person” means any Person that may be entitled to indemnification under this Agreement.
1.59 “Indemnifying Person” means any Party that is obligated to indemnify an Indemnified Person under this Agreement.
1.60 “Independent Accounting Firm” means, for purposes of Section 5.7.3, a nationally recognized independent certified public accounting firm mutually agreed upon and engaged by Provider and Client.
1.61 “Initial Term” has the meaning set forth in Section 6.1.
1.62 “Institution” means the post-secondary educational institution, currently known as “The University of Arizona Global Campus” and formerly known as “Ashford University” that is operated by Client after the Effective Date, including all campuses, sites, and other facilities, and all online portals, at which any portion of a Program or Course of the Institution is offered, and all Programs and Courses offered by the Institution whether offered online, on a campus or other site, in a hybrid format, or by other mode of delivery. Any reference to “Client” in the Agreement shall encompass the “Institution” unless the context indicates otherwise.
1.63 “Integrated Provider IP” has the meaning set forth in Section 10.2.2(b).
1.64 “Intellectual Property Rights” means any and all intellectual property, intangible property and proprietary rights, title, interests and protections, however arising, pursuant to the laws of any jurisdiction throughout the world, including (a) all inventions (whether or not patentable), all improvements thereto and all patents, patent applications, provisionals and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, divisionals, restorations, and reexaminations thereof, (b) all registered and unregistered trademarks, service marks, trade dress, logos, trade names, internet domain names, website content, social medial account names and passwords, social media handles, tags, hashtags, corporate names and similar indicia of source or origin, whether registered or unregistered, including all goodwill associated therewith, and all applications (including intent-to-use applications), registrations, and renewals in connection therewith, (c) all copyrights and all applications, registrations and renewals in connection therewith, including all rights in works of authorship, translations, abridgments, revisions, compilations and derivative works, (d) all rights in confidential or proprietary information and trade secrets (including rights in customer lists, lists of students and prospective students, employer lists, alumni lists, supplier lists, pricing and cost information, business and marketing plans and other confidential business information, ideas, formulas, compositions, know-how, techniques, research and development information,
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Exhibit 2.1
drawings, specifications, designs, plans, proposals, and technical data), and (e) other intellectual property rights and related proprietary rights.
1.65 “IT Platform” means the technology platform(s), individual modules, and infrastructure built and maintained by Provider and used by Provider in connection with its performance of the Services, including to serve as an online communication portal for Client’s students, faculty, and staff and to enable online applications, Course and Course Material development, design and delivery (including online delivery), Course consumption, communications, development and maintenance of student portfolios, placement services and such other functions as are mutually agreed to by the Parties.
1.66 “Liabilities” and “Liability” means any and all debts, liabilities, claims, demands, commitments of any nature, losses, costs, charges, expenses, fees (including reasonable fees of attorneys, consultants and advisors), settlement payments, awards, judgments, Taxes, fines, penalties, damages, assessments, obligations or deficiencies of any kind, whether primary or secondary, direct or indirect, accrued or fixed, absolute or contingent, known or unknown, express or implied, matured or unmatured, liquidated or unliquidated, or determined or determinable, including those arising under any Applicable Law or pursuant to any Action and those arising under any contract or agreement.
1.67 “Material Breach” has the meaning set forth in Section 6.4.1.

1.68 “Maximum Per Capita Operating Costs” means Per Capita Operating Costs that are no greater than the sum of (a) the Per Capita Operating Costs reflected in the Operating Budget for the first full Fiscal Year following the Effective Date, as referred to in Section 4.6.7 below, plus (ii) for each Fiscal Year thereafter, an additional amount representing a two percent (2%) increase in Per Capita Operating Costs over the prior Fiscal Year.
1.69 “Minimum Cash Amount” means, as of any date of determination, an amount of Client’s available unrestricted cash equal to (a) the lesser of (i) ten (10) days’ cash on hand, or (ii) $8.0 million, minus (b) the aggregate amount of cash that, over the twelve (12) calendar months prior to such date of determination, Client has diverted to purposes other than as set forth in the approved Operating Budget. For the avoidance of doubt, (a) amounts paid by Client to DigiCat pursuant to any transition services arrangement or support services arrangement entered into between Client and DigiCat, to the extent that such amounts are consistent with reasonable, fair market levels, shall be included in any such approved Operating Budget, and (b) amounts paid or payable by Client to DigiCat pursuant to the Affiliation Agreement between Client and DigiCat of even date herewith shall be paid annually out of the Residual Amount and shall not cause Client’s available unrestricted cash to be reduced below the Minimum Cash Amount (and all payments deferred accordingly shall be appropriately recorded as accounts payable).
1.70 “Minimum Residual Amount” means (a) with respect to the first full Fiscal Year of the Term, an amount equal to $0, (b) with respect to the second full Fiscal Year of the Term, amount equal to $12.5 million, (c) with respect to the third, fourth and fifth full Fiscal Years of the Term, an amount equal to $25.0 million, and (d) with respect to each full Fiscal Year thereafter during the Term, an amount equal to $10.0 million.
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Exhibit 2.1
1.71 “Notice of Disagreement” has the meaning set forth in Section 4.6.3.
1.72 “Object” means the smallest independent structural digital asset that can be used, re-used, or referenced during technology-supported learning (such as demonstrations, games, and simulations), to achieve a criterion-based objective, a learning activity, an assessment, or a learning objective and can be re-used in different contexts. Objects are self-contained (meaning each object can be taken independently), reusable (meaning a single Object may be used in multiple contexts for multiple purposes), and can be aggregated (meaning they can be grouped into larger collections of content). Objects are separate and apart from the Course Materials and maintained discretely. For clarity, Objects may be Integrated Provider IP if included by Provider in an item of Client IP.
1.73 “OIG” “has the meaning set forth in Section 8.2.2.
1.74 “Operating Budget” has the meaning set forth in Section 4.6.1.
1.75 “Operating Costs” means the costs and expenses incurred by Client during the applicable period in operating the Institution, including the fees paid to Provider under the Transition Services Agreement, but excluding the Services Fees paid or payable to Provider under this Agreement.
1.76 “Other Domestic Institution” means any other accredited, post-secondary educational institution that participates in Title IV Programs and that is formed, established, operated and/or acquired, in whole or in part, directly or indirectly, by Client, DigiCat or any Affiliate of Client or DigiCat after the Effective Date, but not including DigiCat itself (or any internal operating division thereof).
1.77 “Participation Fee” means an amount equal to the Applicable Percentage of Client Net Tuition and Fees Revenue.
1.78 “Paying Party” has the meaning set forth in Section 5.6.1(b).
1.79 “Per Capita Operating Costs” means, for any Fiscal Year of Client, the Operating Costs for such Fiscal Year divided by the average enrollment of the Institution for such Fiscal Year.
1.80 “Person” means any individual, partnership (general or limited), corporation, limited liability company, joint venture, association, or other form of business organization (whether or not regarded as a legal entity under Applicable Law), trust or other entity or organization, including a Governmental Entity and an Educational Agency.
1.81 “Personal Information” means information that identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular individual as defined under the CCPA, as well as any analogous term may be as defined under Applicable Law.
1.82 “Point of Contact” means, with respect to each Party, a person appointed by such Party to supervise and coordinate the performance of the Services on a day-to-day basis, including using good faith efforts to resolve any disputes or issues that may arise in the ordinary course of such performance.
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Exhibit 2.1
1.83 “Priority Cost Amount” means, for the applicable Fiscal Year, an amount equal to the Client’s Operating Costs as set forth in the Operating Budget for such Fiscal Year; provided, that in the event that any Operating Budget prepared and delivered by Client under Section 4.6.1 reflects Per Capita Operating Costs for the applicable Fiscal Year that are greater than the Maximum Per Capita Operating Costs for such applicable Fiscal Year, then, unless otherwise agreed by Provider in writing, the Priority Cost Amount shall exclude the amount by which the Per Capital Operating Costs exceed the Maximum Per Capita Operating Costs.
1.84 “Proceeding” means any action, suit, arbitration, litigation, audit, examination, or other proceeding before any Governmental Entity or arbitrator.
1.85 “Programs” means all graduate degree programs, undergraduate degree programs, doctoral degree programs, certificate programs, or other educational programs offered in whole or in part by or for the Institution, whether offered online, on a campus or other site, in a hybrid format, or by other mode of delivery during the Term.
1.86 “Projected Financial Statement” has the meaning set forth in Section 5.5.1.
1.87 “Projected Service Need” has the meaning set forth in Section 4.6.2.
1.88 “Provider Indemnified Persons” has the meaning set forth in Section 9.2.
1.89 “Provider Supplied Items” has the meaning set forth in Section 8.4.
1.90 “Provider IP” means all Intellectual Property Rights in the following:
(a) all Course Materials that are either (i) made or developed by or for Provider on or after the Effective Date outside the performance of the Services for Client under this Agreement, or (ii) Course Materials owned by Provider prior to the Effective Date;
(b) (i) the IT Platform, (ii) all other technology, algorithms, platforms, systems, computer programs and software (in both source code and object code forms) used by Provider to provide the Services, including each of the foregoing as developed for the IT Platform, (iii) all Provider-developed or Provider-acquired user interface designs necessary to facilitate access by Client and faculty and students of the Institution to Client IP via the IT Platform, including all logic and data modules, algorithms, feature sets and source code, and documentation relating to the items described in clauses (i), (ii) and (iii), including (x) the course management system and faculty management system developed by Provider, (y) the Waypoint engine and platform, and (z) the Constellation engine, platform and content;
(c) any and all De-Identified or Aggregated Data Sets;
(d) all rights of Provider licensed from third parties;
(e) all Behavioral Modeling Tools and Processes made or developed by or for Provider;
(f) all processes and procedures used by Provider for the online delivery and consumption of Course Materials and for curriculum and Course Materials development and design;
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Exhibit 2.1
(g) the generic design templates for Client’s website and portal, excluding any Client Marks and the content on the Client’s website or portal;
(h) all design templates and course design processes for Course Materials; and
(i) all Objects that are either (i) made or developed by or for Provider on or after the Effective Date, whether or not related to the performance of the Services, or (ii) Objects owned by Provider prior to the Effective Date.
For clarity, the Provider IP does not include the Client Marks or design templates that include the Client Marks.
1.91 “Provider IP Technology” means the items listed in clauses (b), (f) and (g) of the definition of “Provider IP” above, in each case (a) that are required to be provided or made available to Client by Provider under this Agreement, (b) for which Client needs access in order to receive the Services, or (c) that Provider makes available to Client in connection with the performance of the Services.
1.92 “Purchase Agreement” means that certain Asset Purchase and Sale Agreement, dated [•], 2020, by and among Provider and Seller, on the one hand, and Client and DigiCat, on the other hand.
1.93 “Receiving Party” has the meaning set forth in Section 16.1.
1.94 “Reconciliations” has the meaning set forth in Section 5.6.1.
1.95 “Reconciliation Statement” has the meaning set forth in Section 5.6.1.
1.96 “Residual Amount” has the meaning set forth in Section 5.1.
1.97 “Renewal Term” has the meaning set forth in Section 6.1.
1.98 “ROFO Notice” has the meaning set forth in Section 2.3.2.
1.99 “Security” has the meaning set forth in Section 2.11.1
1.100 “Security Policies” has the meaning set forth in Section 2.11.1.
1.101 “Security Breach” means a “security breach” as defined under Applicable Law. For the avoidance of doubt, a Security Breach shall not include trivial incidents that (a) occur on a frequent basis, such as scans or "pings" that constitute unsuccessful attempts to penetrate computer networks or servers, and (b) do not result in loss of data or a degradation of computer networks or servers.
1.102 “Seller” has the meaning set forth in the Recitals.
1.103 “Service Category” means a group of related Services designated as such on Exhibit B either by specific reference or grouping together under a common heading. Service Categories and the division of the Services into Service Categories are for organizational purposes only and should not be interpreted in any way as limiting the scope of the Services.
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Exhibit 2.1
1.104 “Service Levels” has the meaning set forth in Exhibit B, Section 5(d) (IT governance and service levels).
1.105 “Services” means the services provided by Provider to Client for the benefit of Client’s U.S.-Based Students that are (a) listed and described on Exhibit B, as the same may be modified by written mutual agreement in accordance with the terms hereof, (b) set forth in one or more Annual Statements of Work mutually agreed to in writing by the Parties, and (c) set forth in one or more Services Addenda to this Agreement mutually agreed to in writing by the Parties. For the avoidance of doubt, the Services will not include those transition services that are provided by Provider to Client pursuant to the Transition Services Agreement.
1.106 “Services Addenda” has the meaning set forth in Section 2.6.
1.107 “Services Addendum” has the meaning set forth in Section 2.6.
1.108 “Services Fees” has the meaning set forth in Section 5.2
1.109 “Shortfall Amount” has the meaning set forth in Section 4.3.
1.110 “State Educational Agency” means any state educational licensing authority, agency, department, board, commission or other body that provides a license, certification, exemption or other authorization necessary for a postsecondary institution (whether its main campus, branch campus, additional location, satellite or other facility thereof) to provide post-secondary education in that state through any means or mechanism, including distance education, and including any approval that is required under applicable state law to offer an educational program in any particular occupational field, to permit a graduate of the Institution to obtain professional licensure in that state, or to participate in any Student Financial Assistance Program in that state.
1.111 “Student Financial Assistance Program” means any form of student financial assistance, grants or loans administered by any Governmental Entity or Educational Agency including the Title IV Programs, state grant or loan programs, tuition assistance programs administered by the U.S. Department of Defense, and veterans’ education benefits administered by the U.S. Department of Veterans’ Affairs.
1.112 “Subsidiary” means, with respect to any Person, any entity, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person or by one or more of such Person’s respective Subsidiaries.
1.113 “Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same) imposed or required by Applicable Law.
1.114 “Term” has the meaning set forth in Section 6.1.
1.115 “Terminating Party” has the meaning set forth in Section 6.4.
1.116 “Third-Party Claim” has the meaning set forth in Section 9.1.
1.117 “Third-Party Course Material” has the meaning set forth in Section 10.2.6.
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Exhibit 2.1
1.118 “Third-Party Damages” has the meaning set forth in Section 9.3.1.
1.119 “Threshold Level” has the meaning set forth in Section 6.3.
1.120 “Title IV Program” means any Student Financial Assistance Program authorized and administered pursuant to Title IV of the HEA.
1.121 “Transition Services Agreement” means that certain agreement, dated the date hereof, between Client and Provider pursuant to which Provider will provide to Client certain transition services on the terms and subject to the conditions set forth therein.
1.122 “U.S.-Based Students” means students of Client based in the United States and its territories (including deployed military personnel at U.S. military bases abroad and their dependents, U.S. employees of multi-national corporations working outside the U.S. and their dependents, and other U.S. nationals living abroad and their dependents).
1.123 “Work for Hire Materials” has the meaning set forth in Section 10.1.2.
1.124 “Year-End Reconciliation” has the meaning set forth in Section 5.6.1(b).
2. Services Provided to Client.
2.1 Services.
2.1.1 Subject to the terms and conditions of this Agreement, Provider (directly, or through its Subsidiaries, subcontractors or vendors) will provide to Client the Services in accordance with the terms and conditions of this Agreement, including any mutually agreed Annual Statement of Work and any applicable Services Addendum. If any services not specifically described on Exhibit B or any applicable Annual Statement of Work or Services Addenda, but which are reasonably associated with the Service Categories set forth on Exhibit B, were provided by Provider to the Institution prior to the Effective Date and are required for the proper provision of the Services within such applicable Service Category, such services (other than any such services that are Core Client Functions or are specifically included in the Transition Services Agreement) will be deemed to be implied by and included within the scope of the Services (and included in the Services Fees) to the same extent and in the same manner as if expressly described on Exhibit B or the applicable Annual Statement of Work or Service Addenda. For purposes of clarity, each Annual Statement of Work shall include reasonable details of the Services, the IT Platform, Service Levels (including Critical Service Levels, if any), and such other features, functions and related items as contemplated in Exhibit B to this Agreement, and the Parties will use their commercially reasonable efforts to establish and agree upon an Annual Statement of Work within the timeframes contemplated in Section 4.6.1 and Section 4.6.2. For the avoidance of doubt, in the event of a conflict between the terms of any Annual Statement of Work and the body of this Agreement, the terms and conditions of this Agreement shall control to the extent of the conflict. For clarity, a failure of Provider to meet the same three (3) Critical Service Levels two (2) or more times in a rolling six (6) continuous month period shall be deemed a Material Breach by Provider of this Agreement.
2.1.2 Provider shall use commercially reasonable efforts to perform the Services (a) in a timely, professional and workmanlike manner, and (b) subject to Section 2.8, in accordance in all material respects with all Applicable Laws.
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Exhibit 2.1
2.2 Exclusivity.
2.2.1 Provider will be the exclusive provider to Client of the Services during the Term, and Client will not contract with any third party for the performance of any such Services during the Term. In furtherance of the foregoing, on and after the Effective Date, all Courses included as part of any Programs offered in whole or in part by Client to U.S.-Based Students, and all academic courses offered in whole or in part by Client as a part of a degree program, certification program or other educational program, also to U.S.-Based Students, and in each case in an online format, shall be offered through the Institution and be subject to the terms and conditions of this Agreement. For the avoidance of doubt, this Section 2.2 does not apply to any services provided pursuant to the Transition Services Agreement.
2.2.2 Client shall not take, nor cause others to take, any action that (i) seeks, as its primary purpose, to cause, and (ii) has the actual effect of causing, the transfer during any Fiscal Year from Client to DigiCat or an Affiliate of DigiCat of students representing more than 5% of the Institution’s enrollment as of the end of the prior Fiscal Year. For the avoidance of doubt, Provider acknowledges and agrees that the foregoing provision shall not preclude Client from collaborating with DigiCat or its Affiliates to develop and implement articulation pathways for students from Institution to DigiCat or an Affiliate of DigiCat, and vice versa.
2.3 Right of First Refusal; Right of First Offer.
2.3.1 If DigiCat, Client or another Affiliate of DigiCat or Client hereafter proposes to form, establish, operate or acquire an Other Domestic Institution, which Other Domestic Institution is legally separate from DigiCat and is intended to be operated separately from DigiCat (including as a component unit of DigiCat) but on an integrated basis under one or more of Client’s or DigiCat’s (or one of their Affiliates’) names or brands or utilizing the employees or other back office services of Client in any material respect, then (a) DigiCat and Client shall provide Provider not less than sixty (60) days’ advance written notice of such formation, establishment, operation or acquisition, along with an Annual Statement of Work specifying the Other Domestic Institution’s projected needs for the remainder of the then-current Fiscal Year and accompanying budget. DigiCat and Client shall grant to Provider the exclusive right, exercisable in Provider’s sole discretion on or prior to the end of such sixty (60) day period to provide the Services to such Other Domestic Institution on then-current fair market terms and conditions as may be mutually agreed upon by the Parties (subject to the receipt of applicable Educational Approvals (if any)); provided, that if such Other Domestic Institution is then subject to a binding contract to receive services similar to the Services from a third party, then DigiCat and Client shall give Provider not less than sixty (60) days’ advance written notice of the conclusion or expiration of the then current term of such contract (for clarity, excluding any automatic or optional renewal terms) and grant to Provider the exclusive right, exercisable in Provider’s sole discretion on or prior to the end of such sixty (60) day period, to provide the Services to such Other Domestic Institution, commencing at the conclusion or expiration of the then current term of such other contract.
2.3.2 If DigiCat, Client or another Affiliate of DigiCat or Client hereafter proposes to form, establish, operate or acquire an Other Domestic Institution, which Other Domestic Institution is, or is intended to be, operated as a stand-alone entity separate and apart from Client and DigiCat and not under Client’s or DigiCat’s (or one of their Affiliates’) names or brands and/or not utilizing the employees or other back office services of Client in any material
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Exhibit 2.1
respect, then DigiCat and Client shall give Provider not less than sixty (60) days’ advance written notice of such formation, establishment, operation or acquisition and of the material terms, including proposed pricing and payment terms, upon which DigiCat and/or Client proposes to receive Services on behalf of and for the benefit of such Other Domestic Institution (the “ROFO Notice”). Such notice shall constitute an irrevocable offer to engage Provider to provide such Services on such proposed terms subject to the receipt of applicable Educational Approvals. At any time within thirty (30) days following its receipt of such ROFO Notice from Client, Provider may elect to accept such offer by providing written notice of such acceptance and, thereafter, the Parties shall engage in good faith efforts to complete definitive documentation evidencing their agreement whereby Provider provides Services for such Other Domestic Institution. If Provider does not accept such offer in writing (or fails to respond) within such thirty (30) day period, then the ROFO Notice and the offer contained therein shall immediately expire and DigiCat and Client may seek to engage an alternative services provider to provide Services to such Other Domestic Institution, but only on terms and conditions, including pricing and payment terms, not less favorable to DigiCat and/or Client than those set forth in the ROFO Notice (i.e. more favorable to the service provider); provided, that if DigiCat and/or Client has not entered into a definitive agreement with such alternative services provider within ninety (90) days following the end of such prior thirty (30) day period, then DigiCat and Client may not engage any such alternative services provider unless and until they provide Provider with a new ROFO Notice and once again comply with the provisions of this Section 2.3.2 with respect to such offer. Notwithstanding the foregoing, if such Other Domestic Institution is then subject to a binding contract to receive services similar to the Services from a third party, then DigiCat and Client shall provide to Provider the ROFO Notice not less than sixty (60) days prior to the conclusion or expiration of the then current term of such other contract.
2.3.3 If, at any time during the Term, DigiCat seeks to (a) merge Client into, or otherwise cause Client or the Institution to be acquired by or combined or consolidated with, or otherwise operated by, DigiCat or any Affiliate of DigiCat, or (b) cause the Institution to be acquired by, or otherwise operated by, a Person other than Client, DigiCat or an Affiliate of DigiCat, then (i) DigiCat and Client shall provide Provider not less than sixty (60) days’ advance written notice of such merger, acquisition, or other action, and (ii) the Parties shall take all action necessary such that, upon the consummation of such merger, acquisition or other action or event, this Agreement shall continue in effect, such resulting or surviving Person shall be deemed to be included in the definition of “Institution” for purposes of this Agreement, Provider shall provide the Services to such resulting or surviving Person, and Client Net Tuition and Fees Revenue and Direct Cost Charges for purposes of calculating the Services Fees shall include the Client Net Tuition and Fees Revenue of such resulting or surviving Person and the Direct Cost Charges associated with providing the Services to such resulting or surviving Person, which Direct Cost Charges shall be established in accordance with and be subject to Section 4.6.3.
2.4 Non-Solicitation. During the Term and for a period of twelve (12) months thereafter, without the written consent of the other Party, each of Client and Provider will, without the written consent of the other Party, refrain from soliciting for employment, on behalf of itself or any other Person, the other Party’s current employees and any of such other Party’s current independent contractors with whom, to such Party’s knowledge, the non-soliciting Party is engaged under exclusive engagements; provided that the foregoing shall not prohibit a Party
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Exhibit 2.1
from soliciting by means of a general advertisement not directed at (i) any particular individual, or (ii) the employees or contractors of the other Party generally.
2.5 Location of Services. Provider shall provide the Services from, and using personnel located at, such locations as are determined by Provider in its discretion, including at the facilities of Client as reasonably necessary or appropriate for Provider to provide the Services. When using Client’s facilities, Provider agrees to comply with the then-current written policies Client may then have in place applicable to the use of its facilities by its own employees and independent contractors and provided such policies are provided to Provider in writing, and in no event will Provider use Client’s facilities for the purpose of providing services to any other client of Provider. Provider shall be solely and directly responsible to Client for any damages caused by any of Provider’s personnel to the Client’s facilities or other equipment or materials owned by Client.
2.6 Services Addenda. If the Parties mutually agree to expand certain Services during a Fiscal Year in addition to those described in Exhibit B or the Annual Statement of Work and included in the Direct Cost Charges Budget for such Fiscal Year (including, for example, to provide for the development of Course Materials for Courses and Programs not anticipated at the time of approval of the Direct Cost Charges Budget for such Fiscal Year), or to discontinue or materially change such a Service during a Fiscal Year, the Parties shall enter into one or more services addenda in a mutually agreed upon form (each, a “Services Addendum” and, collectively, “Services Addenda”), which Services Addenda shall be numbered sequentially (e.g., Services Addendum 2021-1, Services Addendum 2021-2, etc.) and will contain all information (including the types of information set forth in the Operating Budget or the Annual Statement of Work, the schedule for completion of new Course Materials for Courses, etc.) necessary to reflect the Parties’ intentions and the increase in, or other impact, if any, on, the Direct Cost Charges resulting from such addition, discontinuance or other change. Each Services Addendum will be effective only when signed by authorized representatives of the Parties, and once finalized and signed by the Parties, shall be incorporated by reference and deemed part of this Agreement. In the event of a conflict between the terms of any Services Addendum and the body of this Agreement, the terms and conditions of this Agreement shall control to the extent of the conflict (unless the Services Addendum, as agreed upon by the Parties, specifically identifies and overrides the conflicting term(s), in which event, the terms of the Services Addendum shall control for such Services Addendum). For the avoidance of doubt, nothing in this Agreement shall obligate either Party to enter into a Services Addendum.
2.7 Provision of Information; Access. Client shall, during the Term, use commercially reasonable efforts to make available to Provider on a timely basis after Provider’s reasonable request all data, information (financial and other), systems and other materials within Client’s reasonable control, and provide Access to Provider’s authorized personnel and agents during normal business hours, to the extent reasonably necessary for Provider to perform each of the Services, for Provider to prepare its quarterly and annual financial statements (including as necessary for Sarbanes-Oxley testing and certification), or for Provider to perform its annual Title IV compliance audit. Client also will (a) if requested by Provider in writing, provide to Provider a regulatory compliance report reflecting (i) the ongoing status of any Educational Approvals being sought by, or obtained by, Client in order for Client to offer each of the Courses and Programs, (ii) any material noncompliance with Educational Laws related to each of the Courses and Programs, and (iii) the existence and status of any review, audit, investigation, or
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Exhibit 2.1
adverse action by any Educational Agency or Governmental Entity related to the Institution or any Course or Program, and (b) provide to Provider the Institution’s annual Title IV Programs compliance audit conducted pursuant to 34 C.F.R. §668.23(b) as and when submitted to ED. The Parties agree that Provider’s liability for any failure to perform, or for the late performance of, any Services to the extent such Services require data, information or other materials possessed, prepared or generated by Client, or Access to be provided to Provider’s authorized personnel, shall be reduced to the extent Client’s failure to provide or make available the same to Provider in accordance with Provider’s reasonable written or oral (if promptly confirmed in writing) requests, and such failure by Client directly or indirectly causes Provider’s lack of or delay in performance.
2.8 Compliance with Laws. The Parties agree that each Party shall perform its respective obligations hereunder in compliance with the Applicable Laws (including, as applicable to each respective Party, the Educational Laws listed on Exhibit C) that apply to such Party’s performance under this Agreement and the conduct of such Party’s business.
2.8.1 For the avoidance of doubt, Provider shall not be responsible or liable for Client’s compliance with the Applicable Laws including those that apply to Client’s Educational Activities and privacy and data protection (including notification, security (including Client’s failure to implement and maintain reasonable security procedures and practices) and individual rights obligations under Applicable Law), even if the performance of the Services relate to such Applicable Law, except to the extent that Client’s failure to comply with Applicable Laws arises from Provider’s acts or omissions or failure to provide specific Services expressly set forth herein, in an Annual Statement of Work, or in a Services Addendum in accordance with the terms hereof or thereof. Neither Provider nor its Affiliates, vendors or subcontractors shall be required to provide any Services to the extent that providing such Services would cause Provider or any of its Affiliates, vendors or subcontractors to violate any Applicable Law.
2.8.2 Client and Provider acknowledge that, in the course of performing certain of the Services required under this Agreement, it will be necessary and desirable for Provider to have Access to certain personally identifiable information of students and prospective students of the Institution, of the Institution’s employees and faculty, and of certain other persons associated with the Institution, that is subject to applicable provisions of FERPA and/or any other Applicable Laws. The Parties agree to maintain, secure and use (and to cause their respective employees, agents, vendors and subcontractors to maintain, secure and use) all such personally identifiable information in material compliance with the requirements of all such Applicable Laws, including the requirements of 34 C.F.R. 99.31(a)(1) with respect to information protected by FERPA that may be disclosed to a party to whom an institution has outsourced institutional services or functions. The Institution considers Provider to be a “school official” to which it is outsourcing institutional services or functions for which the Institution would otherwise use employees. The Parties agree that Provider is under the direct control of the Institution with respect to the use and maintenance of education records and Provider agrees to act in accordance with the requirements of FERPA, including 34 C.F.R. 99.33(a) governing the use and redisclosure of personally identifiable information from education records. The Parties agree that Provider may make disclosures of personally identifiable information of the Institution’s students and prospective students that is subject to FERPA to its employees, agents, vendors and subcontractors only to the extent necessary for the performance of the
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Exhibit 2.1
Services and only if Provider requires such employees, agents, vendors and subcontractors to comply with applicable provisions of FERPA.
2.8.3 It is the intent of the Parties to be in full compliance with the ban on the payment of incentive compensation as provided in 20 U.S.C. § 1094, 34 C.F.R. § 668.14(b)(22), and the guidance promulgated thereto (“Incentive Compensation Ban”). Client and Provider have considered the Services Fees set forth in Section 5 of this Agreement and agree that payments of such Services Fees are in full compliance with the Incentive Compensation Ban.
2.9 Services Personnel. Provider shall use personnel of reasonable skill, experience and qualifications (including subcontractors and vendors) to provide the Services and will have full and complete authority to engage, dismiss, reprimand, or otherwise manage all such personnel; provided, however, at all times during the Term, Provider shall, in good faith, take into consideration Client’s feedback with respect to any Provider personnel performing the Services pursuant to Section 4.5. Client expressly understands and agrees that any actions by Provider with respect to Provider’s personnel shall be in accordance with Provider’s policies in effect from time to time. Client shall have no authority pursuant to this Agreement with respect to any aspect of Provider’s internal human resources, business or administrative policies.
2.10 Client Data and Information.
2.10.1 Unless prohibited by Applicable Law, Provider may collect, receive, access, store, process, and use all Client Data and Information solely for the following purposes: (a) providing the Services provided to Client under this Agreement, (b) improving, developing, providing and offering new services and solutions, Provider IP, and other Provider products and services, (c) improving student and prospective student metrics, including acceptance, retention, performance and graduation rates with respect to students and prospective students of Client, (d) providing individual faculty evaluation and performance metrics to Client, (e) performing data analytics for Client, (f) detecting or preventing any Security Breach, fraud, or illegal activity, and (g) creating De-Identified or Aggregated Data Sets. During the Term of this Agreement, Client will ensure that Client’s privacy policy provides for such collecting, receipt, access, storage, processing, and usage of Client Data and Information by Provider, subject to limitations and requirements under Applicable Law. For the purposes of, and unless prohibited by, the CCPA, Provider may retain, use, or disclose Client Data and Information provided that Provider strictly adheres to limitations on use of Personal Information set out in the CCPA, and Provider shall not otherwise retain, use, or disclose Client Data and Information that is Personal Information for any purpose (including any commercial purpose other than to provide the Services and as permitted in the Agreement), outside of the direct business relationship between Provider and Client, or sell Client’s Personal Information to any third party for monetary or other valuable consideration, and Provider certifies that it understands the restrictions on Provider’s processing of Personal Information under the CCPA as set forth in this Section 2.10.1 and will comply with the restrictions.
2.10.2 With respect to De-Identified or Aggregated Data Sets provided to Client by Provider in connection with the provision of the Services under this Agreement, Provider hereby grants to Client, during the Term, a non-exclusive, non-transferable, limited license to use such De-Identified or Aggregated Data Sets for the sole purposes of receiving the use and benefit of the Services as contemplated under this Agreement (including using the output from the Services) and to otherwise perform the Core Client Functions.
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Exhibit 2.1
2.10.3 Provider shall, during the Term, use commercially reasonable efforts to make available to Client, on a timely basis and after reasonable request, Client Data and Information stored on Provider systems or otherwise under the control of Provider that is not otherwise available to Client through the IT Platform.
2.11 Data Security.
2.11.1 Provider shall establish and maintain an information security program with respect to Provider facilities and Provider systems designed to provide reasonable measures: (a) for the confidentiality, integrity and availability (“Security”) of Personal Information; (b) to protect against anticipated threats or hazards to the Security of Personal Information, and (c) to protect against any unauthorized use of or access to Personal Information. Provider shall also establish and maintain network and internet security procedures, protocols, security gateways and firewalls with respect to Provider facilities and Provider systems that house such Personal Information and shall comply with all of the foregoing in providing the Services (collectively the “Security Policies”). Provider has made available to Client copies of all such Security Policies effective as of the Effective Date. The Security Policies used by Provider under this Agreement will be at least as protective of Personal Information for the benefit of Client as the security policies implemented and maintained by Provider for its own Personal Information. Provider will notify Client of any changes to the Security Policies made by Provider during the Term that materially reduce the security measures used to safeguard Client’s Personal Information. Upon request of Client from time to time during the Term, Provider will make available to Client copies of then-current versions of the Security Policies. If there are any specific security measures that Client requires of its vendors and providers for such data security matters, such specific security measures shall be made available by Client to Provider and, thereafter, the Parties will mutually agree upon the specific security measures to be provided by Provider hereunder subject to any additional Direct Cost Charges being addressed in good faith as provided in Section 4.6.
2.11.2 Client reserves the right to request any necessary changes to the Security Policies to address the evolving security threat environment and potential changes to the applicable security standards to address the same. Any such changes will be communicated by Client to Provider and will be implemented pursuant to the IT governance process set forth in Section 5(d) of Exhibit B, provided each Party will use commercially reasonable efforts to address any changes as reasonably feasible in the event of an emergency through each Party’s Point of Contact, with any such changes to be implemented subject to any additional Direct Cost Charges being addressed in good faith by the Parties pursuant to Section 4.6.
2.11.3 Provider will use appropriate measures designed to guard against the unauthorized access, alteration or destruction of Personal Information stored or processed using Provider systems. Such measures will include appropriate access controls and security policies.
2.11.4 Without limiting the generality of the foregoing:
(a) Provider’s Security Policies shall provide for (i) regular network perimeter assessment and re-assessment of the risks and vulnerabilities to the Security of Provider systems that store or process Personal Information and take into account the (A) identification of internal and external threats that could result in a Security Breach, (B)
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Exhibit 2.1
assessment of the likelihood and potential damage of such threats, taking into account the sensitivity of such Personal Information, and (C) assessment of the sufficiency of such Security Policies to control risk to Personal Information; and (ii) the establishment and monitoring of key risk indicators to Personal Information. Provider shall (1) provide such policies to Client, upon thirty (30) days’ advance written request and no greater than twice per twelve (12) month period, and additionally as necessary in connection with a regulatory inquiry, and (2) conduct and provide a summary report on the results of such assessments to Client as long as such summary report does not contain Confidential Information of Provider or other information that could be used to cause a Security Breach.
(b) Except as expressly permitted under this Agreement to the contrary, Provider shall (i) remove all Personal Information and Confidential Information of Client from any portable media within the scope of the Services that is taken out of service; (ii) destroy or securely erase such portable media in a manner designed to protect against Security Breaches; and (iii) provide to Client, upon request from Client, a notification of destruction, which may be provided via an automated solution that creates an auditable record.
2.12 Security Breach.
2.12.1 If either Party reasonably believes there has been a Security Breach, that Party shall, as promptly as practicable, notify the other Party’s Point of Contact of such Security Breach and investigate and remediate any such Security Breach. The Parties will cooperate with one another, including by promptly providing any information reasonably requested, reasonably cooperating with any law enforcement or regulatory officials, credit reporting companies and credit card associations investigating such Security Breach, and reporting their findings to the other Party on an as needed basis. Based on the sensitivity of the Personal Information and facts and circumstances of a particular Security Breach, the Parties may implement a response plan to address such Security Breach and prevent any further incidents, execute the approved plan in order to remediate such Security Breach, and conduct a post mortem review.
2.12.2 The Parties agree that a Party shall not be required to take the steps set forth in Section 2.12.1 above in the case of low risk attempts to breach a Party’s systems or Personal Information including attempts such as: (a) pings on the firewall; (b) port scans; (c) attempts to log onto a system or enter a database with an invalid password or username, which attempts do not create a pattern of invalid access attempts; (d) denial-of-service attacks that do not result in a server being taken off-line; and (e) malware, such as worms or viruses, provided that these items do not constitute a Security Breach.
2.13 Responsibility for Affiliates and Subcontractors. Each Party shall be responsible for its respective Affiliates’ and third party service providers’, contractors’, vendors’, and subcontractors’ acts, omissions and performance under this Agreement and all such acts, omissions and performance shall be deemed to be the acts, omissions and performance by such Party.
2.14 Limitation on Provider’s Other Engagements. During the Term, neither Provider nor its Affiliates shall participate in any arrangement with any Arizona-based university, other than DigiCat and its Affiliates, for the provision of services for online degree Programs that are substantially similar to the Services provided to Client pursuant to this Agreement.
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Exhibit 2.1
3. Core Client Functions.
3.1 Sole Control Over Client and Academic Matters. The Parties acknowledge and agree that Client and its Governing Body are solely responsible for, and will provide and perform at Client’s sole cost and expense, and within its sole discretion and oversight of Client and its Governing Body, during the Initial Term and any Renewal Term, the following roles and responsibilities as they relate to all academic, academic personnel, and academic-related operational decisions with respect to the Client, to the Programs and Courses offered by Client, and to the Educational Activities conducted by Client, as well as such other roles and responsibilities as may be required to be performed solely by Client under Applicable Laws (including Educational Laws and requirements of Accrediting Bodies and Educational Agencies) (the following, the “Core Client Functions”):
3.1.1 Setting the qualifications for, overseeing the verification of the credentials of, and hiring, appointing, training (and creating related training content), compensating, supervising, and evaluating faculty to teach the Courses comprising the Programs and providing reasonably sufficient faculty and staff as necessary to offer the Programs, conduct the Educational Activities and perform Client’s responsibilities under this Agreement;
3.1.2 Reviewing, selecting, structuring and adopting, and ensuring the quality of, the curricula and related Course Materials for the Courses in the Programs, establishing the modalities by which to deliver the Courses, and providing institutional and academic guidance, evaluation and oversight for the Programs;
3.1.3 Overseeing the development, maintenance, and operation of the Programs and ensuring an appropriate number and selection of Programs and Courses;
3.1.4 Establishing degree programs, degree level, student learning outcomes, course objectives, and number of credits;
3.1.5 Assigning grades for student work and assessing student learning;
3.1.6 Setting appropriate standards for admission to, and implementing the admissions policies applicable to, Client and any particular Program, including overseeing the application and enrollment process and making admissions decisions with respect to applicants who meet the requisite admission standards, in compliance with Applicable Law, and making exceptions to admissions requirements;
3.1.7 Overseeing the instruction of Courses and related student and academic support activities and functions;
3.1.8 Setting standards for student performance and student learning, and the evaluation of that performance and assessment of that learning, including through the monitoring of student progression and outcomes;
3.1.9 Handling appeals and exceptions to academic policies and requirements;
3.1.10 Setting the qualifications for the acceptance of transfer credit or the awarding of credit for prior or experiential learning;
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Exhibit 2.1
3.1.11 Setting the qualifications for any student support personnel hired by Provider, as well as setting quality control standards for any student support or faculty development services offered by Provider;
3.1.12 Setting the requirements for the achievement of credit for Courses successfully completed, the achievement of applicable degrees following completion of a Program, determining those students who qualify to receive such credit or such degrees, granting such degrees, and determining graduation requirements, and conducting degree audits;
3.1.13 Entering into all agreements with students regarding their enrollment in the Programs and their receipt of student financial aid pursuant to applicable Title IV Programs or other Student Financial Assistance Programs;
3.1.14 Determining and setting tuition and the amounts and requirements for any scholarships or discounts provided to students;
3.1.15 Receiving all Client Net Tuition and Fee Revenue from, or on behalf of, students;
3.1.16 Overseeing all matters related to student discipline and the establishment and administration of appropriate processes related thereto, including whether to retain or dismiss any student; and
3.1.17 Maintaining all academic and administrative records for students who are enrolled in or seeking enrollment in a Program at Client.
Provider shall have no responsibility for the performance or oversight of the Core Client Functions. For avoidance of doubt, Client and its Governing Body shall retain sole and absolute authority and discretion regarding the Core Client Functions. Provider shall have no authority pursuant to this Agreement with respect to (a) the election or appointment of the Governing Body or Client’s corporate officers, (b) the engagement, dismissal, reprimand, or other management of the Institution’s faculty or personnel, or (c) any aspect of Institution’s internal human resources (except to the extent of any services provided pursuant to the Transition Services Agreement), business or administrative policies.
3.2 Public Disclosure. Client shall publicly disclose its relationship with Provider on the Institution’s website in a manner mutually agreed by the Client and Provider in good faith (such agreement not to be unreasonably withheld, conditioned, or delayed), and shall indicate on the Institution’s website that the Client Marks and Client IP may be used by Provider pursuant to, and subject to the terms of, this Agreement.
4. Oversight of Services; Budgeting; Disputes.
4.1 Client Supervision of Services. The Services provided by Provider to Client pursuant to this Agreement shall be subject to continuing review by Client and its Governing Body and, with respect to the obligations undertaken by Provider pursuant to the DigiCat Binding Provisions, by DigiCat. Client shall establish program and department heads to directly oversee the provision of any and all Services by Provider, including Services related to the administration of student financial aid programs described in Section 3.1.10 above. In furtherance of the foregoing, Provider shall permit Client, upon reasonable prior written notice
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Exhibit 2.1
and during Provider’s normal business hours and at Client’s sole expense, the opportunity to undertake, either directly or indirectly through third parties mutually agreed by Client and Provider in advance, periodic (but not more frequently than quarterly) audits of Provider’s conduct and communications on behalf of Client pursuant to this Agreement. Moreover, Provider shall cause all telephone or other electronic communications with prospective and current students of Client to be recorded, transcribed, or otherwise preserved, and Provider shall make such recordings or other records available to Client on a schedule mutually agreed by the Parties from time to time, without additional cost to Client.
4.2 Points of Contact. Promptly following the Effective Date, each of Provider and Client shall designate a Point of Contact for the Services. Each of Provider and Client may change a Point of Contact by written notice to the other. Each of Provider’s and Client’s Point of Contact will be responsible for supervising and coordinating the performance and receipt of the Services, including using good faith efforts to resolve any disputes or issues that may arise during the performance of the Services on a day-to-day basis. Client’s Point of Contact shall be free of any conflict of interest with respect to Provider and this Agreement as determined under the Institution’s conflict of interest policy. Any dispute among the Parties relating to any Services or this Agreement that is not otherwise resolved by the Points of Contact shall be handled as provided in Section 20.11.
4.3 Tuition and Discounts. On a quarterly basis, or more often as may be reasonably requested by Client, the Parties shall meet to confer regarding tuition and fee levels, student discounts and scholarships, and to evaluate potential modifications to any or all of the foregoing. The Parties acknowledge and agree that Client at all times shall retain absolute authority to determine tuition and fee levels, student discounts and scholarships. Notwithstanding the foregoing, (a) if Client (including as part of the annual budgeting process under Section 4.6) imposes any decreases in tuition or fees or increases in student discounts or scholarships that would negatively impact Client Net Tuition and Fees Revenue in a Fiscal Year, in each case without Provider’s prior written agreement to such action (such agreement not to be unreasonably withheld, conditioned or delayed), and (b) such decreases or increases, as applicable, can be reasonably demonstrated to have been a direct cause of a shortfall in Client Net Tuition and Fees Revenue for any Fiscal Year in which such decreases or increases apply as compared to the budgeted Client Net Tuition and Fees Revenue set forth in the Operating Budget for such Fiscal Year (the amount of such shortfall in Client Net Tuition and Fees Revenue, a “Shortfall Amount”), then the Minimum Residual Amount for any Fiscal Year in which such decreases or increases result in a Shortfall Amount shall be reduced as follows:
4.3.1 If the Shortfall Amount is equal to 2% or less of the budgeted Client Net Tuition and Fees Revenue set forth in the Operating Budget for such Fiscal Year, then there shall be no reduction in the Minimum Residual Amount;
4.3.2 If the Shortfall Amount is greater than 2% of the budgeted Client Net Tuition and Fees Revenue set forth in the Operating Budget for such Fiscal Year, then the Minimum Residual Amount for such Fiscal Year shall be reduced, on a dollar for dollar basis, by the amount of such Shortfall Amount.
4.4 Reporting. On a quarterly basis, or more often as may be reasonably requested by Client, Provider shall review the delivery of the Services and report to Client on the performance of Provider in connection with the delivery of the Services. Such reports shall
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Exhibit 2.1
include such data, information, and reports as may be reasonably requested by Client from time to time to enable Client to evaluate the performance and effectiveness of the Services. The form and content of such reports shall be as mutually agreed upon by the Parties from time to time.
4.5 Feedback and Complaints. Institution has or will develop appropriate mechanisms by which it will solicit feedback from students receiving the Services as well as from the Institution’s faculty and staff who receive or are otherwise involved in overseeing the Services, and will also have in place a process to review any complaints from faculty or students about the Services and Provider’s performance thereof, which process shall be similar to, and consistent with, the Institution’s established complaint policies and procedures. The Parties agree to utilize the information obtained from such feedback and from such complaint process to determine whether any changes may be required to the Services or the personnel performing the Services on behalf of Provider, which changes may be made in the manner provided in Section 2.6 or Section 20.2.
4.6 Certain Matters Relating to Budgeting.
4.6.1 Client shall deliver to Provider, not later than one-hundred twenty (120) calendar days prior to the start of each Fiscal Year (or such other deadline as may be mutually agreed to in writing by the Parties), a rolling two-year annual proposed budget for Client’s operations for such upcoming Fiscal Year and the following Fiscal Year (presented on a monthly basis), in a form, and containing the information, including budgeted Operating Costs, necessary for the Parties to perform their obligations under this Agreement as well as additional information mutually agreed upon in writing by the Parties (the “Operating Budget”).
4.6.2 Concurrently with the delivery of the Operating Budget under Section 4.6.1 above, Client shall deliver to Provider a proposed statement of work specifying Client’s anticipated needs for the next Fiscal Year within each Service Category, including the Course Materials for the Courses that Client projects being developed (each, a “Projected Service Need”). Upon mutual written agreement of such statement of work for the applicable annual period, such statement of work will be the “Annual Statement of Work” for such period. Unless Provider rejects a particular Projected Service Need within thirty (30) calendar days after receipt of the proposed Annual Statement of Work, the Direct Cost Charges Budget delivered by Provider under Section 4.6.3 below shall include projected Services Fees (including Direct Cost Charges) for each Projected Service Need, and all Projected Service Needs (as modified by mutual written agreement of the Parties) contemplated by the final Direct Cost Charges Budget established under Section 4.6.3 shall be deemed part of the Services for the Fiscal Year to which the Annual Statement of Work relates.
4.6.3 Based on the information included in the Operating Budget provided under Section 4.6.1 and the Annual Statement of Work provided under Section 4.6.2, Provider will develop and/or update a rolling two-year annual proposed budget for Direct Cost Charges for such upcoming Fiscal Year and the following Fiscal Year (presented on a monthly basis), that is responsive to and consistent with such Operating Budget and Annual Statement of Work for the applicable Fiscal Years (the “Direct Cost Charges Budget”). Not later than thirty (30) calendar days after receipt of the Operating Budget (or such other deadline as may be mutually agreed to in writing by the Parties), Provider will provide the Direct Cost Charges Budget to Client for review, accompanied by comparisons to the current year-to-date and prior year budgeted and
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Exhibit 2.1
actual Direct Cost Charges. Provider shall also promptly provide such supporting information, detail, and substantiation for the proposed Direct Cost Charges as Client may reasonably request. If Client, in good faith, disagrees, in whole or in part, with the presented Direct Cost Charges Budget, then no later than thirty (30) calendar days after receipt of the Direct Cost Charges Budget (or such other deadline as may be mutually agreed to in writing by the Parties), Client shall notify Provider of such disagreement in writing (a “Notice of Disagreement”), setting forth in reasonable detail the particulars of such disagreement; provided, that any Direct Cost Charges that reflect market rate charges by third-party vendors (including Subsidiaries of Provider) for services or products utilized by Provider in connection with providing the Services hereunder shall be accepted and not be subject to dispute. Any such Notice of Disagreement shall include a copy of the Direct Cost Charges Budget, marked to indicate those specific line items that are in dispute (the “Disputed Line Items”) and including a reasonably detailed explanation as to why Client is disputing the line items. Upon receipt of a Notice of Disagreement, Provider and Client shall use all reasonable efforts for a period of fifteen (15) calendar days following the delivery of the Notice of Disagreement (or such longer period as Provider and Client may mutually agree in writing) to resolve any Disputed Line Items. At the end of this fifteen (15) calendar day period (or such longer period as Provider and Client may mutually agree in writing), Provider shall provide its proposed Direct Cost Charges Budget, inclusive of any revisions thereto agreed upon between Provider and Client and marked to indicate any remaining Disputed Line Items, to Client for its review.
4.6.4 To be finalized and adopted, the Direct Cost Charges Budget for any given Fiscal Year must be approved in writing by Client, and Client shall have final authority, to be exercised in good faith, to accept or reject, in whole or in part, the Direct Cost Charges Budget proposed by Provider. If a Disputed Line Item is not resolved by Provider and Client by the day which is thirty (30) calendar days prior to the beginning of the first Fiscal Year to which it relates, then the final Direct Cost Charges Budget for such next Fiscal Year will be as follows: (a) for the particular Services for which the Parties have mutually agreed upon projected Direct Cost Charges, the final budgeted Direct Cost Charges for such Services will be the mutually agreed projected Direct Cost Charges; and (b) for the particular Services which are subject to the Disputed Line Item, the final budgeted Direct Cost Charges for such Services shall be the lesser of Provider’s projected Direct Cost Charges or 102% of the documented actual Direct Cost Charges for such Services in the preceding Fiscal Year adjusted proportionally for (i) any increase or decrease projected by Client in enrollment (or any other activity impacting the Operating Budget) for the given Fiscal Year (based on the Operating Budget) relative to the current Fiscal Year (based on year-to-date actual enrollment, annualized), and (ii) any increase or decrease in the scope or scale of Services for the given Fiscal Year (based on the Annual Statement of Work) relative to the current Fiscal Year, as mutually agreed to by the Parties (or, if the Parties are unable to mutually agree on such proportional adjustments, as determined in accordance with the dispute resolution process set forth in Section 20.11).
4.6.5 The Parties shall evaluate their respective operational performance during the course of the then current Fiscal Year relative to the respective amounts in the Operating Budget and the Direct Cost Charges Budget and, if the actual Operating Costs or Direct Cost Charges at any time during such Fiscal Year indicate a variance, in the aggregate, of more than one percent (1%) from the aggregate Operating Costs in the Operating Budget or the actual Direct Cost Charges in the Direct Cost Charges Budget for such Fiscal Year, or if the Parties otherwise mutually agree that modifications to the Operating Budget or Direct Cost Charges
26

Exhibit 2.1
Budget for such Fiscal Year are appropriate, the Parties shall negotiate in good faith to adjust the Operating Budget or the Direct Cost Charges Budget and resulting Services Fees; provided, however, that any such adjustments will require the mutual written agreement of the Parties and no Party will be obligated to agree to any such adjustment; provided further, however, that if Client exercises its rights under Section 8.3, and such action is reasonably anticipated to cause Provider to incur additional Direct Cost Charges to comply therewith, then Client and Provider shall agree in good faith on modifications to the then current Direct Cost Charges Budget to account for, and cause Provider to receive additional Service Fees in respect of, such increased costs.
4.6.6 If actual Client Net Tuition and Fee Revenue for any calendar quarter within a Fiscal Year is less than ninety-eight percent (98%) of the budgeted Client Net Tuition and Fee Revenue for such quarter, then Provider shall reduce its Direct Cost Charges for the subsequent calendar quarter of such Fiscal Year by a percentage equal to the percentage decrease in Client Net Tuition and Fee Revenue for such prior calendar quarter.
4.6.7 The Parties have approved and provided to one another the Operating Budget of Client and the Direct Cost Charges Budget of Provider for the first two full Fiscal Years and any partial Fiscal Year following the Effective Date. The second Fiscal Year of each two-year rolling Operating Budget and Direct Cost Charges Budget will be a forecast and subject to updating, review, and ultimate approval as described above prior to the start of such second Fiscal Year.
5. Payment Priority; Compensation for Services.
5.1 Payment Priority. All Client Net Tuition and Fees Revenue of Client in any Fiscal Year will be allocated and/or paid as follows:
5.1.1 First, to pay the Priority Cost Amount to Client; and
5.1.2 Second, to pay the Services Fees to Provider as set forth in Section 5.2 below.
The net amount of Client Net Tuition and Fees Revenue remaining after allocation to or payment of the foregoing amounts is referred to herein as the “Residual Amount”. The Residual Amount may be used or distributed by Client in any manner determined by Client, in its sole discretion.
5.2 Services Fees. Subject to the payment priorities set forth in Section 5.1 above and the potential adjustments as provided in Section 5.5 below, as compensation to Provider for its performance of the Services for Client, the Client will pay to Provider for each Fiscal Year (or portion thereof) an amount equal to the sum of (a) subject to Section 4.6.6 above and Section 5.3 below, the actual Direct Cost Charges for such Fiscal Year (or portion thereof), plus (b) the Participation Fee applicable for such Fiscal Year (or portion thereof) (collectively, the “Services Fees”). The Services Fees shall be calculated and paid on a monthly basis, in advance, as provided below; provided, however, no Services Fees shall be due and owing for the first full month immediately following the Effective Date. Rather, the Services Fees shall apply commencing with the second full month of the Term.
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Exhibit 2.1
5.3 Treatment of Excess Direct Cost Charges. If Provider incurs documented Direct Cost Charges for providing the Services in a given Fiscal Year that exceed the Direct Cost Charges reflected in the Direct Cost Charges Budget for such Fiscal Year (adjusted to incorporate any changes agreed to in writing by the Parties) by more than two percent (2%), then (a) the amount of such excess Direct Cost Charges that are up to two percent (2%) greater than the actual Direct Cost Charges charged by Provider for the prior Fiscal Year (adjusted to incorporate any changes agreed to in writing by the Parties) will be included in the Direct Cost Charges component of the Services Fees charged to Client for such Fiscal Year; and (b) the amount of such excess Direct Cost Charges that exceed the actual Direct Cost Charges charged by Provider for such prior Fiscal Year (adjusted to incorporate any changes agreed to in writing by the Parties) by more than two percent (2%), if not otherwise specifically approved in writing by Client pursuant to Section 4.6.5, will be absorbed by Provider and will not be included in the Direct Cost Charges charged to Client as part of the Services Fees for such Fiscal Year.
5.4 Payment.
5.4.1 Subject to Section 5.2 above, on or prior to the fifth (5th) day of each calendar month of a Fiscal Year, Client shall provide to Provider a statement setting forth, for the subsequent calendar month: (a) the projected number of students enrolled by Client in any Course, and (b) the projected Client Net Tuition and Fees Revenue to be generated.
5.4.2 On or before the fifteenth (15th) calendar day of each calendar month of a Fiscal Year, Provider shall provide to Client an invoice setting forth the Services Fees payable by Client to Provider pursuant to this Section 5 for the subsequent calendar month, which invoice shall include (a) Provider’s calculation of the Services Fees for such subsequent calendar month, which shall reflect (i) the Direct Cost Charges for such calendar month (including any adjustments pursuant to Section 4.6.5 or Section 4.6.6), and (ii) the Participation Fee for such subsequent calendar month, and (b) a comparison by line item of the actual Fiscal Year-to-date Direct Cost Charges against the final Direct Cost Charges Budget for that Fiscal Year.
5.4.3 On or before the later of (a) the last Business Day of each calendar month of a Fiscal Year, or (b) the Business Day immediately following the day that is fifteen (15) days after receipt of Provider’s invoice under Section 5.4.2, Client shall pay to Provider the projected Services Fees, as set forth in the invoice provided under Section 5.4.2, by wire transfer of funds to a bank account as specified by Provider in writing. Notwithstanding the foregoing, to the extent that the payment of the projected Services Fees with respect to any calendar month would cause Client’s cash balance to fall below the Minimum Cash Amount, Client at its option may choose to defer such portion of the Services Fee for payment until such time as, and to the extent that, Client’s cash on hand is at or above the Minimum Cash Amount. In such circumstances, any subsequent monthly payments of Services Fees shall be deemed to first satisfy Client’s obligations with respect to deferred payments, and then to satisfy Client’s obligations in respect of Services Fees due and owing for any subsequent month.
5.5 Certain Adjustments to Services Fees. The Services Fees payable to Provider are subject to adjustment as follows:
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Exhibit 2.1
5.5.1 Subject to Section 4.3 above, the Services Fees payable by Client to Provider for a Fiscal Year shall be adjusted downward in the aggregate by such amount as is necessary for the Residual Amount to equal the Minimum Residual Amount, with such adjustment being reflected entirely on the last invoice for which payment is due in the applicable Fiscal Year such that Client receives the full economic benefit of such adjustment before the end of the applicable Fiscal Year. For purposes of facilitating the foregoing Services Fees adjustment, on or before the seventy-fifth (75th) day prior to the end of the applicable Fiscal Year, Client shall prepare and distribute to Provider a projected full Fiscal Year financial statement for Client for such Fiscal Year (the “Projected Financial Statement”), which shall include (i) the projected Priority Cost Amount for such Fiscal Year, (ii) the projected Services Fees for such Fiscal Year, and (iii) a calculation of the amount of the adjustment in Services Fees, if any, that would be necessary for Client to achieve the Minimum Residual Amount for such Fiscal Year (the amount of such adjustment, the “Fee Adjustment”). Between the date the Projected Financial Statement is delivered by Client to Provider and the forty-fifth (45th) day prior to the end of the applicable Fiscal Year, the Parties shall work with one another in good faith to finalize the Projected Financial Statement and calculate the amount of the Fee Adjustment.
(a) If the Projected Financial Statement, as finally agreed by the Parties, indicates that a Fee Adjustment is required in order for Client to achieve the Minimum Residual Amount, then Provider will apply the Fee Adjustment to the next invoice issuable in the applicable Fiscal Year and the amount payable by Client shall be reduced by the amount of Fee Adjustment.
(b) If, following the Year-End Reconciliation for a Fiscal Year, it is determined that Client, based on its actual financial results for such Fiscal Year, would have achieved the Minimum Residual Amount without application of the full Fee Adjustment provided for such Fiscal Year, then Client shall promptly pay to Provider an amount equal to the amount of the excess Fee Adjustment previously received for such Fiscal Year.
5.5.2 Subject to Section 6.3 below, for each full Fiscal Year following the seventh (7th) full Fiscal Year of the Initial Term, the Applicable Percentage used to calculate the Participation Fee shall be as set forth on Exhibit A.
5.6 Reconciliations. The following provisions shall apply to the calculation and reconciliation of payments of Services Fees made under this Agreement.
5.6.1 The Parties shall, at the times set forth in this Section, reconcile all payments of Services Fees and applications of Fee Adjustments contemplated by this Agreement, as well as amounts from which such payments and adjustments are derived, including Client Net Tuition and Fees Revenue, Operating Costs, Per Capita Operating Costs, and Direct Cost Charges (“Reconciliations”). Reconciliations shall take into account payments made and adjustments provided, if any, based on Reconciliations performed for prior applicable periods of the same Fiscal Year. A statement reflecting the results of each Reconciliation (a “Reconciliation Statement”) shall be prepared and agreed to by the Parties as provided in this Section, detailing the discrepancies between the amounts received by, and amounts owed to, a Party, and any resulting payment obligation of either Party, pursuant to this Section, during the applicable period to which such Reconciliation Statement relates. Quarterly and Year-End Reconciliations shall be based on the applicable financial books and records of the Parties
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Exhibit 2.1
maintained as required by this Agreement, and the Year-End Reconciliation shall be prepared based on Client’s Audited Financial Statements. Any disputes regarding quarterly and Year-End Reconciliations will be resolved pursuant to Section 5.7.2 and Section 5.7.3 below.
(a) On a quarterly basis, and as a result of the Services Fees being paid monthly, in advance, based on projected (not actual) enrollment and Client Net Tuition and Fees Revenue, Client shall prepare and submit to Provider a reconciliation of the Services Fees paid to Provider to determine whether, and to what extent, Provider may have received Services Fees in an amount in excess of, or less than, the amount which it should have been paid in accordance with the terms of this Agreement based on the actual Client Net Tuition and Fees Revenue, the Priority Cost Amount, and Direct Cost Charges for such quarterly period. Except with respect to the last calendar quarter of each Fiscal Year (which is covered by Section 5.6.1(b) below), the quarterly Reconciliation shall be completed within thirty (30) days immediately following the end of each calendar quarter during the Term. Based on the quarterly Reconciliation, the Parties shall re-calculate the Services Fees paid to Provider during the immediately preceding quarter and determine whether Provider received excess Services Fees or whether Provider received an underpayment of Services Fees for such quarter. For any excess Services Fees paid to Provider for such prior quarter, Provider shall reflect such amount as a downward adjustment in the amount of the Services Fees due and payable by Client upon receipt of the next invoice delivered to Client under Section 5.4.2. For any underpayment of Services Fees paid to Provider for such prior quarter, Provider shall add such amount to the Services Fees due and payable by Client upon receipt of the next invoice delivered to Client under Section 5.4.2.
(b) Client shall complete an independent audit, and shall cause to be prepared and approved Client’s Audited Financial Statements, within ninety (90) days immediately following the end of each Fiscal Year. Within ten (10) days immediately following Client’s approval of the Audited Financial Statements, Client shall prepare and submit to Provider, based upon and consistent with Client’s Audited Financial Statements, (i) a Reconciliation of Services Fees for the calendar quarter just-ended to make the same determination described in Section 5.6.1(a) above, and (ii) a Reconciliation for the full Fiscal Year based on the Fiscal Year end numbers reflecting, for such Fiscal Year (or portion thereof), all Client Net Tuition and Fees Revenue earned, all Operating Costs and Direct Cost Charges, and such other information as the Parties require in order to determine if Provider received the accurate amount of Services Fees due it for such Fiscal Year pursuant to the terms of this Agreement and if Client received at least the applicable Minimum Residual Amount due it for such Fiscal Year pursuant to the terms of this Agreement (the “Year-End Reconciliation”). Based on the Year-End Reconciliation, the Parties shall effect a “true-up” of all payments made pursuant to this Section 5 for the Fiscal Year just-ended in order to assure that Provider received the correct amount of Services Fees for such Fiscal Year to which it is entitled under the Agreement and that Client received at least the applicable Minimum Residual Amount for such Fiscal Year to which it is entitled under the Agreement. Subject to Section 5.7.3 below, any payments made by Client to Provider, or by Provider to Client, pursuant to the foregoing (the Party required to make any such “true up” payment as a result of such Year-End Reconciliation or following the dispute resolution process under Section 5.7.3 below being referred to as the “Paying Party”) shall be made within fifteen (15) days’ following the date upon which the Year-End Reconciliation is completed and delivered to Provider as provided above.
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Exhibit 2.1
5.6.2 Calculation of Payments; Process. In calculating payments pursuant to this Section 5, the following principles and procedures shall apply:
(a) All financial statement amounts (actual, budgeted or projected) shall be calculated based on GAAP, consistently applied by each of the Parties.
(b) All amounts that apply to a period of less than a Fiscal Year shall be prorated for any portion of a Fiscal Year for which the payment applies. All quarterly payments that apply to a period of less than a quarter shall be prorated for any portion of a quarter for which the payment applies.
(c) Services Fees due under this Agreement that are not paid to Provider on or before the dates provided in Section 5.4 (and subject to Client’s right to defer payment as provided in Section 5.4.3) shall accrue simple interest at the prime rate as quoted in the Wall Street Journal plus one percent (1.0%) per annum or, if lower, the maximum rate permitted by Applicable Law, from and including the first day after the due date until paid in full. In the event that Client fails to timely pay Services Fees due hereunder for three (3) consecutive months, the Services Fee due for such third (3rd) month shall also be subject to a late payment penalty of three percent (3%) of the applicable payment, which amount shall be added to the next invoice issued by Provider.
5.7 Books and Records; Audited Financial Statements; Examination.
5.7.1 Each Party shall:
(a) maintain accurate and complete books and records as are necessary to substantiate the Services performed and the Services Fees payable in connection with this Agreement for a period of not less than seven (7) years after the creation thereof.
(b) deliver to each other Party each year, promptly upon completion thereof, its Audited Financial Statements (provided, that Provider’s Audited Financial Statements shall be deemed delivered to Client as of the date on which such Audited Financial Statements are filed with the Securities and Exchange Commission or otherwise posted on Provider’s website and, in each case, available for public viewing).
5.7.2 During the twelve (12) month period following Provider’s receipt of Client’s Audited Financial Statements, or as necessary in connection with matters subject to Section 5.6, each Party, as applicable, shall have the right to examine and audit (or cause its external auditors to examine and audit) the books and records of each other Party as necessary to verify the examined Party’s compliance with the terms of this Agreement. All examinations shall be performed in accordance with the following terms:
(a) The examined Party shall reasonably cooperate with the examining Party in conducting any such examination. The examining Party and its representatives (including third party accountants) shall keep all information obtained during any such examination confidential pursuant to and in accordance with Section 16.
(b) Examinations shall: (i) be performed, upon not less than five (5) Business Day’s advance written notice to the examined Party, at the examined Party’s principal place of business (or other location mutually agreed by the Parties in writing) during normal business hours, (ii) be performed no more frequently than once during each Fiscal Year (or
31

Exhibit 2.1
portion thereof) by any Party (except for examinations to ensure that a previously discovered problem is not reoccurring), (iii) not be conducted in a manner that unreasonably interferes with the audited Party’s course of business, and (iv) subject to delays outside the control of the Parties, be concluded within forty-five (45) days of commencement of the examination.
(c) The examining Party may perform examinations hereunder using an independent third party accounting firm, at its sole expense, in which case the examined Party shall permit entry of the examining Party’s third party accounting firm to its principal place of business to perform inspections of the examined Party’s books and records.
(d) If any examination made pursuant to this Section 5.7.2 reveals that any calculation of payments to or from Client or Provider under this Agreement has not been made in accordance with the terms of this Agreement, the examining Party shall promptly deliver to the examined Party written notice specifying the nature of any miscalculation or the amount of such underpayment or overpayment and providing the data and information necessary, or requested, to support such claim (an “Examination Notice”). Following its receipt of any such Examination Notice, the examined Party will have a period of thirty (30) calendar days to dispute in writing to the examining Party any of the findings contained in the Examination Notice. If the examined Party fails to dispute the findings in the Examination Notice during such thirty (30) day period, then the results of the examination set forth in the Examination Notice shall become final and binding on the Parties. If the examined Party disputes any findings in the Examination Notice within the applicable thirty (30) day period in accordance with this Section, then the Parties will work together in good faith for a period of up to thirty (30) calendar days to seek to resolve the disputed matter, including the exchange of underlying information and records as reasonably requested. Should no resolution be reached within the first fifteen (15) calendar days of said period, such efforts to resolve the disputed matter shall include escalating the matter to the Parties’ respective Executives. If the Parties agree in writing to the resolution of any disputed matters during the thirty (30) calendar day negotiation period described above, then the terms of such written agreement shall be final and binding on the Parties with respect to such resolved matters.
5.7.3 If (i) the Paying Party disputes in writing the amount of any “true up” payment under Section 5.6.1(b) above prior to the date such “true up” payment is due, or (ii) if any of the disputed matters remain unresolved at the end of the thirty (30) calendar day negotiation period described in Section 5.7.2(d) above, then such disputed matters shall be resolved by an Independent Accounting Firm in accordance with this Section 5.7.3.
(a) Within twenty (20) days after, as applicable (i) the delivery of the dispute notice referenced above, or (ii) the expiration of the applicable time period for the Parties to resolve their disputes through negotiations pursuant to Section 5.7.2, the Parties shall engage the Independent Accounting Firm; provided, that if Provider and Client are unable to mutually agree upon and engage such a firm during such twenty (20) day period, then, no later than twenty (20) days thereafter, each of Provider and Client shall select and engage a nationally recognized independent public accounting firm and those two accounting firms will promptly, but in no event more than twenty (20) days later, select and engage a third nationally recognized independent public accounting firm, which third accounting firm shall serve as the Independent Accounting Firm. Notwithstanding the foregoing, in the case of the application of the foregoing proviso, if either Provider or Client fails to timely engage an accounting firm, then
32

Exhibit 2.1
the Independent Accounting Firm will be the accounting firm timely engaged by the Party selecting a firm.
(b) Within thirty (30) calendar days after the Independent Accounting Firm has been engaged, Provider and Client shall each submit a written statement to the other and the Independent Accounting Firm identifying in reasonable detail such Party’s calculation of each disputed amount. If either Provider or Client fails to timely submit its written statement to the other and the Independent Accounting Firm, or if either Provider or Client fails to timely provide records requested by the other, then the Independent Accounting Firm shall resolve such disputed matters in accordance with the written statement of the Party that was timely submitted. Otherwise, the Independent Accounting Firm shall resolve each disputed amount by selecting either the calculation submitted by Provider or the calculation submitted by Client, based on which calculation the Independent Accounting Firm determines to be more accurate. The Independent Accounting Firm shall submit its final written report to Provider and Client within sixty (60) calendar days (or such other time period as the Provider and Client mutually agree in writing) after the deadline for Provider and Client to submit their written statements to the Independent Accounting Firm. For the avoidance of doubt, the Independent Accounting Firm shall only decide the specific items under dispute by Provider and Client and its decision for each disputed amount must be either the calculation submitted by Provider or Client and not a different calculation it performs. In connection with the resolution of the disputes, each of Provider and Client shall make available to the other and the Independent Accounting Firm, as the case may be, such books and records, documents, work papers, and other information as the other or the Independent Accounting Firm may reasonably request to resolve the dispute. The Independent Accounting Firm’s determination made in accordance with this Section will be final and binding upon the Parties and will not be subject to appeal, absent fraud or manifest error.
(c) Each of Provider and Client shall be responsible for its own costs and fees relating to any dispute resolution pursuant to this Section 5.7.3 except that (i) the cost and fees of the Independent Accounting Firm shall be the responsibility of the Party that fails to prevail in any such dispute, and (ii) if an examination shows an underpayment or overpayment of Services Fees of two percent (2%) or more for the period being examined, then the cost of the examination shall be borne by the Party responsible for the error. If the final report of the Independent Accounting Firm discloses any such underpayment or overpayment, then, within fifteen (15) days following the submission by the Independent Accounting Firm of its final report to Client and Provider, the Paying Party shall pay to the other Party the amount thereof.
6. Term, Termination.
6.1 Term. The initial term of this Agreement (the “Initial Term”) shall commence on the Effective Date and, unless earlier terminated as provided in this Agreement, shall continue until the fifteenth (15th) anniversary of the Effective Date. Unless earlier terminated as provided in this Agreement, or unless a Party elects not to renew this Agreement as provided in Section 6.2, this Agreement shall automatically renew for up to two (2) additional five (5) year terms (each additional five year term, a “Renewal Term” and, together with the Initial Term, the “Term”).
6.2 Non-Renewal of Initial Term or any Renewal Term. Either Provider or Client may elect not to renew this Agreement at the end of the Initial Term or any subsequent Renewal
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Exhibit 2.1
Term by giving the other written notice of such election not to renew at least six (6) months prior to the end of such Initial Term or subsequent Renewal Term.
6.3 Termination for Failure to Achieve Threshold Financial Performance.
6.3.1 If, based on Client’s Audited Financial Statements covering the seventh (7th) full Fiscal Year of the Initial Term or any full Fiscal Year thereafter, Client achieves Client Net Tuition and Fee Revenue equal to or less than $400.0 million (the “Threshold Level”), then Client or Provider may, within thirty (30) days after Client has delivered to Provider the Audited Financial Statements of Client for the applicable Fiscal Year, terminate this Agreement, without payment of any termination fee (including any Early Termination Fee) or other penalty, by providing written notice of termination to the other Parties stating an effective date of termination at least six (6) months following the date of such notice. If neither Client nor Provider provides such written notice during such applicable thirty (30) day period, then this right will expire as to such Fiscal Year and will not be applicable unless, in a subsequent Fiscal Year, Client again fails to achieve Client Net Tuition and Fee Revenue equal to at least the Threshold Level. If Provider objects to information contained in the Audited Financial Statements on which the determination of Client’s failure to achieve the Threshold Level is based, the Parties shall attempt to resolve any differences between them following the process set forth in Section 5.7.3.
6.3.2 If the Paying Party fails to pay any required “true up” payment within thirty (30) days of the later of (a) the date that the Year-End Reconciliation is delivered by Client to Provider pursuant to Section 5.6.1(b), or (b) the date that the Independent Accounting Firm submits its final report to Client and Provider pursuant to Section 5.7.3(b) with respect to such Year-End Reconciliation, then the non-Paying Party may, within thirty (30) days after the end of such foregoing thirty (30) day period, terminate this Agreement, without payment of any termination fee (including any Early Termination Fee) or other penalty, by providing written notice of termination to the Paying Party stating an effective date of termination at least three (3) months following the date of such notice. If the non-Paying Party does not provide such written notice during such applicable thirty (30) day period, then its right to terminate this Agreement under this Section 6.3.2 will expire and no longer be applicable as to such Fiscal Year.
6.4 Termination of Agreement for Breach. This Agreement may be terminated effective immediately by written notice given by either Provider or Client (such Party, the “Terminating Party”) following the occurrence of Cause (such other Party, the “Defaulting Party”). For purposes of the foregoing, “Cause” shall mean:
6.4.1 a breach or breaches of this Agreement by the Defaulting Party that, if not cured, would, individually or in the aggregate, result in a material adverse effect on the Terminating Party (collectively, a “Material Breach”), and which Material Breach is not cured by the Defaulting Party within one-hundred twenty (120) days following its receipt of written notice of the existence of such Material Breach from the Terminating Party, stating the nature of such Material Breach and describing such Material Breach in sufficient detail to enable the Defaulting Party to determine if such Material Breach occurred;
6.4.2 the failure of Client to pay when due any Services Fees, which nonpayment is not cured by Client within thirty (30) days following its receipt of written notice
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Exhibit 2.1
thereof from Provider (in which case Provider shall be the Terminating Party and Client shall be the Defaulting Party);
6.4.3 an act or omission by Provider that occurs following the Effective Date, whether related to Provider’s performance under this Agreement or Provider’s other business activities (in either case, which does not otherwise constitute a Material Breach of this Agreement), which act or omission, as determined and set forth in a Decision, both: (a) constitutes willful malfeasance, willful misconduct, or recklessness by Provider; and (b) has caused, or would be reasonably expected to cause, an Academic Reputation Material Adverse Change; or
6.4.4 either Provider or Client files a petition for bankruptcy, reorganization, or arrangement under any federal or state statute, or makes an assignment for the benefit of creditors, or takes advantage of any insolvency statute, or an involuntary petition of bankruptcy or insolvency under any federal or state statute is filed against Provider or Client and such Party shall fail to dismiss the same within sixty (60) days (in which case the Party subject to the foregoing shall be the Defaulting Party and the other Party shall be the Terminating Party).
6.5 Voluntary Early Termination; Payment of Early Termination Fee.
6.5.1 Client may elect to terminate this Agreement, for any reason or no reason, at any time following the seventh (7th) full Fiscal Year of the Initial Term and prior to the expiration of the Initial Term by giving Provider written notice of such termination and stating an effective date of termination at least (6) months following the date of such notice. If Client gives written notice to Provider of its decision to terminate this Agreement in accordance with this Section 6.5.1, then, as a condition to such termination, on or prior to the effective date of termination, Client shall either (i) pay to Provider the Early Termination Fee in its entirety by wire transfer of immediately available funds, or (ii) pay to Provider 50% of the Early Termination Fee by wire transfer of immediately available funds and concurrently give Provider an installment note in the principal amount of 50% of the Early Termination Fee, with such note providing for the payment of such amount in equal annual installments over a period of ten (10) years and bearing interest at the prime rate as quoted in the Wall Street Journal plus one percent (1.0%) per annum or, if lower, the maximum rate permitted by Applicable Law, from and including the first day after the effective date of termination until paid in full.
6.5.2 If Provider terminates this Agreement for Cause pursuant to Section 6.4.2 above, then, as liquidated damages and Provider’s sole and exclusive remedy, Client shall pay to Provider within ten (10) Business Days of the effective date of termination all unpaid Services Fees. In addition, Client shall either (i) pay to Provider the Early Termination Fee in its entirety by wire transfer of immediately available funds, or (ii) pay to Provider 50% of the Early Termination Fee by wire transfer of immediately available funds and concurrently give Provider an installment note in the principal amount of 50% of the Early Termination Fee, with such note providing for the payment of such amount in equal annual installments over a period of ten (10) years and bearing interest at the prime rate as quoted in the Wall Street Journal plus one percent (1.0%) per annum or, if lower, the maximum rate permitted by Applicable Law, from and including the first day after the effective date of termination until paid in full. The Parties intend that such liquidated damages constitute compensation and not a penalty. The Parties acknowledge and agree that the harm caused by Client’s failure to pay the Services Fees would be impossible or very difficult to accurately estimate at the time of contract, and that the
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Exhibit 2.1
liquidated damages described in this Section are a reasonable estimate of the anticipated or actual harm that might arise from Client’s failure to pay the Services Fees. Notwithstanding anything herein to the contrary, Client’s payment of the unpaid Services Fees and the Early Termination Fee is Client’s sole liability and entire obligation and Provider’s exclusive remedy for any failure by Client to pay the Services Fees.
6.5.3 If Client terminates this Agreement for Cause pursuant to Section 6.4.1 or Section 6.4.4 above, then Client shall not be obligated to pay all or any portion of the Early Termination Fee. Notwithstanding the foregoing, if Client terminates this Agreement for Cause pursuant to Section 6.4.3 above, then, as a condition to such termination, on or prior to the effective date of termination, Client shall either (i) pay to Provider the Early Termination Fee in its entirety by wire transfer of immediately available funds, or (ii) pay to Provider 50% of the Early Termination Fee by wire transfer of immediately available funds and concurrently give Provider an installment note in the principal amount of 50% of the Early Termination Fee, with such note providing for the payment of such amount in equal annual installments over a period of ten (10) years and bearing interest at the prime rate as quoted in the Wall Street Journal plus one percent (1.0%) per annum or, if lower, the maximum rate permitted by Applicable Law, from and including the first day after the effective date of termination until paid in full.
6.6 Effect of Termination. Upon any termination or expiration of this Agreement, (a) Provider shall be entitled to, and Client shall pay, all undisputed Services Fees and other amounts due hereunder up to and through the date of termination, as determined and payable in accordance with the terms of this Agreement, including, if applicable, any Early Termination Fee, (b) in addition to the other rights set forth herein, each of Provider and Client shall take reasonable steps to provide the other with any information and records in its possession reasonably related to this Agreement requested by such other Party in writing to the extent appropriate and necessary to permit the continuing business operations of each of Provider and Client with a minimum of disruption to the Parties and the students of the Institution, (c) except for any licenses that are identified as irrevocable or that are expressly identified as surviving the termination of this Agreement, all other licenses granted under Section 10 below will terminate as of the effective date of termination or expiration, (d) in connection with a termination under Section 6.4, except as provided in Section 6.5.2 and Section 13.2, the Terminating Party may seek any other remedies available to it, whether legal, contractual, equitable or otherwise, and (e) each Party shall exercise commercially reasonable efforts to return or migrate (i) in the case of Provider, any Client IP in Provider’s possession or control to Client or its designee as reasonably directed by Client, except to the extent that Provider has the express right under this Agreement to continue using such Client IP after termination or expiration of this Agreement, and (ii) in the case of Client, any Provider IP in Client’s possession or control to Provider or its designee as reasonably directed by Provider, except to the extent that Client has the express right under this Agreement to continue using such Provider IP after termination or expiration of this Agreement.
7. Transition of Services. Notwithstanding anything herein to the contrary, if a Party gives to the other Party hereto written notice of nonrenewal pursuant to Section 6.2 above or written notice of termination pursuant to Section 6.3 or Section 6.4 above, then, during the period between the giving of such notice and the effective date of expiration or termination of the Agreement, the Parties agree to cooperate and work in good faith to wind down their relationship and effectuate an orderly transition of the Services, with a goal of minimum
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Exhibit 2.1
interruption to Client, its students and its Educational Activities. For clarity, it is agreed and understood that the licenses granted to Provider in Section 10 and the license granted to Client in Section 2.10.2 for De-Identified or Aggregated Data Sets shall remain in effect until the effective date of expiration or termination of this Agreement.
8. Certain Representations, Warranties and Covenants of the Parties.
8.1 Mutual Representations, Warranties and Covenants. Each Party hereby represents, warrants and covenants that, as of the Effective Date and at all times during the Term: (a) it has, and will have, the requisite corporate power and authority to enter into and perform under this Agreement; (b) the performance by such Party of its obligations under this Agreement does not and will not constitute a material breach of, or otherwise contravene the terms of, any other agreement to which it is a party or under which it is otherwise bound; and (c) such Party has obtained or will diligently seek to obtain all third party consents, authorizations and approvals (including, in the case of Client, Educational Approvals for the Institution, the Programs, and Courses) necessary for it to perform its obligations and exercise its rights under this Agreement.
8.2 Certain Covenants of Provider. Provider will provide certain financial aid services on behalf of Client as set forth on Exhibit B. The Parties acknowledge that these Services may result in Provider being classified as a “Third-Party Servicer” as defined in 34 C.F.R. § 668.2. In respect of the foregoing:
8.2.1 Provider agrees to comply with all applicable statutory provisions of or applicable to Title IV of the HEA, all applicable regulatory provisions prescribed under that statutory authority, and all applicable special arrangements, agreements, limitations, suspensions, and terminations entered into under the authority of statutes applicable to Title IV of the HEA, including the requirement to use any funds that Provider administers under any Title IV Programs and any interest or other earnings thereon solely for the purposes specified in and in accordance with that Title IV Program.
8.2.2 Provider agrees to refer to the Office of Inspector General (“OIG”) of ED for investigation any information indicating there is reasonable cause to believe that Client, including the Institution, might have engaged in fraud or other criminal misconduct in connection with the Institution’s administration of any Title IV Program or an applicant for Title IV Program assistance might have engaged in fraud or other criminal misconduct in connection with his or her application, including the examples of information that must be referred to the OIG as stated in 34 C.F.R. § 668.25(c)(2)(i)-(vii).
8.2.3 Provider agrees to be jointly and severally liable with Client, including the Institution, to ED for any violation by Provider of any statutory provision of or applicable to Title IV of the HEA, any regulatory provision prescribed under that statutory authority, and any applicable special arrangement, agreement, or limitation entered into under the authority of statutes applicable to Title IV of the HEA.
8.2.4 In the event that Provider disburses funds (including funds received under the Title IV Programs) or delivers Federal Stafford Loan Program proceeds to a student, Provider agrees to: (a) confirm the eligibility of the student before making that disbursement or delivering those proceeds, which confirmation must include, but is not limited to, any applicable information contained in the records required under 34 C.F.R. § 668.24; and (b) calculate and
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Exhibit 2.1
return any unearned Title IV Program funds to the Title IV Program accounts and the student’s lender, as appropriate, in accordance with the provisions of 34 C.F.R. §§ 668.21 and 668.22, and applicable Title IV Program regulations.
8.2.5 Upon the termination of this Agreement by any Party or if Provider stops providing services for the administration of a Title IV Program, goes out of business, or files a petition under the Bankruptcy Code, Provider agrees to return to the Institution all: (a) records in Provider’s possession pertaining to the Institution’s participation in the Title IV Program(s) for which services are no longer provided, and (b) funds, including Title IV Program funds, received from or on behalf of the Institution or its students for the purposes of the Title IV Program(s) for which services are no longer provided.
8.2.6 Provider represents and warrants that it: (a) has not been limited, suspended, or terminated by the Secretary within the preceding five (5) years; (b) has not had, during Provider’s two (2) most recent audits of its administration of the Title IV, HEA programs, an audit finding that resulted in Provider’s being required to repay an amount greater than five percent (5%) of the funds that it administered under the Title IV Programs for any award year; and (c) has not been cited during the preceding five (5) years for failure to submit audit reports required under Title IV of the HEA in a timely fashion.
8.2.7 Provider represents and warrants that the compensation of Provider’s employees and others employed to perform the Services described herein, to the extent that they are engaged in student recruitment or admission activity or in making decisions regarding the award of funds under Title IV of the HEA, is and will be in compliance during the term of this Agreement with Section 487(a)(20) of the HEA (20 U.S.C. § 1094(a)(20)), or any successor provision, and the regulations promulgated thereunder by the ED (currently located at 34 C.F.R. § 668.14(b)(22)).
8.3 Certain Covenants of Client. Client in its sole discretion may determine to discontinue use of Provider’s Constellation engine, platform and content at any time, provided that Client provides at least six (6) months’ prior written notice of same to Provider. In such event, Provider and Client shall cooperate in good faith to transition content from Constellation to a replacement system.
8.4 Non-Infringement by Provider. Provider warrants and covenants to Client as follows: (a) that Provider and Provider’s personnel will perform their responsibilities under this Agreement in a manner that does not infringe or constitute an infringement or misappropriation of any Intellectual Property Rights of any third party; (b) that Provider has all rights and licenses necessary to convey to Client either the rights of ownership of or license rights to, as applicable, the IT Platform, the Work for Hire Materials, the Integrated Provider IP, Objects, the Provider IP, Provider IP Technology, Third-Party Course Material, and other items provided to Client by or on the behalf of Provider pursuant to this Agreement (collectively, the “Provider Supplied Items”), including to Client’s students and faculty, where applicable; and (c) that none of the Provider Supplied Items provided to Client by or on behalf of Provider (excluding third party products), nor their use by Client in accordance with this Agreement, will infringe or constitute an infringement or misappropriation of any Intellectual Property Right of any third party, except, in the case of each of the foregoing clauses (a) – (c), to the extent any such infringement or misappropriation is the result of or arises from (i) modifications to the Provider Supplied Items not made or performed by or on behalf of Provider, (ii) the combination, operation or use of the
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Exhibit 2.1
infringing Provider Supplied Items with a third party product or service, or (iii) the compliance by Provider with Client’s written specification or direction, including the incorporation of any software or other materials or processes provided by or requested by Client’s authorized personnel. IN THE EVENT OF A BREACH OF A WARRANTY OR COVENANT IN THIS SECTION 8.4 (NON-INFRINGEMENT BY PROVIDER), PROVIDER’S SOLE OBLIGATION AND CLIENT’S SOLE AND EXCLUSIVE REMEDY IS THE DEFENSE AND INDEMNITY FOR THIRD PARTY CLAIMS AS PROVIDED IN SECTION 9 (INDEMNIFICATION).
8.5 Non-Infringement by Client. Client warrants and covenants as follows: (a) that Client and Client personnel will perform their responsibilities under this Agreement in a manner that does not infringe or constitute an infringement or misappropriation of any Intellectual Property Rights of any third party; (b) that Client has all rights and licenses necessary to convey to Provider either the rights of ownership of or license rights to, as applicable, all of the Client Marks, Client Data and Information, other Client IP and other items provided by Client that are not Provider Supplied Items, excepting in all events the Intellectual Property Assets conveyed from Provider to Client under the Purchase Agreement (the “Client Supplied Items”); and (c) that none of the Client Supplied Items, nor their use by Provider in accordance with this Agreement, will infringe or constitute an infringement or misappropriation of any Intellectual Property Right of any third party. IN THE EVENT OF A BREACH OF A WARRANTY OR COVENANT IN THIS SECTION 8.5 (NON-INFRINGEMENT BY CLIENT), CLIENT’S SOLE OBLIGATION AND PROVIDER’S SOLE AND EXCLUSIVE REMEDY IS THE DEFENSE AND INDEMNITY FOR THIRD PARTY CLAIMS AS PROVIDED IN SECTION 9 (INDEMNIFICATION).
8.6 Disclaimer of Warranties. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN THIS SECTION 8, OR ANY ADDITIONAL EXPRESS WARRANTIES AGREED TO BY THE PARTIES IN AN ANNUAL STATEMENT OF WORK OR SERVICES ADDENDUM, PROVIDER AND CLIENT MAKE NO REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE SERVICES OR ANY ITEMS TO BE DELIVERED OR PROVIDED TO OR BY ONE PARTY TO THE OTHER PARTY UNDER THIS AGREEMENT OF ANY KIND, NATURE OR DESCRIPTION, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT, OR ANY WARRANTY ARISING FROM COURSE OF DEALING, COURSE OF PERFORMANCE OR USAGE OF TRADE, AND PROVIDER HEREBY DISCLAIMS THE SAME.
9. Indemnification.
9.1 Indemnification of Client. Subject to the terms and conditions of this Section 9, Provider, on its own behalf and on behalf of its successors and assigns, agrees to (a) indemnify and defend Client, DigiCat, and their respective Affiliates, successors and assigns (the “Client Indemnified Persons”) against, and shall hold each of them harmless from and against, any claim, action, suit or proceeding made by any non-Affiliated third party, including without limitation any Educational Agency or any student (a “Third-Party Claim”), against a Client Indemnified Person in respect of, arising out of or in connection with: (i) any inaccuracy in or breach of a representation or warranty made by Provider in this Agreement, or any failure by Provider to perform any covenant, agreement, or obligation to be performed by Provider pursuant to this Agreement, including) any failure by Provider to comply with Applicable Law,
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Exhibit 2.1
including any Educational Law, in the performance of its obligations under this Agreement, (ii) Provider’s and its Affiliates’ conduct of business activities that are unrelated to the activities contemplated by this Agreement; and (iii) any fraud, gross negligence, or willful misconduct by Provider or any of its officers, directors, employees, or agents, and (b) indemnify and hold harmless any such Client Indemnified Person from and against (i) any final award of damages paid to the third party initiating the Third-Party Claim against such Client Indemnified Person, or (ii) any settlement amount agreed to by Provider in writing and paid to the third party initiating the Third-Party Claim. In the event of a Third-Party Claim arising out of a breach of Section 8.4 (Non-Infringement by Provider), Provider has the right, at Provider’s sole option and expense, to either (A) procure the right for Client to continue using the allegedly infringing Provider Supplied Item, or (B) replace or modify the allegedly infringing Provider Supplied Item with a replacement that is substantially similar and that Provider believes would not infringe or misappropriate any third party’s Intellectual Property Rights. If Provider deems (A) or (B) not feasible or not commercially reasonable, Provider has the right to terminate the rights and licenses granted to Client with respect to that Provider Supplied Item, provided that the termination of such rights and licenses to that Provider Supplied Item shall not be deemed to relieve Provider, in whole or in part, of its obligations to perform the Services under this Agreement. Upon any such termination, Client shall cease all use of the Provider Supplied Item. THE TERMS IN THIS SECTION 9.1 (INDEMNIFICATION OF CLIENT) SHALL BE CLIENT’S SOLE AND EXCLUSIVE REMEDY IN THE EVENT OF AN IP CLAIM.
9.2 Indemnification of Provider. Subject to the terms and conditions of this Section 9, Client, on its own behalf and on behalf of its successors and assigns, agrees to (a) defend Provider, its Affiliates and their respective successors and assigns (the “Provider Indemnified Persons”) from and against any Third‑Party Claim against a Provider Indemnified Person in respect of, arising out of or in connection with: (i) any inaccuracy in or breach of any representation or warranty made by Client in this Agreement, or any failure by Client to perform any covenant, agreement, or obligation to be performed by Client or by DigiCat pursuant to this Agreement, including any failure by Client to comply with Applicable Law, including any Educational Law, in the performance of its obligations under this Agreement; (ii) Client’s, DigiCat’s or their Affiliates’ conduct of business activities that are unrelated to the activities contemplated by this Agreement; and (iii) any fraud, gross negligence, or willful misconduct by Client or DigiCat or any of their respective officers, directors, trustees, employees, or agents, and (b) indemnify and hold harmless the Provider Indemnified Persons from and against (i) any final award of damages paid to the third party initiating the Third‑Party Claim against any Provider Indemnified Person, or (ii) settlement amount agreed to by Client in writing and paid to the third party initiating the Third‑Party Claim. In the event of a Third-Party Claim arising out of a breach of Section 8.5 (Non-Infringement by Client), Client has the right, at Client’s sole option and expense, to either (A) procure the right for Provider to continue using the allegedly infringing Client Supplied Item, or (B) replace or modify the allegedly infringing Client Supplied Item with a replacement that is substantially similar and that Client believes would not infringe or misappropriate any third party’s Intellectual Property Rights. If Client deems (A) or (B) not feasible or not commercially reasonable, Client has the right to terminate the rights granted to Provider with respect to that Client Supplied Item. Upon any such termination, Provider shall cease all use of the Client Supplied Item. THE TERMS IN THIS SECTION 9.2 (INDEMNIFICATION OF PROVIDER ) SHALL BE PROVIDER’S SOLE AND EXCLUSIVE
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Exhibit 2.1
REMEDY IN THE EVENT OF ANY CLAIM OF INFRINGEMENT OR MISAPPROPRIATION BY ANY CLIENT SUPPLIED ITEMS.
9.3 Limitations. Subject to the terms and conditions of this Section 9 and the limitations provided in Section 11:
9.3.1 The amount paid to the third party that brought the Third‑Party Claim (the “Third-Party Damages”) for which indemnification is provided under this Section 9 shall be limited to the amount of any Liability that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received or reasonably expected to be received by the Indemnified Person in respect of any such claim; and the Indemnified Person shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Third-Party Damages prior to seeking payment from the Indemnifying Person under this Agreement.
9.3.2 The indemnities herein are intended solely for the benefit of the Persons expressly identified in this Section 9 (and their permitted successors and assigns) and are in no way intended to, nor shall they, constitute an agreement for the benefit of, or be enforceable by, any other Person.
9.3.3 An Indemnified Person may not recover Third-Party Damages more than once for any specific facts, omissions or circumstances.
9.3.4 If any Party pays any amount in connection with a Third-Party Claim pursuant to Section 9.1 or Section 9.2, including any Third-Party Damages and any costs or expenses in defending such Third-Party Claim (including reasonable attorneys’ fees and expert witness fees), and it is subsequently determined that the paying Party has no, or has only a partial, indemnification obligation for such Third-Party Claim, then the Indemnified Person that received payment (or whose indemnitees received payment) shall, promptly following written request therefore, reimburse the paying Party for all such amounts incorrectly paid by the paying Party in connection with such Third-Party Claim, including any Third-Party Damages and any costs or expenses in defending such Third-Party Claim.
9.4 Indemnification Procedures.
9.4.1 In order for an Indemnified Person to be entitled to any indemnification provided for under this Agreement in respect of a Third-Party Claim, such Indemnified Person must provide the Indemnifying Person with a Claim Notice regarding the Third-Party Claim promptly and in any event within thirty (30) days after (a) receipt by such Indemnified Person of written notice of the Third-Party Claim, or (b) such Indemnified Person becoming aware of an allegation of, or the possibility of, any Third-Party Claim for which such Indemnified Person may be indemnified under this Section 9 and describing in such notice the subject matter of such claim or demand; provided, however, that failure to give, or any delay in giving, such notification shall not release the Indemnifying Person from (or otherwise affect) any of its obligations under this Section 9 except to the extent the Indemnifying Person shall have been actually prejudiced as a result of such failure or delay. Such written notice shall set forth (i) the facts and circumstances giving rise to such claim for indemnification, including copies of all material written evidence thereof, (ii) a reference to the provisions of this Agreement in respect of which such the Third-Party Claim relates, and (iii) the nature of, and an estimate of the amount of, the potential Third-Party Damages related to the Third-Party Claim. Thereafter, the Indemnified
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Exhibit 2.1
Person shall deliver to the Indemnifying Person, promptly after the Indemnified Person’s receipt thereof, copies of all notices, correspondence, and documents (including court papers) received by the Indemnified Person relating to the Third-Party Claim.
9.4.2 The Indemnifying Person will be entitled to participate in the defense of any Third-Party Claim made against the Indemnified Person and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnifying Person reasonably acceptable to the Indemnified Person. Should the Indemnifying Person properly assume the defense of a Third-Party Claim, the Indemnifying Person will not be liable to the Indemnified Person for legal fees and expenses subsequently incurred by the Indemnified Person in connection with the defense of any indemnifiable Third-Party Claim, except that the Indemnifying Person shall be liable to the Indemnified Person for legal fees and expenses reasonably incurred by the Indemnified Person in connection with the defense thereof if the Indemnified Person reasonably determines, based on written advice of counsel, that a conflict of interest exists between the Indemnified Person and the Indemnifying Person with respect to the defense of such Third-Party Claim. If the Indemnifying Person properly assumes such defense, the Indemnified Person shall have the right to participate in the defense thereof and, at its own expense except as otherwise provided in this Section 9.4, to employ counsel, separate from the counsel employed by the Indemnifying Person, it being understood that the Indemnifying Person shall control such defense. The Indemnifying Person shall be liable for the fees and expenses of counsel employed by the Indemnified Person for any period during which the Indemnifying Person has not assumed the defense thereof. Regardless of whether the Indemnifying Person chooses to defend any Third-Party Claim, all Parties shall cooperate in the defense thereof. Such cooperation shall include the retention and (upon the applicable Person’s request) the provision to the Indemnifying Person or the Indemnified Person, as applicable, of records, correspondence, and information which are reasonably relevant to such Third-Party Claim, and making members, officers, directors, trustees, employees and agents of the Indemnifying Person and the Indemnified Person available on a mutually convenient basis to provide information, testimony at depositions, hearings or trials, arid such other assistance as may be reasonably requested by the Indemnifying Person or Indemnified Person, as applicable.
9.4.3 Notwithstanding the foregoing, in the event a Third-Party Claim is made against an Indemnified Person as to which such Indemnified Person is entitled to seek indemnification hereunder and such Indemnified Person reasonably concludes that the Indemnifying Person has failed to assume the defense of the Indemnified Person, or that the Indemnifying Person is not diligently defending such Indemnified Person, then in any such case the Indemnified Person may elect to retain the defense of such Third-Party Claim and will be entitled to be reimbursed by the Indemnifying Person for its costs and expenses incurred in such defense (including reasonable attorneys’ fees).
9.4.4 Whether or not the Indemnifying Person shall have assumed the defense of a Third-Party Claim, the Indemnified Person shall not settle, compromise or discharge such Third-Party Claim without the Indemnifying Person’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). The Indemnifying Person shall not admit any Liability with respect to, or settle, compromise or discharge any Third-Party Claim without the Indemnified Person’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that, except with respect to any Third Party Claims asserted by an Educational Agency, the Indemnified Person shall not withhold its
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Exhibit 2.1
consent to any settlement, compromise or discharge of a Third-Party Claim that: (a) the Indemnifying Person may recommend, (b) by its terms obligates the Indemnifying Person to pay the full amount of the Third-Party Damages in connection with such Third-Party Claim, (c) releases the Indemnified Person completely in connection with such Third-Party Claim, and (d) does not contain any sanction or restriction upon the future activities or business of the Indemnified Person or otherwise require the Indemnified Person to take any action other than ministerial actions related to the dismissal of any Proceedings related to the Third-Party Claim.
9.4.5 For the avoidance of doubt, to the extent that a Third-Party Claim involves Third-Party Damages that relate to both (a) Provider’s acts (or failures to act), on the one hand, and (b) Client’s and/or DigiCat’s acts (or failures to act), on the other hand, then, subject to the terms of this Section 9 and except as otherwise provided in this Agreement: (i) Provider shall be responsible for the Third-Party Damages arising from its acts (or failures to act), (ii) Client shall be responsible for the Third-Party Damages arising from its or DigiCat’s acts (or failures to act), and (iii) each Party will indemnify the other for such Third-Party Damages, as applicable, pursuant to Section 9.1 and Section 9.2, respectively.
10. Intellectual Property Rights.
10.1 Ownership and Assignment of Intellectual Property.
10.1.1 Client Ownership of Client IP. Client is and will be the owner of all Client IP, subject to the licenses granted by Client to Provider. Subject to Section 10.1.2 below regarding certain Client IP that constitutes Work for Hire Materials and Client’s ownership thereof as “works made for hire,” Provider hereby irrevocably assigns and agrees to assign to Client, without additional consideration, all right, title and interest (including Intellectual Property Rights) that Provider has or may have in any Client IP developed by or on behalf of Provider after the Effective Date (other than the licenses granted by Client to Provider), together with all claims and causes of action with respect to such Client IP, whether accruing before, on, or after the Effective Date, including all rights to and claims for damages, restitution, and injunctive and other legal and equitable relief for past, present, and future infringement, dilution, misappropriation, violation, misuse, breach, or default, with the right but no obligation to sue for such legal and equitable relief and to collect, or otherwise recover, any such damages.
10.1.2 Client IP as Work for Hire; Waiver of Moral Rights. Provider agrees that with respect to any documents, work product and other materials (a) that are delivered by Provider to Client hereunder and that constitute Client IP (other than the licenses granted by Client to Provider), or (b) that are prepared by or on behalf of Provider in the course of performing the Services and that constitute Client IP (other than the licenses granted by Client to Provider), and, in the case of each of (a) and (b) above, that qualify as “works made for hire” as defined in 17 U.S.C. §101 (“Work for Hire Materials”), such Work for Hire Materials are hereby deemed “works made for hire” for Client.
10.1.3 Further Assurances. Following the Effective Date, upon Client’s reasonable written request, and at Client’s sole cost and expense, Provider shall take, and shall use its commercially reasonable efforts to cause its employees, agents, vendors and subcontractors to take, such steps and actions, and provide such cooperation and assistance to Client and its successors, assigns, and legal representatives, including the execution and delivery of any affidavits, declarations, oaths, exhibits, assignments, powers of attorney, or
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Exhibit 2.1
other documents, as may be reasonably necessary to effect, evidence, register, record or perfect the assignment of the Client IP to Client, or any assignee or successor thereto.
10.1.4 Provider Ownership of Provider IP; Further Assurances. Provider is and will be the owner of all Provider IP, subject to the licenses granted by Provider to Client. Client hereby irrevocably assigns and agrees to assign to Provider all right, title and interest (including Intellectual Property Rights) that Client has or may have in any Provider IP (other than the licenses granted by Provider to Client), together with all claims and causes of action with respect to such Provider IP, whether accruing before, on, or after the Effective Date, including all rights to and claims for damages, restitution, and injunctive and other legal and equitable relief for past, present, and future infringement, dilution, misappropriation, violation, misuse, breach, or default, with the right but no obligation to sue for such legal and equitable relief and to collect, or otherwise recover, any such damages. Following the Effective Date, upon Provider’s reasonable written request, and at Provider’s sole cost and expense, Client shall take, and shall use commercially reasonable efforts to cause its employees, agents, vendors and subcontractors to take, such steps and actions, and provide such cooperation and assistance to Provider and its successors, assigns, and legal representatives, including the execution and delivery of any affidavits, declarations, oaths, exhibits, assignments, powers of attorney, or other documents, as may be reasonably necessary to effect, evidence, register, record or perfect the assignment of the Provider IP to Provider, or any assignee or successor thereto.
10.2 Licenses (other than to the Client Marks).
10.2.1 Client IP. Subject to the terms and conditions of this Agreement, Client, on behalf of itself and its Affiliates, hereby grants to Provider, during the Term, a non-exclusive, non-transferable, worldwide, royalty-free, limited license, without the right to sublicense, to use, reproduce, distribute, perform, display, modify and create derivative works of the Client IP (other than the Client Marks which are subject to the license granted in Section 10.3 below) in each case solely in connection with the performance by Provider of the Services under this Agreement.
10.2.2 Provider IP.
(a) Provider IP Technology. Subject to the terms and conditions of this Agreement and to the extent necessary for Client to receive the Services, Provider hereby grants to Client, during the Term, a non-exclusive, non-transferable, worldwide, royalty-free, limited license, without the right to sublicense, to access and use the Provider IP Technology, in each case solely (i) in connection with the receipt and use of the Services as contemplated by this Agreement, (ii) to provide Client’s Courses and Programs, (iii) to otherwise perform the Core Client Functions, and (iv) where applicable, to modify Course Materials for the Courses. For clarity, the forgoing license shall not include a license with respect to (A) any De-Identified or Aggregated Data Sets that are subject to the license in Section 2.10.2 above, (B) any Integrated Provider IP that is subject to the licenses in Section 10.2.2(b) below, or (C) any Behavioral Modeling Tools and Processes that are subject to the license in Section 10.2.3 below.
(b) Integrated Provider IP. With respect to any items of Provider IP that are included or integrated by or on behalf of Provider in any deliverables or work product made
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Exhibit 2.1
or developed by Provider as part of the Services and which deliverables or work product are items of Client IP (the “Integrated Provider IP”), Provider hereby grants to Client a worldwide, perpetual, irrevocable, royalty free license solely to use, reproduce, modify, excerpt, create derivative works, display, perform and distribute such Integrated Provider IP solely as a part of the use, reproduction, creation of derivative works, display, performance and distribution of the item(s) of Client IP into which Provider included such items of Integrated Provider IP. For clarity, the foregoing license shall not include a license with respect any Provider IP Technology, Behavioral Modeling Terms and Processes, or De-Identified or Aggregated Data Sets. The foregoing license shall not permit Client to exploit, or permit any third party to exploit, such Integrated Provider IP on an independent or standalone basis. With respect to any Object included in Provider IP that is included or integrated by or on behalf of Provider in Course Materials that are Client IP (or any other Client IP) and that therefore constitute Integrated Provider IP, if Client desires to use any such Object on an independent or standalone basis, then Client will notify Provider in writing identifying the specific Object. If Provider has the unrestricted right to grant to Client an irrevocable, royalty-free, worldwide, non-exclusive license to use, reproduce, and distribute the Object beyond the use, reproduction and distribution of the Object in the original Course Materials that are Client IP (or other Client IP) into which Provider included the Object, then Provider will grant such license to Client, provided that any such license grant must be in a separate written agreement or amendment to this Agreement signed by Provider and Client. If Provider does not have such right but has other limited rights to license or sublicense such Object, then the Parties will negotiate in good faith the terms pursuant to which Provider will provide to Client a license or sub-license to use, reproduce and distribute the Object beyond the use, reproduction and distribution in the original Course Materials that are Client IP (or other Client IP) into which Provider included the Object. Such terms may include (a) any flow‑down terms required by the license granted to Provider for the Object, (b) the scope and extent of the sublicense and the restrictions applicable to the sublicense, and (c) the fees payable by Client to Provider for the sublicense, which fees might be usage based or a pro rata portion of the licensing fees paid by Provider for such Object. Unless otherwise agreed by the Parties in writing, such fees will be included in the Direct Cost Charge paid by Client under this Agreement.
10.2.3 Behavioral Modeling Tools and Processes. With respect to Behavioral Modeling Tools and Processes developed by Provider as part of the Services under this Agreement and subject to the terms and conditions of this Agreement, Provider hereby grants to Client, during the Term, a non-exclusive, non-transferable, worldwide, royalty-free limited license, without the right to sublicense, to use internally such Behavioral Modeling Tools and Processes solely to (a) receive the Services, and (b) to use the output of the Services in connection with Client’s operation of the Institution.
10.2.4 Requests for Additional Licenses to Client IP. With respect to any potential use of an item of Client IP for which Provider is not otherwise granted a license under Section 10.2.1 or under a separate written agreement between the Parties, if Provider would like a license to use, reproduce, modify, display or distribute such item of Client IP in connection with (a) Course Materials owned by Provider or other Provider IP, or (b) services provided by Provider to other institutions and customers, then Provider will notify Client in writing and will identify in such notice the applicable item(s) of Client IP, the scope of the intended use, and the terms of the proposed license. After receipt of such notice Client will negotiate in good faith
45

Exhibit 2.1
with Provider the terms of such a license for Provider, and such license might be royalty-bearing.
10.2.5 Requests for Additional Licenses to Provider IP. With respect to any potential use of any Course Material that is an item of Provider IP and for which Client is not otherwise granted a license as Integrated Provider IP under this Agreement, if Client would like a license to use, reproduce, modify, display or distribute such Course Materials, then Client will notify Provider in writing and will identify in such notice the applicable Course Materials, the scope of the intended use, and the terms of the proposed license. After receipt of such notice Provider will negotiate in good faith with Client the terms of such a license for Client, and such license might be royalty-bearing.
10.2.6 Third-Party Course Material. With respect to any Course Material that is owned by a third party and licensed to Provider (“Third-Party Course Material”) for which Client desires a sublicense from Provider, Client will notify Provider in writing identifying the specific Third-Party Course Material and the license desired by Client. If Provider has the right to sublicense such Third-Party Course Materials to Client, then the Parties will negotiate in good faith the terms pursuant to which Provider will provide to Client a sub-license to use such Third-Party Couse Materials solely in connection with Client’s Courses and Programs. Such terms will include, at a minimum, (a) any flow‑down terms required by the license granted to Provider for the Third-Party Course Materials, (b) the scope and extent of the sublicense and the restrictions applicable to the sublicense, and (c) the fees payable by Client to Provider for the sublicense, which fees might be usage based, a pro rata portion of the licensing fees paid by Provider for such Third-Party Course Materials, or the fees that Provider charges other customers for a sublicense to the Third-Party Course Materials. Unless otherwise agreed by the Parties in writing, such fees will be included in the Direct Cost Charge paid by Client under this Agreement.
10.3 License to Client Marks.
10.3.1 Client Marks Other than the Block A Marks. The terms of this Section 10.3.1 shall apply to all Client Marks other than the Block A Marks. Subject to the terms and conditions of this Agreement, Client, on behalf of itself and its Affiliates, hereby grants to Provider, during the Term, a non-exclusive, non-transferable, worldwide, royalty-free right and license, without the right to sublicense, to use, reproduce and display the Client Marks in each case solely in connection with the performance by Provider of the Services under this Agreement and of the transition services under the Transition Services Agreement. Client has provided to Provider in writing a list of Client Marks as of the Effective Date. Provider agrees that it shall not directly or indirectly at any time: (a) use any of the Client Marks for or in connection with any business of Provider other than as provided in this Agreement or the Transition Services Agreement; (b) use any of the Client Marks in combination with any other trade name, trademark, service mark, corporate name, logo, domain name or trade dress, unless approved in advance in writing by Client; (c) use any trade name, trademark, service mark, domain name, logo or trade dress which, in Client’s reasonable opinion, is likely to be confused with, tarnish or dilute any of the Client Marks; or (d) apply to register, obtain, use or own any domain name or trademark comprising or related to any of the Client Marks, or any confusingly similar marks. Notwithstanding the license granted in this Section 10.3, Provider shall not use the Client Marks for any permitted purpose, including, without limitation, in
46

Exhibit 2.1
connection with any advertising, promotional, marketing or other materials, without obtaining Client’s prior written consent in each instance, provided that consent for a particular use will be deemed given for all future uses that are the same or substantially similar to the approved use. Provider shall seek such consent in writing from Client by sending a description of the proposed use of the Marks by email to Client. Client shall respond to Provider’s request within fifteen (15) days of receipt of any proposed use of the Client Marks. Further, notwithstanding anything herein to the contrary, Client shall have the right, in its sole discretion, to revoke any preapproved use, and require Provider to discontinue the preapproved use of the Client Marks, provided that (i) Provider will have a reasonable period of time to discontinue the preapproved use, and (ii) Client will reimburse Provider for the costs and expenses incurred or to be incurred by Provider in connection with such discontinuance.
10.3.2 Block A Marks. Provider understands and acknowledges that one or more of the Client Marks may be licensed to Client by DigiCat (the “Block A Marks”), pursuant to the terms of that certain Trademark License Agreement between Client and DigiCat dated of even date herewith (the “DigiCat Trademark License”). To the extent that the Block A Marks are included among the Client Marks, (a) Provider shall comply with the terms of Exhibit D to this Agreement with respect to its use of the Block A Marks, (b) for clarity, Provider shall interact with Client (and not directly with DigiCat) regarding the authorized uses of the Block A Marks, (c) a material breach by Provider of such terms relating to Block A Marks (as set forth in Exhibit D) shall be a Material Breach under this Agreement, (d) each of DigiCat and Client shall have the right to enforce the terms of Exhibit D of this Agreement, and (e) in the event of any termination or expiration of the DigiCat Trademark License, the license granted to Provider of any of the Block A Marks shall terminate thirty (30) days after written notice from Client to Provider informing Provider of the termination or expiration of the DigiCat Trademark License.
10.4 Reservation of Rights. Subject to the licenses expressly granted hereunder, each Party retains all right, title, and interest in and to its Intellectual Property Rights, and each Party acknowledges and agrees that it neither owns nor is acquiring any ownership, title or rights in any intellectual property of any other Party. Each Party further acknowledges and agrees that each other Party retains the right to use the Intellectual Property Rights of such other Party for any purpose in such other Party’s sole discretion and each other Party reserves all rights not expressly granted in this Agreement.
10.5 No Additional Rights; Reservation of Rights. Except as expressly provided in this Agreement, no Party shall receive, by virtue of this Agreement, any rights of ownership to, or any license or other rights in or to, any Confidential Information or Intellectual Property Rights owned or licensed by any other Party.
11. Limitation of Liability.
11.1 Limitation of Liability. EXCEPT AS PROVIDED BELOW, THE PARTIES HEREBY AGREE THAT EACH PARTY’S AGGREGATE LIABILITY UNDER THIS AGREEMENT, OR IN CONNECTION WITH OR RELATED IN ANY WAY TO THIS AGREEMENT (INCLUDING SECTION 9), IS LIMITED TO THE AMOUNT PAID BY CLIENT TO PROVIDER FOR SERVICES IN THE MOST RECENTLY COMPLETED TWELVE-MONTH PERIOD LESS, IN ALL CIRCUMSTANCES, ANY AMOUNTS PREVIOUSLY PAID (AS OF THE DATE OF SATISFACTION OF SUCH LIABILITY) IN SATISFACTION OF ANY LIABILITY UNDER THIS AGREEMENT, AND EACH PARTY HEREBY RELEASES AND WAIVES ANY CLAIM AGAINST
47

Exhibit 2.1
THE OTHER IN EXCESS OF SUCH AMOUNT, TO THE EXTENT PERMITTED BY APPLICABLE LAW. FOR CLARITY, LIABILITY FOR THE COST OF DEFENSE AND FOR THIRD-PARTY DAMAGES UNDER SECTION 9 SHALL BE SUBJECT TO THE FOREGOING LIMITATION ON LIABILITY.
11.2 No Consequential or Indirect Damages. EXCEPT AS PROVIDED BELOW, A party hereto will NOT be liable to ANY OTHER Party HERETO FOR ANY INDIRECT, CONSEQUENTIAL, SPECIAL, EXEMPLARY, INCIDENTAL, OR PUNITIVE DAMAGES OR ANY DAMAGES BASED ON LOST PROFITS, BUSINESS, REVENUE, DATA, GOODWILL OR ANTICIPATED SAVINGS, IN ALL CASES EVEN IF INFORMED OF THE POSSIBILITY OF ANY OF THE FOREGOING; provided that, SUBJECT TO THE LIMITATIONS IN THIS SECTION 11, WITH RESPECT TO any Third-Party DAMAGES that are indemnifiable under Section 9, SUCH THIRD-PARTY DAMAGES shall include all amounts obligated to be paid by the Indemnified PERSON with respect to such Third-Party Claim AS PROVIDED IN Section 9 REGARDLESS OF HOW SUCH DAMAGES ARE CHARACTERIZED BY THE AWARD.
11.3 No Vicarious Liability between Client and DigiCat. PROVIDER HEREBY ACKNOWLEDGES AND AGREES THAT IN NO EVENT SHALL CLIENT OR DIGICAT HAVE ANY LIABILITY TO PROVIDER FOR THE OBLIGATIONS OR LIABILITIES OF THE OTHER UNDER THIS AGREEMENT UNDER ANY THEORY OF VICARIOUS LIABILITY, INCLUDING WITHOUT LIMITATION ANY THEORY IN THE NATURE OF ACTUAL OR APPARENT AGENCY OR ALTER EGO.
11.4 Exceptions. THE LIMITATIONS SET FORTH ABOVE IN SECTION 11.1 AND SECTION 11.2 SHALL NOT APPLY TO AND SHALL NOT LIMIT LIABILITY ARISING OUT OF OR RELATED TO THE FOLLOWING: (A) A BREACH OF SECTION 2.2 (EXCLUSIVITY), SECTION 2.3 (RIGHT OF FIRST REFUSAL; RIGHT OF FIRST OFFER), SECTION 10 (INTELLECTUAL PROPERTY RIGHTS) (INCLUDING EXCEEDING THE SCOPE OF ANY LICENSE GRANTED) OR SECTION 16 (CONFIDENTIALITY), OR ANY OTHER INFRINGEMENT, VIOLATION OR MISAPPROPRIATION OF A PARTY’S INTELLECTUAL PROPERTY RIGHTS BY ANOTHER PARTY, (B) ACTS OF FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, (C) SERVICES FEES AND OTHER AMOUNTS PAYABLE BY CLIENT TO PROVIDER, INCLUDING, IN THE CASE OF ANY PURPORTED TERMINATION OF THIS AGREEMENT BY CLIENT OTHER THAN PURSUANT TO THE TERMS HEREOF, ANY SERVICES FEES THAT WOULD HAVE BEEN PAYABLE BY CLIENT TO PROVIDER PURSUANT TO THE TERMS HEREOF HAD THE AGREEMENT NOT BEEN SO TERMINATED, AND (D) ANY EARLY TERMINATION FEE PAYABLE UNDER SECTION 6.4. THE LIMITATIONS IN THIS SECTION 11 SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY SET FORTH IN THIS AGREEMENT.
11.5 Application. NO PARTY WILL CLAIM, ASSERT OR TAKE THE POSITION THAT ANY LIMITATION OF LIABILITY OR LIMITATION ON DAMAGES SET FORTH IN THIS SECTION 11 IS OR SHOULD BE FOUND UNENFORCEABLE OR THAT SUCH LIMITATION SHOULD NOT BE ENFORCED AND EACH PARTY AGREES THAT THE LIMITATIONS IN THIS SECTION 11 ARE AN ESSENTIAL BASIS OF THE BARGAIN BETWEEN THE PARTIES. THE LIMITATIONS ON LIABILITY IN THIS SECTION 11 SHALL APPLY TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW AND REGARDLESS OF THE NATURE OF THE CLAIM, ACTION OR SUIT, WHETHER IN CONTRACT, WARRANTY, INDEMNITY, TORT
48

Exhibit 2.1
(INCLUDING NEGLIGENCE), STRICT LIABILITY OR ANY OTHER THEORY OF LIABILITY. IF APPLICABLE LAW PRECLUDES THE EXCLUSION OR LIMITATION OF CERTAIN TYPES OF LIABILITY OR OF CERTAIN TYPES OF LIABILITY IN CERTAIN CIRCUMSTANCES, THEN THE LIMITATIONS ON LIABILITY IN THIS SECTION SHALL NOT APPLY TO SUCH TYPES OF LIABILITY OR SUCH TYPES OF LIABILITY IN SUCH CIRCUMSTANCES, PROVIDED THAT THE BALANCE OF THE LIMITATIONS SHALL CONTINUE TO APPLY.
12. Force Majeure. Neither Party shall be liable or in breach or default of this Agreement if and to the extent such breach or default is caused, directly or indirectly, by fire, flood, earthquake, elements of nature or acts of God, acts of war, terrorism or cyber terrorism, riots, civil disorders, epidemics, pandemics (whether or not declared by any Governmental Entity, including the Centers for Disease Control and Prevention, the World Health Organization or any similar entity), embargoes, orders of any Governmental Entity, changes in Applicable Law, or any other cause beyond the reasonable control of such Party whether or not any such other cause is similar to any of the examples set forth above; provided the nonperforming Party is without fault in causing such breach or default, and such breach or default could not have been prevented by reasonable precautions and could not reasonably be circumvented by the nonperforming Party through the use of alternate sources, workaround plans or other means (a “Force Majeure Event”). In the case of a Force Majeure Event, the nonperforming Party will be excused from further performance or observance of the obligation(s) so affected for as long as such circumstances prevail and such Party continues to use commercially reasonable efforts to recommence performance or observance whenever and to whatever extent possible without delay. Notwithstanding anything in this Agreement to the contrary, a Force Majeure Event will not relieve Client from its payment obligations in respect of amounts due for Services actually provided under this Agreement. Upon the cessation of the Force Majeure Event, each Party will use commercially reasonable efforts to resume its performance with the least possible delay.
13. Available Remedies.
13.1 Notwithstanding anything herein to the contrary, the Parties agree that the failure of a Party to perform any obligation that arises under Section 10 or Section 16 of this Agreement may cause irreparable harm to each other Party which may not be fully or adequately compensated by the award and/or payment of monetary damages alone. In the event of actual or threatened breach by a Party of Section 10 or Section 16, the Parties agree that a non-breaching Party shall be entitled to seek injunctive or other equitable relief in order to enforce or prevent any such conduct or continuing violation, without having to post a bond or other security.
13.2 In the event that, in a legal action not subject to further administrative or legal appeal or challenge, (a) a Party’s Material Breach resulting from its failure to comply with Applicable Law, including any Educational Law, in the performance of its obligations under this Agreement is determined to be the substantial and principal factor in any decision by ED to terminate the Institution’s Title IV program participation agreement or in any decision by the Institution’s primary institutional Accrediting Body to terminate the Institution’s institutional accreditation, and (b) the actions or omissions of the other Party are determined to have not been a material factor in any such decision, then, as liquidated damages, such Party shall pay to such other Party within three (3) months following the termination of the Title IV program participation agreement or the termination of the Institution’s institutional accreditation, an
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Exhibit 2.1
amount equal to the Services Fees paid or payable by Client to Provider for the twelve (12) full calendar months immediately preceding such applicable termination. The Parties intend that such liquidated damages constitute compensation and not a penalty. The Parties acknowledge and agree that the harm caused by a Party’s failure to comply with Applicable Law, including any Educational Law, resulting in in any decision by ED to terminate the Institution’s Title IV program participation agreement or in any decision by the Institution’s primary institutional Accrediting Body to terminate the Institution’s institutional accreditation would be impossible or very difficult to accurately estimate at the time of contract, and that the liquidated damages described in this Section 13.2 are a reasonable estimate of the anticipated or actual harm that might arise therefrom.
13.3 Subject to Section 6.5 and Section 13.2, nothing herein shall be construed as prohibiting a Party from pursuing any remedies available under this Agreement, at law or in equity, for any breach or threatened breach of this Agreement. Notwithstanding anything in this Agreement to the contrary, each Party agrees to continue performing its obligations under this Agreement while a Dispute is being resolved (including any Dispute subject to Section 5.7.3), except to the extent the issue subject to Dispute precludes performance and without limiting a Party’s rights to terminate this Agreement. For clarity, the right to terminate under Section 6.4.3 shall not arise until a Decision has been rendered, as referenced therein.
14. Relationship of the Parties. The relationship of the Parties under this Agreement shall be that of an independent contractor, and nothing in this Agreement is intended to, or shall be construed to, create a partnership, agency, joint venture, or similar relationship. Personnel of Provider rendering Services pursuant to this Agreement shall not be deemed employees of Client or DigiCat, and shall not be entitled to or qualified under any employee benefit plans, including pension, health and insurance plans, provided by Client or DigiCat for their respective employees. Each of Provider and Client shall be solely responsible for the payment of compensation to, and the fulfillment of all labor, tax and Social Security provisions that affect the labor relationships with, its respective personnel, including, if applicable, withholding of income Taxes, the payment and withholding of Social Security and other payroll Taxes, unemployment insurance, workers’ compensation and disability and other benefits, in any case that are either currently in force or that may be passed during the Term, expressly discharging each other Party from any liability therefor. No Party, nor its respective employees, agents or representatives, is authorized to, or shall at any time attempt to, act on behalf of any other Party to bind any such other Party in any manner whatsoever to any obligations.
15. Tax Matters.
15.1 Tax. The Services Fees are exclusive of all Taxes imposed under applicable Tax laws. Client will pay and be liable for any and all Tax imposed on, sustained, incurred, levied and measured by the cost, value or price of Services provided by Provider under this Agreement; provided, that in no event shall Client be liable for any Taxes that are imposed on or calculated by reference to the net income realized, received or receivable by Provider or any similar Taxes.
15.2 Tax Withholding. Client shall make all payments of Services Fees to be made by it to Provider hereunder without any Tax withholding or deduction, unless a Tax withholding or deduction is required by Applicable Law (as determined in Client’s reasonable discretion). Promptly upon becoming aware that Client must make a Tax withholding or deduction (or that
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Exhibit 2.1
there is any change in that rate or the basis of a Tax withholding or deduction), Client shall notify Provider accordingly. Provider shall co-operate in completing any procedural formalities necessary for Client to obtain authorization to make payment either without or with a reduction in a Tax withholding or deduction.
16. Confidentiality. Each Party acknowledges that Confidential Information may be disclosed to each other Party in connection with this Agreement.
16.1 Obligations. Each Party (in such capacity, the “Receiving Party”) acknowledges and agrees to (a) use with respect to the Confidential Information of any other Party (in such capacity, the “Disclosing Party”) the same care and discretion to prevent such Confidential Information from being disclosed, published or disseminated as it employs to avoid disclosure, publication or dissemination of its own similar Confidential Information (but in no event less than reasonable care), (b) use the Disclosing Party’s Confidential Information only for the purpose for which it was disclosed and for purposes of performing its obligations and exercising its rights under this Agreement, and (c) not disclose, disseminate or provide access to the Disclosing Party’s Confidential Information to any Person other than to those employees, vendors, contractors and agents who (i) have a need to know it in order to assist the Receiving Party in performing its obligations under, or to permit the Receiving Party to exercise its rights under, this Agreement, and (ii) are legally bound by the same obligations regarding Confidential Information as the Parties are subjected to in this Section 16.
16.2 Permitted Disclosures. The Receiving Party may disclose the Confidential Information of the Disclosing Party (a) to a vendor or subcontractor or to a third party who is contemplating entering into a transaction with the Receiving Party pertaining to a financing event or a purchase or sale of all or any portion of its business, provided that: (i) such disclosure is reasonably necessary for the third party to perform its duties or evaluate the potential transaction; (ii) the Receiving Party causes the third party to be bound to the same obligations regarding Confidential Information as the Parties are subjected to in this Section 16; and (iii) the Receiving Party assumes full responsibility for the acts or omissions of such third parties, no less than if the acts or omissions were those of the Receiving Party; (b) to the extent required under the terms of any credit agreement, indenture or related agreement entered into by the Receiving Party or one of its Affiliates; (c) to an Affiliate, provided that such Affiliate is bound to the same obligations regarding Confidential Information as the Parties are subjected to in this Section 16, or (d) as required by a Governmental Entity or by Applicable Law. Furthermore, no Party will: (A) acquire any right in or assert any lien against the Confidential Information of any other Party, other than as provided in this Agreement; or (B) sell, assign, lease or otherwise dispose of Confidential Information of any other Party to third parties (except in connection with a sale of all or substantially all of such Party’s assets in which the assignment of this Agreement would be permitted pursuant to Section 20.3) or commercially exploit such Confidential Information, other than as permitted in this Agreement. In addition, the Parties shall take reasonable steps by agreement or otherwise so that their Affiliates, employees, vendors, subcontractors and consultants comply with these confidentiality provisions.
16.3 Exclusions. Notwithstanding anything to the contrary contained in this Agreement, and wherever used in this Agreement, Confidential Information does not include any information that the Receiving Party can demonstrate was: (a) at the time of disclosure of such information
51

Exhibit 2.1
to the Receiving Party, in the public domain; (b) information related to applicants to Client that do not enroll in Client within three months of initial outreach to such applicant; (c) after disclosure of such information to the Receiving Party, published or otherwise became part of the public domain through no fault of the Receiving Party or its directors, trustees, officers, employees and agents; (d) rightfully in the possession of the Receiving Party at the time of disclosure of such information to the Receiving Party, free of any obligation of confidentiality, but only to the extent first acquired after the Effective Date; (e) received after disclosure of such information to the Receiving Party from a third party who had a lawful right to disclose such information to the Receiving Party, but only to the extent received after the Effective Date; or (f) independently developed by the Receiving Party without reference to Confidential Information of the Disclosing Party, but only to the extent developed after the Effective Date. Notwithstanding the foregoing, the exclusions in this Section 16.3 shall not apply to any Confidential Information that constitutes personally identifiable information.
16.4 No Breach. Without limiting the generality of the foregoing, either Party may publicly disclose the terms of this Agreement, if required by Applicable Law or valid court order, without the prior written consent of the other. In addition, either Party may disclose this Agreement to an Educational Agency when requested by such Educational Agency. The Parties acknowledge that DigiCat is a public body corporate in the State of Arizona, and as such is subject to Arizona’s public records law, ARS §§39-121, et seq.
16.5 Loss of Confidential Information. In the event of any disclosure or loss of, or inability to account for, or unauthorized use of, Confidential Information, the Receiving Party will notify the Disclosing Party immediately in writing, and shall reasonably assist the Disclosing Party in remedying the unauthorized disclosure or use.
16.6 Period of Confidentiality. Confidential Information disclosed pursuant to this Agreement will be subject to the terms of this Agreement until such time as it ceases to be characterized as Confidential Information under Section 16.3.
16.7 Return of Confidential Information. Within thirty (30) days after the expiration or termination of this Agreement, the Receiving Party shall destroy or deliver to the Disclosing Party, at the Disclosing Party’s option, (a) all materials furnished by the Disclosing Party, and (b) all materials in the Receiving Party’s possession or control (even if not furnished by the Disclosing Party) that contain or disclose any of the Disclosing Party’s Confidential Information. The Receiving Party will provide the Disclosing Party a written certification of the Receiving Party’s compliance with the Receiving Party’s obligations under this Section 16.7. Notwithstanding the foregoing, Confidential Information stored on back-up storage media in the normal course of business need not be returned or destroyed, but shall remain subject to the terms of this Agreement in accordance with Section 16.6.
17. Duty to Cooperate. If a Governmental Entity, Educational Agency, or third party files any type of Claim, or commences an investigation, adverse action, review, or audit against Provider or one of its Affiliates or against Client, the Institution or one of its Affiliates, in each case related, in whole or in part, to this Agreement and the Services provided hereunder, each Party (and its respective Affiliates, to the extent applicable) shall provide prompt notice to each other Party of the Claim, investigation, adverse action, review or audit, shall use commercially reasonable efforts to cooperate with each other’s defense, and provide each other Party with copies of all material correspondence with, and notice of and a reasonable opportunity to
52

Exhibit 2.1
comment on any material filing with, any Governmental Entity, Educational Agency or third party in connection with any such Claim, investigation, adverse action, review or audit. Each Party (and its Affiliates, to the extent applicable) further agrees in principle to execute such joint defense agreements, on customary terms, as may be necessary or appropriate for the protection of any privilege or confidentiality in the course of cooperating with the other’s defense. Provider and Client (and their respective Affiliates, to the extent applicable) agree to use commercially reasonable efforts to make available to the other upon reasonable request in writing any and all non-privileged or non-proprietary documents that either Party (or either of their respective Affiliates, to the extent applicable) has in its or their possession, which relate to any such Claim, investigation, adverse action, review or audit. However, no Party (nor any of their respective Affiliates) shall have the duty to cooperate with any other Party if the dispute is between the Parties themselves, nor shall this provision preclude the raising of cross-claims or third party claims between Provider and Client (or one of their respective Affiliates) if the circumstances justify such proceedings. The Parties agree that this provision shall survive the termination of this Agreement.
18. Survival of Obligations. Except as otherwise provided herein, each Party’s obligations under this Section and Section 2.4 (Non-solicitation of Employees), Section 2.8 (Compliance with Laws), Section 2.11 (Responsibility for Affiliates and Subcontractors), Section 5 (Compensation for Services), Section 6.6 (Effect of Termination), Section 8.4 (Disclaimer of Warranties), Section 9 (Indemnification), Section 10 (Intellectual Property Rights), Section 11 (Limitation of Liability), Section 13 (Available Remedies), Section 14 (Relationship of the Parties), Section 15 (Tax Matters), Section 16 (Confidentiality), Section 17 (Duty to Cooperate), and Section 20 (Miscellaneous) shall survive the termination of this Agreement to the extent permitted by Applicable Law.
19. Insurance. Each Party shall be solely responsible for obtaining workers compensation insurance for its employees and agents and such other insurance as may be required by Applicable Laws. In addition, each Party agrees to carry commercial general liability insurance in an amount not less than that which is customarily carried by similarly situated businesses. Each Party shall provide to each other Party a copy or copies of a certificate or certificates of insurance demonstrating that the insurance coverage set forth above is in full force and effect no later than sixty (60) Business Days after the Effective Date. Each Party shall endeavor to provide to each other Party at least thirty (30) days’ advance notice of any cancellation or material change in any policy of insurance for coverage required under this Agreement. Further, each Party shall maintain any insurance coverage referenced herein for a period of five (5) years after termination of this Agreement. Notwithstanding the foregoing, and notwithstanding any other provision of this Agreement, the Parties acknowledge and agree that for so long as DigiCat is a participant in the State of Arizona Department of Administration self-insurance program pursuant to ARS §§ 41-621, et seq., such participation shall satisfy DigiCat’s insurance obligations under this Agreement.
20. Miscellaneous.
20.1 Notices. All notices, requests, demands, waivers, consents, approvals, or other communications which are required or permitted to be given to a Party hereunder shall be sent addressed to such Party at the address as may be specified by such Party from time to time
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Exhibit 2.1
and in the manner provided in this Section; provided, that the initial notice address for each Party is as follows:
if to Provider:

Zovio Inc
1811 East Northrop Boulevard
Chandler, AZ 8528
Attn: Chief Executive Officer

with a copy to (which shall not constitute notice):
Zovio Inc
1811 East Northrop Boulevard
Chandler, AZ 8528
Attn: General Counsel

if to Client:

The University of Arizona Global Campus
1401 E. University Blvd. Tucson, AZ 8572 Attn: Presiden

with a copy to (which shall not constitute notice):

Office of the General Counsel The University of Arizona
Administration Building, Room 103 1401 E. University Blvd. Tucson, AZ 8572 Attn: General Counse
All such notices, requests, demands, waivers, consents, approvals, or other communications (a) shall be in writing, (b) shall be delivered personally, sent by reputable overnight courier service (e.g., Federal Express), sent by facsimile or electronic transmission (with a copy sent by overnight courier service not later than the next Business Day), or sent by United States express mail, return receipt requested, postage prepaid, and (c) shall be effective (i) upon receipt, if delivered personally or sent by facsimile or electronic transmission, (ii) the next day, if sent by recognized overnight courier, or (iii) five (5) days after deposit in the United States mail, postage prepaid, properly addressed and return receipt requested. In the event that any action or performance shall be due hereunder on a Saturday, Sunday or any other non-Business Day, the time for such action or performance shall be extended until the end of the next Business Day.
20.2 Amendment; Waiver. This Agreement, including the Exhibits and any Services Addendum, may be amended or modified only in a written instrument executed by each Client and Provider and, solely with respect to the DigiCat Binding Provisions, DigiCat. Any provision of this Agreement may be waived only in a written instrument executed by the Party granting such waiver. The failure at any time of a Party to require performance by any other Party of any responsibility or obligation required by this Agreement shall in no way affect a Party’s right to require such performance at any time thereafter, nor shall the waiver by a Party of a breach of any provision of this Agreement by any other Party constitute a waiver of any other breach of the same or any other provision nor constitute a waiver of the responsibility or obligation itself.
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Exhibit 2.1
20.3 Assignment. This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of each Party hereto. Except as provided below, neither this Agreement nor any right or obligation hereunder may be assigned or delegated in whole or in part by a Party to any other Person without the prior written consent of each other Party or Parties (which consent shall not be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, (a) subject to Provider’s provision of prior written notice to Client and DigiCat, Provider may, without the consent of Client or DigiCat, (i) collaterally assign its rights under this Agreement to a lender to Provider, (ii) assign this Agreement and any right or obligation hereunder, or any portion hereof or thereof, to one or more Subsidiaries of Provider formed for the purpose of providing services such as the Services provided hereunder, provided that (A) any such Subsidiary is wholly owned by Provider, (B) Provider remains primarily liable for all of Provider’s obligations arising under this Agreement and also executes a guarantee of performance and payment by any such Subsidiary of all such obligations, in form and substance reasonably satisfactory to Client, (C) any such Subsidiary agrees in writing to be bound by this Agreement, and the assignment and assumption agreement is otherwise in form and substance reasonably satisfactory to Client, and (D) such assignment to any such Subsidiary shall automatically terminate and be of no further force or effect if at any time such Subsidiary is no longer wholly owned by Provider, and (b) Provider shall not be required to seek or obtain Client’s or DigiCat’s consent to any assignment or deemed assignment made in connection with (i) a bona fide sale of all or substantially all of Provider’s assets to a third party that is not a direct or indirect Affiliate of Provider, or (ii) the acquisition (via direct purchase, tender offer, merger, consolidation or otherwise) of a majority of Provider’s issued and outstanding equity interests by a third party that is not a direct or indirect Affiliate of Provider. Any attempted assignment in violation of this Section 20.3 shall be null and void.
20.4 Third Party Rights. Except to the extent provided in Section 9, nothing in this Agreement, whether express or implied, is intended or shall be construed to confer, directly or indirectly, upon or give to any Person other than the Parties any legal or equitable right, remedy or claim under or in respect of this Agreement or any covenant, condition or other provision contained herein.
20.5 Choice of Law. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Arizona, without giving effect to the principles of conflict of laws thereof. Subject to Section 20.11, any judicial proceedings regarding a Dispute shall be pursued in the state or federal courts in the State of Arizona.
20.6 Headings. The headings of the Sections in this Agreement are provided for convenience of reference only and shall not be deemed to constitute a part hereof.
20.7 Entire Agreement. This Agreement, together with the Appendices, Exhibits and Schedules hereto and the agreements and instruments expressly provided for herein, as all of the foregoing may be amended from time to time in accordance with the terms hereof, constitute the entire agreement of the Parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, oral and written, among the Parties hereto with respect to the subject matter hereof.
20.8 Severability. Should any provision of this Agreement be deemed in contradiction with the laws of any jurisdiction in which it is to be performed or unenforceable for any reason, such provision shall be deemed null and void, but this Agreement shall remain in full force in all
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Exhibit 2.1
other respects. Should any provision of this Agreement be or become ineffective because of changes in Applicable Law or interpretations thereof, or should this Agreement fail to include a provision that is required as a matter of law, the validity of the other provisions of this Agreement shall not be affected thereby. If such circumstances arise, the Parties hereto shall negotiate in good faith appropriate modifications to this Agreement to reflect those changes that are required by Applicable Law.
20.9 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
20.10 Further Assurances. Each Party shall execute such deeds, assignments, endorsements, evidences of transfer and other instruments and documents and shall give such further assurances as shall be necessary to perform such Party’s obligations hereunder and to effectuate and evidence the assignment of Intellectual Property Rights under Section 10.1 of this Agreement.
20.11 Dispute Resolution. The Parties shall resolve any dispute, controversy or claim arising out of or relating to this Agreement, or to the negotiation, execution, performance, termination, interpretation or enforcement thereof (excluding (i) disputes that are subject to Section 5.7.3 above, and (ii) Third-Party Claims, which shall be subject to the procedures described in Section 9.4) (each, a “Dispute”)), as provided in this Section 20.11. The procedures set forth in this Section 20.11 shall be the exclusive mechanism for resolving any Dispute that may arise from time to time.
20.11.1 The Points of Contact shall first attempt in good faith to resolve any Dispute by negotiation and consultation between themselves. In the event that such Dispute is not resolved on an informal basis within fifteen (15) Business Days after one Point of Contact provides notice to the other Point of Contact of such Dispute, a Party may, by written notice to each other Party (“Escalation to Executive Notice”), refer such Dispute to the leadership of each Party (“Executive(s)”). If the Executives cannot resolve any Dispute during the time period ending fifteen (15) Business Days after the date of the Escalation to Executive Notice (the last day of such time period, the “Escalation to Mediation Date”), either Party may initiate mediation under Section 20.11.2.
20.11.2 Subject to Section 20.11.1, either Party may, at any time after the Escalation to Mediation Date, submit the Dispute to JAMS for mediation by providing to JAMS a written request for mediation, setting forth the subject of the Dispute and the relief requested. Following the submission of a request for mediation, the Parties shall cooperate with JAMS and with one another in selecting a neutral mediator and in scheduling the mediation proceedings. The Parties covenant that they will use commercially reasonable efforts in participating in the mediation.
20.11.3 If the Parties cannot resolve the Dispute within thirty (30) Business Days after the submission of the Dispute to JAMS for mediation for any reason, including the failure of either Party to agree to any settlement proposed by JAMS, then either Party may proceed in the state or federal courts in the State of Arizona to pursue all remedies as contemplated by Article 13 above. Alternatively, the Parties may agree in writing to participate in voluntary binding arbitration regarding a Dispute. In such event, final and binding arbitration
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Exhibit 2.1
of the Dispute shall be conducted through JAMS, before a single arbitrator and in accordance with the JAMS Streamlined Arbitration Rules & Procedures. The Parties agree that the arbitration will be treated as Confidential Information to the extent permitted by Applicable Law and the fact of the arbitration and all details thereof shall not be disclosed to any third party except to the arbitrator. Any arbitration conducted pursuant to this Agreement shall be held in Tucson or Phoenix, Arizona. The Parties waive any argument that the selection of that venue is inconvenient or otherwise improper.
20.11.4 All costs of mediation and arbitration shall be borne equally by the Parties, provided that each Party shall be responsible for its own attorneys’ fees.
20.12 Certain Interpretive Matters.
20.12.1 Unless the context requires otherwise, (i) all references to Sections or Exhibits are to Sections or Exhibits of or to this Agreement, (ii) words in the singular include the plural and vice versa, (iii) the terms “include”, “includes” “including” means “include, includes or including without limitation,” and (iv) the terms “herein,” “hereof,” “hereunder” and words of similar import shall mean references to this Agreement as a whole and not to any individual Section or portion hereof. All references to “$” or dollar amounts will be to lawful currency of the United States of America. All references to “$” or dollar amounts, or “%” or percent or percentages, shall be to precise amounts and not rounded up or down. All references to “day” or “days” will mean calendar days unless the provision specifically refers to Business Days.
20.12.2 No provision of this Agreement will be interpreted in favor of, or against, any of the Parties by reason of the extent to which any such Party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft of this Agreement or such provision.
[Signature Page Follows]

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Exhibit 2.1

In witness whereof, the Parties have executed and delivered this Strategic Services Agreement as of the day and year first above written.
Provider:
ZOVIO INC
By:________________________________________
Name:_____________________________________
Title:______________________________________

Client:
THE UNIVERSITY OF ARIZONA GLOBAL CAMPUS
By:________________________________________
Name:_____________________________________
Title:______________________________________

In witness whereof, the undersigned Party has executed and delivered this Strategic Services Agreement as of the day and year first above written, for purposes of agreeing to be bound by the rights, obligations and interests set forth in the DigiCat Binding Provisions hereof.

DigiCat:
THE ARIZONA BOARD OF REGENTS, for and on behalf of THE UNIVERSITY OF ARIZONA
By:________________________________________
Name:_____________________________________
Title: ______________________________________

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Exhibit 2.1
EXHIBIT A
Adjustments to Applicable Percentage
Based on the Audited Financial Statements of Client for the seventh (7th) full Fiscal Year of the Initial Term or for any Fiscal Year thereafter:

If Client Net Tuition and Fees Revenue for the Applicable Fiscal Year Is:		Then the Percentage Used to Calculate Provider’s Participation Fee for the Immediately Following Fiscal Year Will Be:
Greater Than:
$440.0 million		19.5%
Equal to or Less Than:	But Greater Than:
$440.0 million	$430.0 million	18.1%
$430.0 million	$420.0 million	17.2%
$420.0 million	$410.0 million	16.5%
$410.0 million	$400.0 million	15.5%
$400.0 million	-	0.0%
___________________
(1) For clarity, based on the Audited Financial Statements of Client for the seventh (7th) full Fiscal Year of the Initial Term or for any Fiscal Year thereafter, if Client Net Tuition and Fees Revenue is equal to or less than $400.0 million, then Client or Provider may terminate the Agreement pursuant to Section 6.3.1.

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Exhibit 2.1
EXHIBIT B
Description of Services
Pursuant to the terms and conditions of the Agreement, Provider shall provide to Client the specific bundle of student engagement, financial aid, institutional support, information technology, and support services described below.
Each heading marked below with an asterisk (*), along with the Services grouped under such heading, is a separate “Service Category” for purposes of the Agreement.
1. Recruiting*
a. Prospective Student and Applicant Recruitment and Pre-Applicant Screening. Provider will contact prospective students; pre-qualify prospective students and applicants relative to Client’s then-current admission criteria, assist prospective students with completing applications using Client’s then-current application materials, and forward complete application materials, for pre-qualified applicants to Client for admissions consideration via Client’s then-current application platform. Provider shall cause the foregoing communications to be undertaken consistent with scripts established from time to time, any and all of which shall be subject to Client’s prior approval.
b. Prospective Student and Applicant Advising and Services. Provider will serve as the Institution’s initial point of contact for prospective students and applicants. Provider will guide prospective students and applicants of the Institution through the application process including the provision of all information regarding the Institution, Programs, Courses, admission criteria, and related policies, procedures, and processes. Provider will develop, for Client review and approval, protocols and content that will govern Provider’s interactions with prospective students and applicants. Provider will develop, for Client’s review and approval, training programs for Provider’s personnel who interact with prospective students and applicants, and Provider will implement such Client-approved training programs as developed and approved. Provider shall cause the foregoing communications to be undertaken consistent with scripts established from time to time, any and all of which shall be subject to Client’s prior approval.
c. Prospective Student Marketing and Advertising. Provider will provide marketing and advertising services with prior approval by Client and as specified in the Annual Statement of Work, including but not limited to: the production of digital and print promotional materials; web page development; creation and placement of media including social media, and other digital content, for lead generation, brand development, and market research. All content and images will be approved by Client prior to use by Provider.
d. Recruitment through Business Organizations. Provider will generate and maintain education partnerships with business organizations to obtain student applications from the employees of those organizations on behalf of Client. All agreements with education partner business organizations must be reviewed, approved, and cosigned by the business organization and Client, including but not limited to determination of institutional discounts, grants or financial terms offered to the partner or its employees.
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Exhibit 2.1
e. Transcript Collection. Provider will request transcripts from other institutions on behalf of applicants and students and process receipt of student transcripts received from other institutions.
2. Student Finance, Financial Aid Processing, and Financial Aid Advising & Services*
a. Student Finance & Financial Aid Student Advising. Provider will advise Client’s applicants and students regarding institutional costs and financial aid budgets and payment options including eligibility for all types of available financial aid and institutional payment plans. Provider will also provide applicants and students of Client with counseling regarding student loan debt and repayment in accordance with standards of the Institution and will work with students to prevent default on student loans and appropriately refer students to Client’s third-party servicer(s) for default prevention management. Provider will advise students of account balances, the origin of charges, *payment options, and related Institutional policies that may impact the student’s eligibility for financial aid or require out-of-pocket payment, such as enrollment, attendance, and course grades and satisfactory academic progress policies.
*Types of financial aid and payment options include but are not limited to Federal (including Title IV), state(s), business organization partners, institutional grants, scholarships, discounts, and institutional payment plans, but, for the avoidance of doubt, unless otherwise stated in an applicable Annual Statement of Work, the Services specifically exclude Student Finance & Financial Aid Student Advising services about Veterans Education Benefits or Military Tuition Assistance for students utilizing for students utilizing them.
b. Financial Aid Processing Services. Provider will provide the following services:
i. subject to the Institution’s final approval, awarding, certifying, originating, and disbursing Title IV Program funds upon the successful collection of all required documents needed to fulfill both federal and institutional requirements, with certifications to be processed within [***] of receipt of all documents;
ii. delivering Title IV Program credit balance refunds to students (whether via cash, check, ACH, debit card, or other means), processing the return of Title IV Program funds for all Title IV Program students who have ceased to be enrolled at least half time, and providing financial counseling and entrance and exit loan counseling, including in person, by mail, or electronically;
iii. financial aid consulting, including financial aid staffing, interim management, processing support, and/or development and maintenance of written policies and procedures approved by the Institution; provided, that any policy and procedure updates that affect the processing of financial aid must be approved by the Institution before enacting;
iv. subject to the Institution’s final approval and in accordance with Applicable Law or the requirements of Educational Agencies, preparing and/or submitting required reports, including enrollment reporting to the National Student Loan Data System, the Integrated Postsecondary Education Data System, the Fiscal Operations report, and monthly and annual reconciliations of federal funds, preparing or disseminating required consumer information disclosures, including general, campus crime, drug and alcohol prevention, graduation rates, placement rates, and gainful employment disclosures; and
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Exhibit 2.1
v. electronic storage and maintenance of Title IV Program-related records.
c. Collections Services. Provider will follow-up with the student if account balance payments due to Client are not made on a timely basis. Provider will offer, approve and follow-up on payment plans with student in accordance with the policies and procedures established by Client. Client determines when and under what circumstances students of the Institution are permitted to enroll or continue enrollment in school due to non-payment and when delinquent accounts are moved to an outside collections function to be managed by Client’s third-party servicers. Client oversees relationship with outside collections firms. Client collects and disburses all funds.
d. Document collection to produce completed student finance or financial aid application. Provider will provide Client with financial aid documents completed by each applicant and student as required by Client to establish eligibility and qualify the student for financial aid or other payment options. Certain documents will be a requirement for initial and continued student enrollment in the Institution as determined by Client. Access to documents provided by the students will be provided to Client on a real-time basis and through systems utilized by the Institution for administering financial aid, as well as through reports. Client reviews and approves all financial aid applications and establishes student eligibility, packages, and awards, and disburses and otherwise manages financial aid funds on behalf of its students. Client manages all financial aid funding options and relationships with government and private entities through which financial aid is attained for students on behalf of Client. Client receives, disburses, and otherwise manages all funds.
3. Student Program and Retention Advising*
a. Student program and retention advising. Provider will assign a student program and retention advisor (a non-academic function) to each student to guide and serve as a primary and easily accessible expert resource to the student through his/her Program.
Provider will provide advisors to establish, monitor and adjust a degree completion plan and class schedule for each student; provide degree program advisement and help students navigate Institutional policies and procedures with a focus on student success and persistence. Advisors will accurately and timely advise a diversity of students on the Institution’s mission, including, but not limited to, characteristics, values, expectations and community standards of conduct; degree options, degree program progression, transfer credits, course options, and non-traditional options for earning credits; degree requirements; student attendance and class participation expectations, grades and academic requirements, enrollment requirements for re-entry after withdrawal, student finance options and related policies; best practices of successful students, student time management skills, student technical skills, classroom, student portal and resource navigation and access to available academic and support resources including but not limited to tutoring, writing support, disability services, wellness services, crisis services, honor societies, affinity groups, career resources and services, peer-mentoring; financial aid and services advising, appeal, complaint and grievance processes. Advising expertise and methodologies will adapt to fit the unique needs of sub-populations of students and may be altered in form and scope as specified in the Annual Statement of Work.
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Exhibit 2.1
4. Institutional Support*
a. Data management and business analysis. On a mutually agreed upon frequency, manner and basis specified in the Annual Statement of Work, Provider will provide data and business analytics and intelligence services to support the business operations of Client.
b. Operational business reporting. On a mutually agreed upon frequency, manner and basis specified in the Annual Statement of Work, Provider will provide data and written reports to Client regarding its business and academic support operations.
c. Market surveys of possible future programs. As specified in the Annual Statement of Work, Provider will identify the potential viability of future programs and will assist in appropriate market surveys.
5. Information Technology*
a. IT Platform access and management. Provider will provide the IT Platform to Client for access by its employees and students. A comprehensive list of the components and services included in the IT Platform shall be included as a schedule within each Annual Statement of Work. Provider will exercise commercially reasonable efforts to add additional IT components and services to the IT Platform from time to time during the year as reasonably requested by Client. Provider will manage the IT Platform and all relationships with vendors providing services to Provider with respect to the IT Platform. In the course of providing the Services, and with Client’s input, Provider will use commercially reasonable efforts to modernize and improve the systems and functionality of the IT Platform for the benefit of the Institution’s faculty and students. Provider will utilize a common access and control authentication mechanism that allows Client to access the IT Platform in accordance with mutually agreeable authorization protocols and policies.
b. IT Platform, network, and technology support. Provider will support the IT Platform and provide such additional platform, network, and technology support services for Client’s employees and students as specified in each Annual Statement of Work or otherwise requested by Client from time to time in a Services Addendum.
c. Additional IT services and capabilities. Provider will provide those software and technology capabilities to Client as are currently provided to the Institution as of the Effective Date. Following the Effective Date and during the Term, Provider will work together with Client to develop the list of IT Platforms and services for inclusion as the IT Platform schedule within the Annual Statement of Work. The schedule will include: (i) needed services, support services, and capabilities; (ii) remediation timeline for addressing limitations related to the services or capabilities requested; and (iii) the Direct Cost Charge associated with such services or capabilities requested.
d. IT governance and service levels. On a mutually agreed upon frequency, manner and basis specified in the Annual Statement of Work, Provider will perform IT services for Client in accordance with the applicable performance and service level operational metrics for IT services provided in such Annual Statement of Work (collectively, “Service Levels”). Provider will conduct periodic reviews to report performance, identify performance issues and provide remediation plans to Client. Performance metrics, reporting format, reporting periods,
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Exhibit 2.1
service credits and other remedies for failure to meet Service Levels, and content of periodic reviews relating to the Service Levels will be defined and agreed upon by Provider and Client in each Annual Statement of Work.
e. Change management. Provider recognizes that the IT Platform systems and services delivered under the scope of Services are critical to Client business operations. Any changes proposed by Provider that will have any impact on the availability and performance of the IT Platform and systems and any impact on the user experience of students, employees and business partners shall be reviewed, approved by and coordinated with Client. The Change Management procedure and approvals shall be documented as part of the Annual Statement of Work.
f. Project support. Client will need periodic engineering support to make modifications, extract data, refine workflows and/or integrate functionality involving IT systems under scope of the Services and Client’s other systems. On a non-exclusive basis, Provider shall make available a project pool of IT engineering hours as specified in each Annual Statement of Work. These hours shall be used at Client’s discretion for stipulated projects and shall be staffed by Provider’s engineers. Provider will make available a mechanism for Client to initiate such requests and will meet on a regular basis with Client personnel to prioritize, review and track progress on them, and report used hours. The Direct Cost Charges Budget provided by Provider will specify a mutually agreeable blended hourly rate for project support services provided under this paragraph, and the Direct Cost Charges included in the Services Fees for such services will be equal to the number of project pool hours actually used by Client multiplied by such blended hourly rate. For the avoidance of doubt, the Services described in this paragraph shall not be exclusive, and Client shall be free to provide such services for itself or obtain such services from third parties.
g. IT Platform roadmaps. Provider will apply commercially reasonable efforts to enhance the IT systems and services within the IT Platform over the Term of this Agreement and will follow commercially reasonable quality assurance procedures for the IT Platform. Such procedures may include checkpoint reviews, testing, acceptance, and other procedures, in each case as identified and agreed in the applicable Annual Statement of Work. Provider shall conduct a yearly review of the IT Platform, the proposed new features and the multiyear roadmap with Client. These features will be mutually agreed upon and documented as part of the Annual Statement of Work.
h. Data collection, generation and protection. Provider will engage, collect and generate data and Personal Information on behalf of Client. This data and Personal Information can be used by Provider, but the Personal Information belongs to Client and should be made available in a structured, commonly used and machine-readable format to be specified by mutual agreement, during the Term of this Agreement and upon Termination. Client is free to leverage and use the data and Personal Information at any point in time to conduct its business independently of Provider’s use of data and Personal Information in conjunction with the Services. The Parties will protect Personal Information collected and generated on behalf of Client in accordance with Applicable Law and this Agreement.
6. Support Services for Academics*
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Exhibit 2.1
a. Instructional design and project management for the development and integration of curriculum content into Provider’s learning management system (LMS). Provider will work in partnership with Client-designated faculty and respond to requests for Program and Course design as well as the refresh of existing online Programs and Courses with innovative design techniques, as specified in the Annual Statements of Work. Provider will make recommendations, for approval by Client, with respect to presentation of Course Materials for the Courses that make use of the available technologies and methods embodied in the IT Platform. Course shell, innovative design elements, and timelines for Program and Course design and Course refresh will be articulated in the Annual Statement of Work. Provider shall also provide other related support and presentation of Course Materials in the Course shells as reasonably requested by Client in writing.
b. License and copyright management. Provider will work in partnership with Client-designated faculty to identify and seek to secure for Client licenses for, or otherwise seek to procure, such academic resources relevant to the Programs and Courses as Client may request from time to time.
c. Digital text and course materials platform. Provider will provide, maintain, and support (including via regular updates and releases) a platform and system for digital texts and other Course Materials utilized in Programs and Courses, which platform will be available to students and faculty and include, to the extent commercially reasonable, the following features: search by author, vetting and onboarding; manuscript development and revision; media asset development and revision; permissions and copyrights; editorial production; cross platform capabilities (including with prevailing mobile technology); training materials; and such additional features as may be customary for such platforms and systems or otherwise reasonably requested by Client from time to time and included in the Annual Statement of Work.
d. Learning outcomes measurement system. Provider will provide, maintain, and support (including via regular updates and releases) a platform and system for learning outcomes measurement, which platform will be available to students and faculty and include, to the extent commercially reasonable, the following features: cross platform capabilities (including with prevailing mobile technology); training materials; and such additional features as may be customary for such platforms and systems or otherwise reasonably requested by Client from time to time and included in the Annual Statement of Work.
e. Support for accessibility-related course needs. Provider will ensure that all Courses and Provider IP (including specifically the generic design templates for Client’s website and portal) are compliant with Federal, State and local requirements for accessibility, to the extent applicable.
f. Writing and tutoring services. Provider will provide writing and tutoring services and will select any third-party vendor services or products utilized in connection with such services. Charges for such services will be at market rates.
g. Student and faculty help desk. Provider will provide 24-7 Course support and “help desk” services for faculty and students on its own or through coordination with third-party partners. Support services will include technology support for use of the IT Platform for online Courses, library support, and writing center support services. Provider will integrate such support services with Client’s help desk for escalations and hand-offs of student and faculty
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Exhibit 2.1
contacts that are out of scope of Provider’s support service obligations or otherwise require Client personnel to follow up or resolve cases.
h. Library administration, including librarians and collection curation. Provider will provide and administer such library services as Client may request from time to time and included in the Annual Statement of Work to support the academic needs of the Institution, which services, to the extent commercially reasonable, may include provision of qualified librarians, acquisition, curation, expansion, discontinuation, and maintenance of library holdings and collections, and provision of library support services for faculty and students.
i. Writing center support service. Provider will provide and administer such writing center support services as Client may request from time to time and included in the Annual Statement of Work to support the academic needs of the Institution.

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Exhibit 2.1
EXHIBIT C
Legal and Regulatory Compliance Standards

EXHIBIT D
Flow Down Terms Relating to Block A Marks

ATTACHMENT 1 TO EXHIBIT D
THE BLOCK A MARKS

ATTACHMENT 2 TO EXHIBIT D
PERMITTED PURPOSES

ATTACHMENT 3 TO EXHIBIT D
MANDATORY STANDARDS AND CRITERIA
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